    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            USINTERNETWORKING, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                            7379                           52-2078325
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                            ------------------------

                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             WILLIAM T. PRICE, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          JAMES F. ROGERS, ESQ.                      WILLIAM B. GANNETT, ESQ.
             LATHAM & WATKINS                        CAHILL GORDON & REINDEL
1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300                80 PINE STREET
           WASHINGTON, DC 20004                      NEW YORK, NY 10005-1702
              (202) 637-2200                              (212) 701-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED MAXIMUM
                                                                                              AGGREGATE           AMOUNT OF
                   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $.001 par value...........................................................     $86,250,000          $23,977.50

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JANUARY 15, 1999

                                           Shares

                                     [LOGO]

                            USINTERNETWORKING, INC.

                                  Common Stock

                                  -----------

    Prior to this offering, there has been no public market for our Common
Stock. The initial public offering price is expected to be between $       and $
      per share. We will apply to list our Common Stock on the Nasdaq National Market under the symbol "USIX."

    The underwriters have an option to purchase a maximum of       additional
shares to cover over-allotments of shares.

    Investing in our Common Stock involves certain risks. See "Risk Factors" beginning on page 5.

                                                                             Underwriting
                                                            Price to         Discounts and        Proceeds
                                                             Public           Commissions          to USI
                                                        -----------------  -----------------  -----------------
Per Share.............................................    $                $                  $
Total.................................................  $                  $                  $

    Delivery of the shares of Common Stock will be made on or about       ,
1999, against payment in immediately available funds.

    Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

           Bear, Stearns & Co. Inc.

                         BT Alex. Brown

                                 Legg Mason Wood Walker
                                          Incorporated

                      Prospectus dated              , 1999

                                 --------------

                               TABLE OF CONTENTS

                                                 PAGE
                                               ---------
PROSPECTUS SUMMARY...........................          3
RISK FACTORS.................................          5
USE OF PROCEEDS..............................         15
DIVIDEND POLICY..............................         15
CAPITALIZATION...............................         16
DILUTION.....................................         17
SELECTED UNAUDITED HISTORICAL FINANCIAL
  DATA.......................................         18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.................................         19
BUSINESS.....................................         23
MANAGEMENT...................................         35

                                                 PAGE
                                               ---------
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS...............................         44
PRINCIPAL STOCKHOLDERS.......................         47
DESCRIPTION OF CAPITAL STOCK.................         50
SHARES ELIGIBLE FOR FUTURE SALE..............         51
UNDERWRITING.................................         53
NOTICE TO CANADIAN RESIDENTS.................         54
LEGAL MATTERS................................         55
EXPERTS......................................         55
WHERE YOU CAN FIND MORE INFORMATION..........         56
INDEX TO FINANCIAL STATEMENTS................        F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    We have applied for federal registration of the marks "USINTERNETWORKING," "USI," "Internet Managed Application Portfolio," "IMAP" and "USIView." This Prospectus also includes trademarks, servicemarks and tradenames of other companies.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL            , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (1) ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION TO PURCHASE ADDITIONAL SHARES OF COMMON STOCK GRANTED TO THE UNDERWRITERS
AND (2) DOES NOT REFLECT A 1 FOR     STOCK SPLIT WHICH WILL BECOME EFFECTIVE
PRIOR TO THE CONSUMMATION OF THIS OFFERING. IN THIS PROSPECTUS, WE WILL REFER TO USINTERNETWORKING, INC. AND ITS SUBSIDIARIES, COLLECTIVELY, AS "USI," "WE" AND "US."

                            ABOUT USINTERNETWORKING

    USI's service offerings make it possible for its clients to use leading business software applications without the cost and burden of owning or managing the underlying technology. Our clients access these applications through our state-of-the-art Internet-based network. Our Internet Managed Application Portfolio(sm) (IMAP(sm)) solutions integrate the implementation, operations, communications and support of Internet-enabled packaged software applications. USI has established its IMAP offerings as a leading single-source solution for middle market enterprises implementing distributed business functions such as sales force automation, customer support, e-commerce, and human resource and financial systems. USI also provides Complex Web Hosting by making its infrastructure available to clients who want to run their own applications in a highly reliable and secure Internet environment.

                                  THE OFFERING

Common Stock Offered by USI..................  shares
Common Stock to be Outstanding after this
 Offering....................................  shares(1)
Use of Proceeds..............................  The continued expansion and enhancement of our network, the addition of services to our
                                               IMAP offerings, payment of preferred stock
                                               dividend, working capital and general
                                               corporate purposes.
Proposed Nasdaq National Market Symbol.......  "USIX"

----------------------------------------

(1) Based on shares outstanding as of December 31, 1998. Does not include up to shares of Common Stock that may be sold by us to the Underwriters to cover over-allotments, if any. Also excludes 13,458,000 shares of Common Stock reserved for issuance under our stock option plan, all of which were subject to outstanding options as of December 31, 1998 and 11,861,317 shares of Common Stock issuable upon the exercise of outstanding warrants.

     SUMMARY UNAUDITED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

                                                                                      PRO FORMA(1) FOR THE YEAR
                                                                                                ENDED
                                                                                          DECEMBER 31, 1998
                                                                                    ------------------------------
OPERATING STATEMENT DATA:
Revenues..........................................................................            $   13,938
Expenses..........................................................................                45,866
Net loss..........................................................................               (34,268)

OTHER DATA:
EBITDA(2).........................................................................            $  (27,636)

                                                                                    AS OF DECEMBER 31, 1998
                                                                            ---------------------------------------
                                                                                                       PRO FORMA
                                                                              ACTUAL     PRO FORMA   AS ADJUSTED(3)
                                                                            ----------  -----------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents.................................................  $   43,802   $  40,302     $
Working capital...........................................................      24,016      24,016
Total assets..............................................................     107,527     107,527
Long-term debt and capital lease obligations, excluding current portion...       8,407       8,407
Series B Convertible Redeemable Preferred Stock...........................      62,006      --
Stockholders' equity......................................................       2,925      64,931

----------------------------------------

(1) Gives effect to the acquisition of ACR and IIT as if they had occurred as of January 1, 1998.

(2) EBITDA consists of earnings (loss) before interest, taxes, depreciation and amortization. EBITDA is a measure commonly used in our industry and is presented to enhance an understanding of our operating results. It should not be construed as an alternative to cash flow from operating activities or net earnings (loss), determined in accordance with GAAP. It may be calculated differently from EBITDA for other companies.

(3) As adjusted to give effect to receipt of the net proceeds from the sale of shares of Common Stock offered hereby by USI (assuming an initial public offering price of $  per share).

                            ABOUT USINTERNETWORKING

    USI's service offerings make it possible for its clients to use leading business software applications without the cost and burden of owning or managing the underlying technology. Our clients access these applications through our state-of-the-art Internet-based network. Our IMAP solutions integrate the implementation, operations, communications and support of Internet-enabled packaged software applications. USI has established its IMAP offerings as a leading single-source solution for middle market enterprises implementing distributed business functions such as sales force automation, customer support, e-commerce, and human resource and financial systems. USI also provides Complex Web Hosting by making its infrastructure available to clients who want to run their own applications in a highly reliable and secure Internet environment.

    As a central element of our strategy, we have established relationships with software vendors in key application areas, including Siebel in sales force automation, customer service and enterprise marketing; PeopleSoft in human resources and financials; Sagent in decision support; and BroadVision in e-commerce. USI is the exclusive provider of outsourced solutions for direct customers of Siebel in North America and is one of nine currently certified outsourcing partners for PeopleSoft. The agreements with software providers generally enable USI to deploy the applications as a service without the need to establish a separate licensing arrangement for each client. The agreements also enable us to provide our clients with an economically attractive service offering, and afford us co-marketing and co-branding opportunities. These agreements provide USI with an initial software portfolio that can meet a broad range of clients' Enterprise Resource Planning (ERP), e-commerce and communication needs.

    To deliver its services, USI has built an advanced network of four Enterprise Data Centers (EDCs) located in Annapolis, Milpitas (Silicon Valley), Amsterdam and Tokyo. This global network was specifically engineered to provide the highest possible performance in delivering Web-based content and information to users worldwide. As a result, we believe our clients benefit from superior response time and unsurpassed levels of reliability and security. Our unique architecture offers redundant Internet connectivity and hardware systems, bypasses congested public exchange points, and enables 100% mirroring of client sites across dispersed geographies.

    USI has developed modular product offerings and built implementation teams with expertise in the specific business processes which our IMAP offerings support. These teams can implement applications and generate value for clients very quickly. For example, our typical implementation of Siebel technology is designed to be completed in 45 days. We believe that this provides a competitive advantage versus a more conventional implementation cycle of six months to more than a year. In addition to our IMAP implementations, we also sell traditional implementation services on a time and materials basis.

    USI's integrated Client Care operation delivers 24x7 responsive personalized service from dedicated multi-tier support teams with specialized knowledge of each client's specific IMAP solution. USIView-TM- is designed to allow our Client Care engineers to diagnose and correct clients' problems, wherever and whatever their sources. USI's Client Care operation features directed calling through a unique toll-free number for each client.

    Because we are selling a service and not the underlying technology, our IMAP clients sign contracts that provide for fixed monthly payments. Once a contract is signed, we invest in the hardware, software and implementation needed to deliver that client's service. This will require a substantial investment in the early years to build our client base. We expect to benefit from a rapidly growing recurring revenue base, which we believe will generate substantial positive cash flow in later years.

    USI was incorporated in Delaware in January 1998. Our principal executive offices are located at One USI Plaza, Annapolis, Maryland 21401. Our telephone number is (410) 897-4400.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING USI. ADDITIONAL RISKS AND UNCERTAINTIES NOT NOW KNOWN TO US OR THAT WE CURRENTLY CONSIDER IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT, THE TRADING PRICE OF THE COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

WE HAVE A LIMITED OPERATING HISTORY.

    We began operating in January 1998. Since then, we have focused on developing our business, identifying and entering into strategic relationships with packaged application software vendors, recruiting key management and technical personnel, raising capital to fund our operations and the acquisitions that are part of our business strategy and building our network. Only since September 1998 have we begun to contract with customers for our IMAP offerings. Our limited operating history makes predicting future results difficult.

WE HAVE INCURRED LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES.

    Starting up our company and building our network required substantial capital and other expenditures. As a result, we reported an operating loss before interest of approximately $29.9 million for the period from January 14, 1998 (our date of inception) through December 31, 1998, and net cash outflow before financing of approximately $57.6 million for the same period. Further developing our business and expanding our network will require significant additional capital and other expenditures. We therefore expect to have significant operating losses and to record significant net cash outflow before financing in the near term.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE OF INTERNET-BASED SERVICES.

    The market for Internet services, private network management solutions and widely distributed Internet-enabled package application software has only recently begun to develop. It is now evolving rapidly and is likely to be entered by an increasing number of competitors. We cannot be certain that this market will become viable or, if it becomes viable, that it will grow. If this market fails to develop or develops more slowly than we expect, our business, results of operations and financial condition would be materially and adversely affected.

    In order to succeed in this market, we must differentiate ourselves from our competitors through our products and services. We cannot be sure that we will do so or, if we do, that our products and services will be accepted by the market. Because our products and services are new and only partially tested, we cannot be sure that businesses will buy them. We may face increased costs or, for technical or other reasons, be unable to develop, introduce or market new services or enhance existing services on a timely basis. Any of these events could materially adversely affect our business, results of operations or financial condition.

OUR VIABILITY, PROFITABILITY AND GROWTH LARGELY DEPEND ON SUCCESSFUL
  IMPLEMENTATION OF OUR BUSINESS STRATEGY.

    We cannot be sure that we will successfully implement our business strategy, or that we will achieve the operating efficiencies and synergies upon which it depends.

    A key element of our business strategy is rapid growth. Our growth will depend on, among other things, establishing additional relationships with strategic software vendors and developing and marketing new products and services, particulary our IMAP solutions, all in a timely manner, at reasonable cost and on satisfactory terms. Our ability to establish relationships with strategic software vendors and acquire and integrate other businesses may be affected by various factors, many of which are not within our control. These include competition, technological developments and governmental regulation.

    Implementing our business strategy involves risks, expenses and difficulties, including those of:

    - Negotiating acceptable software licensing agreements and strategic partnerships.

    - Developing our operational support and back office systems.

    - Attracting and retaining customers.

    - Integrating acquired businesses into our operations.

    These risks, expenses and difficulties are increased by the market uncertainties facing our products and services.

WE MAY NOT BE ABLE TO ACCURATELY ESTIMATE OR REALIZE OUR IMAP BACKLOG.

    Because of our limited operating history, we may not be able to accurately estimate our backlog (IMAP revenues under contract but not yet earned) or convert it into revenue. The majority of our IMAP sales are made pursuant to individual service contracts which we reflect in our backlog upon contract signing. As of December 31, 1998, seven IMAP clients represented a backlog of approximately $2.0 million, of which we expect $1.0 million will be recognized as revenue in 1999. Our failure to convert our backlog into revenue would have a material adverse effect on our business, financial condition and results of operations.

MANAGING OUR GROWTH MAY BE DIFFICULT.

    We expect our business to grow both geographically and in terms of the number of products and services we offer. In order to successfully manage our growth, and in particular to integrate the operations of newly acquired businesses, we must:

    - Enlarge our network and infrastructure.

    - Improve our management, financial and information systems and controls.

    - Expand, train and manage our employee base effectively.

    There will be additional demands on our customer service support and sales, marketing and administrative resources as we increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by the start-up nature of our operations. We cannot be sure that we will successfully manage our growth. If we cannot manage our growth effectively, our business, financial condition or results of operations could be adversely affected.

    Furthermore, we cannot be sure that our administrative, operating and financial control systems, infrastructure, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. The inability to continue to upgrade our systems, infrastructure and facilities, the inability to recruit, hire and retain necessary personnel or the emergence of unexpected expansion difficulties could have a material adverse effect on our business, financial condition or results of operations.

WE NEED TO RECRUIT ADDITIONAL SKILLED PERSONNEL.

    We believe that our short- and long-term success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel, particularly additional management personnel in the areas of application integration and technical support. Competition for such personnel is intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot be sure that we will succeed in attracting and retaining the personnel we need to continue to grow. Our inability to attract and retain such personnel could limit our growth and have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON KEY PERSONNEL.

    Our success also depends in significant part on the continued services of our key technical, sales and senior management personnel. We have employment agreements with certain key employees, including Christopher R. McCleary, Stephen E. McManus, Jeffery L. McKnight, Andrew A. Stern, Matthew D. Kanter and
L. Sebastian Alegrett, but few other officers or key employees are party to employment agreements and each of those that are not can terminate his or her relationship with us at any time. Losing one or more of our key employees could have a material adverse effect on our business, results of operations and financial condition.

WE WILL HAVE BROAD DISCRETION TO ALLOCATE THE PROCEEDS OF THIS OFFERING.

    We estimate the net proceeds to us from this offering to be approximately
$      million (after deducting estimated offering expenses). We plan to use these proceeds mainly to continue expanding and enhancing our network, to add services to our IMAP offerings, and for working capital and other general corporate purposes. Some of the net proceeds may also be used to repay current or future debts, to pay accrued dividends on our convertible preferred stock, fund acquisitions or acquire complementary products or to obtain the right to use complementary technologies. Accordingly, our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to apply such funds effectively could have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON THIRD-PARTY SUPPLIERS.

    We depend on other companies to supply certain key components of our telecommunications infrastructure and system and network management solutions. Some of these are available only from sole or limited sources in the quantities and quality we demand. For example, the hardware we use to support our real-time mirroring and disaster recovery functions is supplied only by EMC Corporation. We buy these components from time to time, do not carry significant inventories of them and have no guaranteed supply arrangements with our vendors. Any failure to obtain needed products or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON STRATEGIC RELATIONSHIPS WITH APPLICATION SOFTWARE VENDORS.

    We obtain software products pursuant to agreements with PeopleSoft USA, Inc., Siebel Systems Inc., Sagent Technology, Inc., BroadVision, Inc. and Oracle Corporation, and package them as part of our IMAP solutions. The agreements are for terms ranging from one to four years. Our IMAP offerings are central to our business strategy. If these agreements were to be terminated or not renewed, we might have to discontinue products or services or delay or reduce their introduction unless we could find, license and package equivalent technology. Our business strategy also depends on obtaining additional application software. We cannot be sure, however, that we will be able to obtain the new or enhanced applications we may need to keep our IMAP solutions competitive. If we cannot obtain such applications and as a result must discontinue, delay or reduce the availability of our IMAP solutions or other products or services, our business, results of operations and financial condition may be materially adversely affected.

    All but one of our third-party agreements are non-exclusive. Our competitors may also license and utilize the same technology in competition with us. We cannot be sure that the vendors of technology used in our products will continue to support such technology in its current form. Nor can we be sure that we will be able to adapt our own products to changes in such technology. In addition, we cannot be sure that the financial or other difficulties of third party vendors will not have a material adverse effect upon the technologies incorporated in our products, or that, if such technologies become unavailable, we will be able to find suitable alternatives.

DEVELOPING AND EXPANDING OUR OPERATIONS WILL DEPEND, AMONG OTHER THINGS, ON
  MANAGEMENT'S ABILITY TO SUCCESSFULLY INTEGRATE THE COMPANIES WE HAVE ACQUIRED.

    Acquisitions commonly involve risks. For instance:

    - It may be difficult to assimilate acquired operations and personnel.

    - Our ongoing business may be disrupted and resources and management time diverted.

    - We may not be able to retain the management and other key personnel of the acquired business.

    - We may not be able to maintain uniform standards, controls, procedures and policies.

    - We may be entering markets in which we have little or no direct prior experience.

    - Changing management may impair relationships with an acquired business's employees or customers.

    In September and October of 1998, we acquired I.I.T. Holding, Inc. and Advanced Communication Resources, Inc. We cannot be sure that we will be able to continue to successfully integrate the businesses of IIT and ACR into our own, or that these businesses will perform as expected. In addition, we cannot be sure that we will be able to successfully integrate any business acquired in the future into our own. Our failure to successfully integrate an acquired company or its subsequent underperformance could have a material adverse effect on our business, results of operations and financial condition.

OUR SYSTEMS COULD BE VULNERABLE TO SECURITY RISKS.

    Questions about secure transmission of confidential information form a significant barrier to e-commerce and communications. Our services rely on encryption and authentication technology licensed from third parties to provide the security and authentication needed to safely transmit confidential information. Although we have designed and implemented a variety of network security measures, unauthorized access, computer viruses, accidental or intentional acts and other disruptions may occur. Our EDCs may experience delays or service interruptions as a result of the accidental or intentional acts of Internet users, current and former employees or others. Such acts could potentially jeopardize the security of confidential information, such as credit card and bank account numbers, stored in our and our clients' computer systems. This could result in liability to us and in the loss of existing clients or the deterrence of potential clients.

    Although we plan to continue using industry-standard security measures, such measures have been circumvented in the past, and ours may be circumvented in the future. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive, and efforts to address such problems could result in delays or interruption of service to our clients. These could in turn have a material adverse effect on our business, results of operations and financial condition. Concerns over transaction security and user privacy may also inhibit the growth of the Internet, especially as a means of conducting commercial transactions, and thereby inhibit the growth of our market.

OUR SUCCESS DEPENDS ON THE AVAILABILITY AND RELIABILITY OF THE CAPACITY WE LEASE
  FROM OUR TELECOMMUNICATIONS NETWORK SUPPLIERS.

    We depend on a number of telecommunications suppliers to provide our backbone capacity and maintain its operational integrity. Although we lease redundant capacity from multiple suppliers, degradation of services provided by these suppliers could prevent us from maintaining our standard of service. Furthermore, if we are unable to obtain additional bandwidth to make room for increased traffic, we may not be able to continue to distribute content rapidly and reliably through our network. If either of these things happen, our business, results of operations and financial condition could be materially adversely affected.

OUR SUCCESS DEPENDS LARGELY ON CONTINUED GROWTH IN INTERNET USE.

    The Internet is a unique and relatively new medium for conducting business and exchanging commercial information. Future levels of demand for and market acceptance of the Internet are hard to predict and depend on a number of factors, including increased consumer access to and acceptance of new interactive technologies, and the development of technologies for interactive communication between organizations and target audiences. If the Internet fails to continue to develop as a commercial or business medium or develops more slowly than we expect, our business, results of operations and financial condition could be materially adversely affected.

    The recent growth in Internet use has caused frequent periods of poor performance. Internet Service Providers (ISPs) and other organizations with links to the Internet have responded by upgrading routers and switches, telecommunications links and other components forming the Internet infrastructure. Any perceived degradation in the performance of the Internet as a whole could undermine the value of the services we provide over the Internet. Performance improvements in our services partly depend upon, and are ultimately limited by, the speed and reliability of networks operated by others. In order for the market for our services to emerge and grow, improvements must be made to the entire Internet infrastructure to ease overloading and congestion.

WE WILL NEED ADDITIONAL CAPITAL TO FINANCE OUR GROWTH AND CAPITAL REQUIREMENTS.

    We believe that we must continue to enhance and expand our network infrastructure to maintain our competitive position and to meet growing demands for service quality, capacity and competitive pricing. Our ability to grow depends partly on being able to expand our operations through owned or leased network capacity. This requires significant capital expenditures, which we often incur before receiving the related revenue.

    We believe that the estimated net proceeds from this offering, together with our existing assets, currently available borrowing and expected revenue growth and cost savings, will provide sufficient funds for the implementation of client contracts, to purchase required capital equipment, and to fund our operations for the next several years. If we grow beyond current expectations or identify one or more attractive acquisitions, or our cash flow from operations is insufficient to meet our working capital and capital expenditure requirements, we will need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financing on terms acceptable to us, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

    We are obligated under certain agreements to repurchase shares of our capital stock. Employment agreements with three of our employees, holding in the aggregate 10.75 million shares of Common Stock, require us to repurchase their shares of Common Stock in the event of their death or disability, or with respect to an employee holding 5 million shares, upon termination of his employment. See "Management--Employment Agreements." In addition, in certain limited circumstances U S WEST has the right to require us to repurchase our stock that it holds. See "Certain Relationships and Related Transactions-- Purchases of Series A Preferred Stock."

FUNDAMENTAL CHANGES IN THE TECHNOLOGIES FOR DELIVERING INTERNET ACCESS AND
  CONTENT, AND NETWORKING AND MANAGING CORPORATE INFORMATION TECHNOLOGY ASSETS, EXPOSE US TO SUBSTANTIAL RISKS.

    The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to enhance existing products, software and services and develop or acquire new products, software and services that meet changing customer needs in a timely and cost-effective way. We cannot be sure, however, that we will do some or all of these things. For example, while our network is now accessed mainly by computers through land lines, several companies have recently developed or are developing wireless networking systems. If the Internet or enterprise networks become accessible by other methods, or if there are advancements in the delivery of networking services, we will need to develop new technology or modify our existing technology to accommodate these developments. This may require substantial time and expense, and even then we cannot be sure that we will succeed in adapting our businesses to alternate access devices, conduits or other technological developments.

    We believe that our ability to compete successfully also depends on the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors. Although we will work with vendors to test new products, we cannot be sure that their products will be compatible with ours or that they will adequately address changing customer needs. Although we currently plan to support emerging standards, we cannot be sure what new industry standards will develop or, if they become established, that we will be able to timely conform to these new standards and so stay competitive. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business, results of operations and financial condition. In addition, we cannot be sure that products, services or technologies developed by others will not make ours noncompetitive or obsolete.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE.

    There are few substantial barriers to entry, and we expect further competition from existing and future competitors. The principal competitive factors in these markets include:

    - Internet system engineering expertise.

    - Quality of customer service and support.

    - Network capability.

    - Reliability.

    - Quality of service and scalability.

    - Broad geographic presence.

    - Brand name.

    - Technical expertise and functionality.

    - Variety of services.

    - The ability to maintain and expand distribution channels.

    - Price.

    - The timing of introductions of new services.

    - Network security.

    - Financial resources.

    - Conformity with industry standards.

    We cannot be sure that we will have the resources or expertise to compete successfully in the future.

    Our current and potential competitors include systems integrators, national and regional ISPs, software and hardware vendors (including certain of our strategic partners and suppliers), and global, regional and local telecommunications companies and Regional Bell Operating Companies. Our competitors, which may operate in one or more of these areas, include companies such as certain subsidiaries of GTE Corporation; MCI WorldCom, Inc.; International Business Machines Corporation; Frontier Corporation; UUNet Technologies, Inc.; PSINet, Inc.; DIGEX, Inc.; Exodus Communications, Inc.; Andersen Consulting; PricewaterhouseCoopers; AT&T Corporation; and Sprint Corporation.

    Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, some of our competitors may be able to:

    - More quickly develop and expand their network infrastructures and service offerings.

    - Better adapt to new or emerging technologies and changing customer needs.

    - Take advantage of acquisitions and other opportunities more readily.

    - Negotiate more favorable licensing agreements with software application vendors.

    - Devote greater resources to the marketing and sale of their products.

    - Adopt more aggressive pricing policies.

    Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to offset the effects of any such cost reductions. In addition, we believe that there is likely to be consolidation in our markets sometime soon, which could increase price and other competition in ways that materially adversely affect our business, results of operations and financial condition.

IT MAY BE DIFFICULT TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

    We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our products and services. We have no patented technology that would bar competitors from our market. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing such unauthorized use is difficult, and we cannot be certain that we can prevent it, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

    We also rely on certain technologies licensed from third parties. We cannot be sure that these licenses will remain available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

    As the number of software products in our target markets increases and the functionality of these products further overlap, software developers may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any such claims, whether with or without merit, can be time consuming and expensive to defend, may divert management's attention and resources, could cause product shipment delays and could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

OUR INTERNATIONAL OPERATIONS PRESENT VARIOUS RISKS.

    We intend to expand into international markets, and we have already established EDCs in Europe and Japan. We cannot be sure that we will be able to deliver our services outside the United States. In addition, there are certain risks inherent in conducting business internationally. These include:

    - Unexpected changes in regulatory requirements.

    - Export restrictions.

    - Tariffs and other trade barriers.

    - Challenges in staffing and managing foreign operations.

    - Differing technology standards.

    - Employment laws and practices in foreign countries.

    - Political instability.

    - Fluctuations in currency exchange rates.

    - Imposition of currency exchange controls.

    - Potentially adverse tax consequences.

    Any of these could adversely affect our international operations. Furthermore, certain foreign governments, such as Germany, and the European Union have enforced laws and regulations on content distributed over the Internet that are more strict than those currently in place in the United States.

    We cannot be sure that one or more of these factors will not have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition. In addition, we cannot be sure that we will be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets.

GOVERNMENT REGULATION OF OUR BUSINESS IS UNSETTLED.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The last session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

WE COULD BE VULNERABLE TO THE YEAR 2000 PROBLEM.

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four-digit entries in order for 20th century dates to be distinguished from 21st century dates. As a result, before the end of this year, computer systems and software used by many companies may need to be upgraded to comply with these "Year 2000" requirements.

    We recognize the need to ensure our operations will not be adversely impacted by Year 2000 software failures. We have procedures for evaluating and managing the risks and costs associated with this problem and believe that our computer systems are Year 2000 compliant. However, many of our potential customers maintain their Internet operations on UNIX-based servers, which may be impacted by Year 2000 complications. The failure of our customers to ensure that their servers are Year 2000 compliant could have a material adverse effect on them, which in turn could have a material adverse effect on our business, results of operations and financial condition.

    We face additional risks to the extent that services and systems purchased by us, our suppliers, including suppliers of packaged application software offered as a part of our IMAP offerings, and others with whom we do business are not Year 2000 compliant. If any such third parties cannot provide us with products, services or systems that are Year 2000 compliant, on a timely basis, or if Year 2000 issues prevent others from the timely delivery of products, services or systems to us, our business, results of operations and financial condition could be materially adversely affected.

    We sell computer-related services, so our risk of lawsuits relating to Year 2000 issues is likely to be greater than that of companies in some other industries. Because computer products and services may incorporate components from different providers, it may be difficult to determine which component may cause a Year 2000 problem. In addition, USI's acquired subsidiaries have several contracts in which the subsidiaries' Year 2000 liabilities are not capped. As a result, we may be subjected to Year 2000-related lawsuits whether or not our products and services are Year 2000 compliant. We cannot be certain at this time what the outcomes or impact of any such lawsuits may be.

WE HAVE NO PLANS TO PAY CASH DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE
  FUTURE.

    Whether or not we declare or pay dividends is up to the Board of Directors and will depend on a number of factors, including our earnings, capital requirements and overall financial condition. In addition, our ability to declare and pay dividends may be substantially restricted under the terms of our credit agreements.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS WILL CONTINUE TO
  CONTROL THE COMPANY.

    When this offering is completed, our executive officers, directors and existing greater-than-5% stockholders (and their affiliates) will, in the
aggregate, own shares representing approximately       % of our outstanding
voting capital stock. As a result, these persons, acting together, will be able to control all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets), and to control our management and affairs.

A SUBSTANTIAL NUMBER OF SHARES ARE ELIGIBLE FOR FUTURE SALE.

    After this offering is completed,             shares of Common Stock
(assuming no exercise of the Underwriters' over-allotment option) will be issued and outstanding. All of the shares of Common Stock sold in this offering will be freely tradeable under the Securities Act unless purchased by our "affiliates," as that term is defined in the Securities Act. In connection with this offering, our officers and directors and some of our stockholders will be required not to sell any shares of Common Stock for a period of 180 days after the date of this Prospectus without the written consent of Credit Suisse First Boston Corporation. We cannot be sure what effect, if any, future sales of shares or the availability of shares for future sale will have on the market price of the Common Stock. The market price of our Common Stock could drop due to sales of a large number of shares or our Common Stock in the market after this offering or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of Common Stock.

THERE IS NO PRIOR PUBLIC MARKET FOR OUR STOCK AND OUR STOCK PRICE COULD BE
  VOLATILE.

    There has not been a public market for the Common Stock. We cannot be sure that an active public market for the Common Stock will develop or continue after this offering. Prices for the Common Stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions. The initial public offering price per share of the Common Stock has been determined by negotiations among us and the representatives of the Underwriters. Investors may not be able to sell their Common Stock at or above the initial public offering price.

    We believe that there are relatively few comparable companies that have publicly-traded equity securities. This may also affect the trading price of the Common Stock after this offering. In addition, the stock market has from time to time experienced extreme price and volume volatility, and this volatility may adversely affect the market price of the Common Stock.

PURCHASERS IN THIS OFFERING WILL EXPERIENCE DILUTION.

    Purchasers of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of the Common Stock.

WE ARE UNCERTAIN ABOUT THE RELIABILITY OF MARKET DATA.

    Market data used throughout this Prospectus were obtained from internal company surveys and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although we believe such information to be reliable, we have not independently verified such market data. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS.

    This Prospectus contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to us, our industry and the U.S. and international Internet and systems integration businesses that is based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including those discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    We will receive net proceeds from the sale of the       shares of Common
Stock, at an assumed public offering price of       share, estimated to be
approximately       million ($      million if the Underwriters' over-allotment
option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses we will owe. We intend to use these proceeds mainly to continue expanding and enhancing our network, to add additional services to our IMAP offerings, to pay accrued dividends on our shares of convertible preferred stock and for working capital and other general corporate purposes. Some of the net proceeds may also be used to repay current or future debts, fund acquisitions or acquire complementary products or to obtain the right to use complementary technologies. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, the amount of cash generated by our operations and competition. Actual expenditures may vary substantially from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions thereof for other purposes. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never paid cash dividends on our Common Stock and have no plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by the Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

                                 CAPITALIZATION

    The following table sets forth: (1) the actual capitalization of USI as of December 31, 1998; (2) pro forma capitalization after giving effect to: (a) the conversion of 55,000 shares of Series A Preferred Stock into 99,000,000 shares of Common Stock upon consummation of this offering, (b) the conversion of 59,278 shares of Series B Preferred Stock into 148,196,429 shares of Common Stock upon consummation of this offering; and (3) pro forma as adjusted capitalization after giving effect to: (a) the pro forma capitalization adjustments and (b) the consummation of this offering and the application of the net proceeds therefrom. This table should be read in conjunction with the Financial Statements of USI, ACR and IIT and the related Notes thereto and other financial information included in this Prospectus. See "Use of Proceeds," "Dividend Policy," and "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Unaudited Pro Forma Consolidated Statement of Operations."

                                                                                        DECEMBER 31, 1998
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                 (IN THOUSANDS EXCEPT FOR SHARE
                                                                                            AMOUNTS)
Cash and cash equivalents....................................................  $  43,802   $  43,802
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------
Long-term liabilities:
  Long-term capital leases...................................................      3,427       3,427
  Long-term debt.............................................................      4,980       4,980
                                                                               ---------  -----------  -----------
  Total long-term liabilities................................................      8,407       8,407
8% Series B Cumulative Convertible Redeemable Preferred Stock, $.01 par
  value; 115,000 shares authorized; 59,451 shares issued and outstanding actual, no shares issued and outstanding pro forma and pro forma as
  adjusted(1)................................................................     62,006          --

Stockholders' equity:
  8% Series A Cumulative Convertible Preferred Stock, $.01 par value; 110,000 shares authorized; 55,000 shares issued and outstanding actual, no shares
    issued and outstanding pro forma and pro forma as adjusted...............          1          --
  Common stock, $.001 par value; 600,000,000 shares authorized; 15,750,000 shares issued and outstanding actual, 262,946,429 issued and outstanding
    pro forma and       shares issued and outstanding pro forma as
    adjusted(2)..............................................................         16         263
Additional paid-in capital...................................................     36,671      98,431
Due from stockholders from sale of Common Stock..............................        (48)        (48)
Accumulated deficit..........................................................    (33,715)    (33,715)
                                                                               ---------  -----------  -----------
  Total stockholder's equity.................................................      2,925      64,931
                                                                               ---------  -----------  -----------
    Total capitalization.....................................................  $  73,338   $  73,338
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

------------------------

(1) Series B Preferred Stock is not presented as a part of stockholders' equity of the Company because it is mandatorily redeemable upon the eighth anniversary of its issuance. Each outstanding share of our Preferred Stock will convert into shares of Common Stock upon the closing of this offering. See "Description of Capital Stock" and Note 9 of the Notes to the Financial Statements.

(2) Does not include: (a) the 13,458,000 shares of Common Stock issuable upon exercise of stock options outstanding as of December 31, 1998 at an exercise price of $0.33 per share; and (b) 11,861,317 shares of Common Stock reserved for issuance upon exercise of warrants exercisable as of December 31, 1998. See "Management--Stock Option Plan".

                                    DILUTION

    Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of their Common Stock. At December 31, 1998, our net tangible book value was approximately $38.8 million, or $0.14 per share of Common Stock. The net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding at December 31, 1998. After
giving effect to the sale of       shares at an assumed initial public offering
price of $      per share and after deducting underwriting discounts and
commissions, our pro forma net tangible book value at       , 1998 would have
been approximately $      million, or $  per share. This represents an immediate
increase in pro forma net tangible book value of $      per share to existing
stockholders and an immediate dilution of $      per share to new investors
purchasing shares of Common Stock in this offering. Dilution to new investors is determined by subtracting pro forma net tangible book value per share of Common Stock after giving effect to this offering, from the price to be paid by new investors in this offering for a share of Common Stock. The following table illustrates the per share dilution to investors in this offering:

                                                                                              PER SHARE
                                                                                             -----------
Assumed offering price.....................................................................                $
Net tangible book value as of December 31, 1998............................................   $    0.14
Increase attributable to new investors in this offering....................................   $
                                                                                             -----------
Pro forma net tangible book value after this offering                                                      $
                                                                                                          -----------
Dilution to new investors in this offering.................................................                $
                                                                                                          -----------
                                                                                                          -----------

    The following table summarizes on a pro forma basis as of December 31, 1998, after giving effect to this offering, the number of shares of Common Stock purchased from us, the total consideration paid to us and the average consideration paid per share by the existing stockholders and by the new investors in this offering:

                                                           SHARES PURCHASED        TOTAL CONSIDERATION
                                                        -----------------------  ------------------------
                                                                                 AMOUNT (IN                AVERAGE PRICE
                                                          NUMBER      PERCENT    THOUSANDS)     PERCENT      PER SHARE
                                                        ----------  -----------  -----------  -----------  -------------
Existing stockholders.................................                        %                         %    $
Investors in this offering............................
                                                        ----------         ---   -----------         ---
  Total...............................................
                                                        ----------         ---   -----------         ---
                                                        ----------         ---   -----------         ---

    The foregoing tables are based on shares outstanding as of December 31, 1998 and exclude 13,458,000 shares of Common Stock reserved for issuance under our stock option plan, all of which shares were subject to outstanding vested options as of December 31, 1998, and 11,861,317 shares of Common Stock issuable upon the exercise of outstanding warrants. If all such options eligible for exercise and warrants had been exercised at December 31, 1998, dilution to the new investors in this offering would be $ per share.

                  SELECTED UNAUDITED HISTORICAL FINANCIAL DATA

    The following table setting forth our summary historical data for the period from January 14, 1998 (date of inception) through December 31, 1998 and as of December 31, 1998, has been derived from, and is qualified by reference to, our unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements have been prepared in accordance with generally accepted accounting principles. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes thereto included in this Prospectus.

                                                                                                  PERIOD FROM
                                                                                               JANUARY 14, 1998
                                                                                              (DATE OF INCEPTION)
                                                                                                      TO
                                                                                               DECEMBER 31, 1998
                                                                                             ---------------------
                                                                                                  (AMOUNTS IN
                                                                                                  THOUSANDS,
                                                                                               EXCEPT PER SHARE
                                                                                                     DATA)
OPERATING STATEMENT DATA:
Revenue....................................................................................       $     4,122
Expenses...................................................................................           (34,020)
Operating loss.............................................................................           (29,898)
Other income (expense):
  Interest income..........................................................................               367
  Interest expense.........................................................................            (2,681)
Net loss during the development stage......................................................           (32,212)
Basic and diluted loss per common share attributable to common stockholders, pro forma for
  the conversion of the Series A Preferred Stock and Series B Preferred Stock..............             (0.46)

OTHER DATA:
  EBITDA(1)................................................................................       $   (27,728)

                                                                               DECEMBER 31,
BALANCE SHEET DATA:                                                                1998
                                                                              --------------
                                                                               (AMOUNTS IN
                                                                                THOUSANDS)
  Cash and cash equivalents(2)..............................................    $   44,384
  Working capital...........................................................        24,016
  Total assets..............................................................       107,527
  Long-term debt and capital lease obligations, excluding current portion...         8,407
  Series B Convertible Redeemable Preferred Stock...........................        62,006
  Stockholders' equity......................................................         2,925

------------------------

(1) EBITDA consists of loss before interest and financing expense (net of interest income), income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to, or more meaningful than, net income or loss as a measure of performance or cash flow as a measure of liquidity. It may be calculated differently from EBITDA for other companies.

(2) Includes $581,712 in restricted cash.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND NOTES INCLUDED IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE MADE AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE SUCH FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS."

OVERVIEW

    We have developed an advanced, integrated service offering that provides our clients the ability to use leading business software applications through our state-of-the-art Internet-based network. Since our inception in January 1998, we have devoted substantially all of our efforts to developing our network infrastructure, recruiting and training personnel, establishing strategic business partnerships with application software providers, completing two strategic acquisitions and raising capital. We have incurred a cumulative net loss since inception and expect to incur additional losses for at least the next twelve months, due primarily to additional start-up costs related to implementation of our services and the continued expansion and enhancement of our network. As of December 31, 1998, we had accumulated net losses of approximately $32.2 million.

    REVENUE. We expect that future revenue will be generated primarily from the delivery of IMAP services. Revenue from IMAP services will consist of monthly recurring fees from ongoing services and will be recognized ratably as earned over the contract term. Non-refundable client deposits, if any, will be recognized as revenue ratably over the contract term. Revenue from the delivery of professional IT services will be recognized as services are performed.

    COSTS AND EXPENSES. We will incur operating costs and expenses related to the delivery of IMAP services. Costs and expenses will include product development, network and data center support, selling and marketing, and general and administrative expenses. Since inception, we have incurred expenses consisting primarily of compensation and benefits, recruiting, occupancy and consulting. We have expensed all start-up costs as incurred.

    We will incur certain up-front costs related to the delivery of IMAP services. Product development costs and the cost to operate our network and data centers will be recognized as period costs. Costs related to the acquisition of hardware will be capitalized and depreciated over the estimated useful life of the hardware of five years. Costs related to the acquisition of software licenses will be capitalized and amortized over either the term of the license agreement, or the term of the individual client contract, depending on the nature of the software license agreement. Amortization will be based on current and future revenue from each product and annual amortization will not be less than that computed on a straight-line basis over the remaining useful life. Costs related to the integration of software applications for a client on our network will be capitalized and amortized over the related contract period.

ACQUIRED COMPANIES

    The acquisitions of IIT and ACR were made primarily with cash and were accounted for using the purchase method of accounting. The assets and liabilities of the acquired companies have been recorded at their fair market value as of the acquisition closing date. The excess of the purchase price over the fair

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market value of the identifiable net assets of an acquired company has been accounted for as goodwill, which is being amortized over its estimated useful life of 15 years.

HISTORICAL RESULTS OF OPERATIONS

    REVENUE. For the period ending December 31, 1998, we generated $4.0 million in professional IT services revenue primarily from ACR and IIT. The remaining revenue during the period was generated through IMAP clients.

    COSTS AND EXPENSES. We incurred $2.5 million in the delivery of professional IT services for the period ending December 31, 1998. Our remaining costs of goods sold for the period ending December 31, 1998 were the costs associated with the delivery of our IMAP products. These costs, which include the operations of our network and data centers, and the amortization of customer specific hardware, software and integration totaled $4.1 million for the period.

    For the period January 14, 1998 (inception) through December 31, 1998, we incurred $25.2 million of selling, general and administrative expenses. These expenses relate to our development stage activities and consist principally of compensation, benefits, recruiting, occupancy, consulting services and network costs prior to the implementation of the first IMAP client.

    We recorded a deferred tax asset of $12.7 million as of December 31, 1998. This deferred tax asset consisted principally of start-up costs capitalized for income tax purposes and employee compensation not currently deductible for income tax purposes. We have established a valuation allowance for the entire amount of our deferred tax asset due to uncertainties regarding future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1998, we had cash and cash equivalents of $43.8 million primarily generated through the sale of $33.0 million of Series A Preferred Stock and $62.2 million of Series B Preferred Stock. Through December 31, 1998 we have used $19.9 million through operating activities, and $37.7 million in investing activities. The principal investing activities were the acquisitions of ACR and IIT for $16.9 million and the purchase of property and equipment totaling $20.2 million.

    USI has used debt and capital leases to partially finance its capital purchases and plans to continue this practice for the foreseeable future. As of December 31, 1998, we had obtained commitments for secured financing from several sources including: Cisco System Capital Corporation ($10.0 million), Venture Lending & Leasing II, Inc. ($10.0 million), Transamerica Business Credit Corporation ($5.0 million), Leasing Technologies International, Inc. ($2.0 million) and Hewlett Packard Company ($1.0 million), among others. The total of the secured financing commitments at December 31, 1998 was $30.1 million, of which $13.7 had been funded.

    We believe that these resources, together with the estimated net proceeds from this offering, will provide sufficient funds for the implementation of client contracts, to purchase required capital equipment, and to fund our operations for the next several years. If we grow beyond current expectations or identify one or more attractive acquisitions, or our cash flow from operations is insufficient to meet our working capital and capital expenditure requirements, we will need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financing on terms acceptable to us, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL USE (SOP 98-1).

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This SOP requires the capitalization of costs to purchase or develop internal-use software, including external direct costs of materials and services, payroll and payroll related costs for employees who are directly associated with and devote time to an internal-use software development project. Allocations of overhead to capitalized costs are not permitted. Computer software costs related to research and development are expensed as incurred, as are training and maintenance costs. SOP 98-1 is effective for years beginning after December 15, 1998 and application is prospective. Through December 31, 1998, we expensed all costs related to the implementation of internal use software. We will adopt SOP 98-1 in the first quarter of 1999.

    In April 1998, the American Institute of Public Accountants issued Statement of Position 98-5, REPORTING THE COSTS OF START-UP ACTIVITIES (SOP 98-5). This SOP requires that start-up costs and organizational costs be expensed as incurred. Start-up activities include one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, initiating new process in an existing facility, or commencing some new operation. SOP 98-5 is effective for years beginning after December 15, 1998. We currently expense the costs of all start-up and organizational activities.

    YEAR 2000 COMPLIANCE

    YEAR 2000 ISSUE. The Year 2000 issue is a result of computer programs or systems which store or process date-related information using only two digits to represent the year. These programs or systems may not be able to properly distinguish between a year in the 1900's and a year in the 2000's. Failure of these programs or systems to distinguish between the two centuries could cause the programs or systems to yield erroneous results or even to fail.

    STATE OF READINESS. Since its inception in January 1998, USI has been cognizant of the Year 2000 issue. Hardware and software selections, network architecture, and client contract terms have all been designed with the Year 2000 issue in mind. As a result, in our core IMAP business we believe that we do not have a Year 2000 problem, with the exception of one hardware platform which we are currently bringing into compliance.

    The companies we recently acquired (IIT and ACR) have been in existence longer than USI. Since the acquisitions USI has worked with the acquired companies' managements to address any Year 2000 exposures discovered.

    USI recognizes the significance of the Year 2000 issue and plans to implement a formal Year 2000 program in the first quarter of 1999. The Year 2000 Program will address both information technology and non-IT systems, for systems used by the Company as well as those provided by the Company to its customers. A Year 2000 Team, which includes members from all levels of management, will be led by our Engineering and Operations organization to implement the Year 2000 Program. The Year 2000 Team will meet as a group on a regular basis, and subgroups of the Team will meet as needed to address specific issues.

    USI is using employees to identify and address the Year 2000 issue. The Year 2000 Program will involve six basic stages.

    - Inventory of all potentially affected software products and software-related services.

    - Analysis of such products and services to identify any areas that require change or replacement.

    - Change or replacement of the identified areas.

    - Testing.

    - Implementation of the changes or replacements.

    - Contingency plans.

    Because USI is not only a user of software products and software-related services, but also provides software products and software-related services to its clients, USI's Year 2000 Program will address both software products and software-related services used by USI and those provided by USI to its clients.

    While different areas of USI face different Year 2000 problems, USI has given priority to software products and software-related services that it provides to its customers. USI has had in depth discussions with all of its software suppliers. We have received assurances from all our software suppliers that these programs are in compliance, and we do not believe that any of the software applications provided to clients requires remediation. The acquired companies also write some software for client's applications. Client applications provided in recent years have been tested for Year 2000 compliance. The Year 2000 Team will determine if additional analysis, remediation, testing or implementation are required. USI plans to substantially complete implementation of any necessary changes and replacements to software products and software-related services used and provided by USI by the end of the third quarter of 1999. We are also implementing procedures to ensure that any future software products and software-related services, as well as enhancements to existing software products and software-related services are developed in accordance with USI's Year 2000 Program.

    In the course of our business, USI uses certain software products provided by third-parties, and certain of USI's products and services interface to third-party systems. USI has received information from various other third-party providers regarding the Year 2000 readiness of their products and it continues to review such information. USI is also sending requests to other third parties for information regarding the Year 2000 readiness of their products and systems. As USI does not have any control over these third parties, it cannot guarantee that such third-party products and systems will not suffer any adverse effects due to the Year 2000 issue.

    COSTS. As of December 31, 1998, USI has not incurred material expenses in connection with its Year 2000 Program. All expenses relating to Year 2000 compliance to date have been incurred in the normal course of USI's business, as we have developed our products, network, and implemented specific client applications. The cost of completing the Year 2000 Program is expected to be principally in the form of the opportunity costs of employees' time. USI may also need to purchase replacement products, though it does not currently expect that this will prove necessary. USI has not yet determined its projected costs of the entire Year 2000 Program.

    RISKS. If a product or service provided by USI is found to cause damage or injury to a client due to a failure of such product or service to operate without any adverse effect due to date related processing associated with the year 2000, USI could be liable to such client for a breach of warranty, depending on the specific contractual arrangement between USI and such client. Although USI's contractual arrangement with each of its clients generally limits USI's liability to such client, USI cannot accurately predict whether or to what extent any legal claims will be brought against USI, or whether USI will otherwise be adversely affected by such claims. In addition, USI's acquired subsidiaries have several contracts in which the subsidiaries' Year 2000 liabilities is not capped.

    In addition, a failure by USI to make our products Year 2000 compliant could result in a decrease in sales of USI's products and services, delays in the development of other of USI's products and services, an increase in the costs associated with Year 2000 remediation, and an increase in litigation costs. The Year 2000 issue may also have an indirect effect on our business and operations to the extent that potential clients of USI may be using significant resources to address the Year 2000 issue, and therefore may have fewer resources to evaluate and purchase other products and services such as the products and services offered by USI, which could have a material adverse effect on USI's business, general condition and results of operation. If a material third-party product or system which USI uses or interfaces with fails to operate properly due to the Year 2000 issue, such failure could have a material adverse effect on its business, financial condition and results of operations.

    CONTINGENCY PLAN. Our Year 2000 Team will be prepared to address the Year 2000 issue. We plan to develop additional contingency plans, which will be implemented if necessary. We expect to complete development of the contingency plans by the end of the third quarter of 1999.

                                    BUSINESS

ABOUT USI

    USI's service offerings make it possible for its clients to use leading business software applications without the cost and burden of owning or managing the underlying technology. Our clients access these applications through our state-of-the-art Internet-based network. Our IMAP solutions integrate the implementation, operations, communications and support of Internet-enabled packaged software applications. USI has established its IMAP offerings as a leading single-source solution for middle market enterprises implementing distributed business functions such as sales force automation, customer support, e-commerce, and human resource and financial systems. USI also provides Complex Web Hosting by making its infrastructure available to clients who want to run their own applications in a highly reliable and secure Internet environment.

MARKET TRENDS

    We believe that there are four key market trends that drive the business opportunity for USI:

    - The rapid growth of Internet-based communications and the outsourcing of Web Sites.

    - The competitive need of middle market enterprises to automate key business processes.

    - The availability of Internet-enabled packaged software applications.

    - The need for an integrated approach to providing these services.

THE RAPID GROWTH OF INTERNET-BASED COMMUNICATIONS AND THE OUTSOURCING OF WEB SITES.

    An increasing number of companies use the Internet to enable fast and efficient communications between various constituents of their enterprises. For example:

    - E-commerce is becoming a critical element of many businesses' strategies. Companies increasingly demand that their vendors communicate ordering, invoicing and payment transactions through Internet-enabled applications. Forrester Research, Inc. forecasts that Internet commerce revenues will grow from approximately $10 billion in 1997 to $183 billion by 2001.

    - Enterprises are relying on the Internet to communicate with employees who are increasingly dispersed due to globalization and the development of alternative workplaces. According to Forrester Research, Inc. there are between 30 and 40 million telecommuters or home-based workers in the United States.

    - To interact with customers, suppliers and remote employees efficiently, an increasing number of businesses are implementing mission-critical applications over intranets and extranets rather than through dedicated private networks. Forrester Research, Inc. forecasts that the increasing demand for corporate intranets and extranets will fuel growth rates in excess of 30% in distributed infrastructure services resulting in a $140 billion market in 2002.

    As more companies implement mission-critical business applications on the Internet, the demand for outsourced provision of key Internet infrastructure and services, or Web Hosting, has significantly increased. The outsourcing of Web Sites is occurring because businesses recognize that they do not have an infrastructure sufficient to ensure reliable and responsive deployment of mission-critical applications on the Internet. In an April 1998 report, Forrester Research, Inc. cited scalability, speed and availability as the key network concerns among Fortune 1000 companies. Web Site hosting providers address these concerns by building substantial redundancy and capacious network bandwidth into their facilities. Moreover, they provide a physically secure data center environment, which helps to address businesses' security concerns as they begin to move proprietary business information over the Internet.

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
THE COMPETITIVE NEED OF MIDDLE MARKET ENTERPRISES TO AUTOMATE KEY BUSINESS PROCESSES.

    Middle market enterprises increasingly face competitive demands to automate business processes, but have frequently not been able to afford the functionality available to their larger competitors. This has been exacerbated by the shortage of IT professionals. We believe that these enterprises have a significant need for packaged application software to improve core business processes, reduce costs and enhance their global competitive position.

    We believe that many of the leading ERP software packages remain too complex and too costly to be effective solutions for middle market companies. While many ERP providers have begun offering products that are targeted for the middle market (for example, PeopleSoft Select, aSAP and Oracle Fast Forward), implementation of these packages still generally requires specialized skill sets and frequently takes three to twelve months. In addition, the infrastructure required to support these packages once implemented is also beyond the capabilities of many middle market businesses. Faced with these costs and time frames, many middle market companies choose to forgo the capabilities of leading ERP packages in favor of less functional products. We believe that a lower cost, more easily implemented approach would allow these middle market businesses to capitalize on the functionality of leading ERP packages and better position these businesses against larger competitors.

THE AVAILABILITY OF INTERNET-ENABLED PACKAGED SOFTWARE APPLICATIONS.

    Until recently, companies wanting to implement Internet applications had to develop their own software applications or customize existing packages. This made each implementation unique and costly. It also made implementation time frames and costs unpredictable. Over the past two years, however, major packaged application providers, such as Oracle, Siebel, PeopleSoft, Lawson and others, have Internet-enabled their software. This is particularly true for providers of applications for distributed users such as e-commerce, ERP applications, and sales force automation, where the increasing ubiquity of the Internet makes it a cost-efficient mechanism for implementing distributed functions.

    We believe that the availability of Internet-enabled packaged software makes it possible, for the first time, to implement these applications on the Internet in predictable time frames, with predictable costs, and without writing custom code.

THE NEED FOR AN INTEGRATED APPROACH TO PROVIDING THESE SERVICES.

    Forrester Research, Inc. reports that the overall market for outsourcing packaged software applications will grow from approximately $1 billion in 1997 to over $21 billion by 2001. Furthermore, according to Forrester Research, Inc., U.S. firms are now spending approximately a quarter of their overall IT budgets on outsourcing services. These services include packaged application software implementation and support, customer support and network development and maintenance. Reasons for the growth in outsourcing include:

    - The lack of available IT professionals.

    - The challenges faced by a non-technical company in hiring, motivating and retaining qualified application engineers and IT employees.

    - The desire by companies to focus on their core business.

    - The difficulties that businesses experience in developing and maintaining their networks and software applications.

    - The fast pace of technical change that shortens time to obsolescence and increases capital expenditures as companies attempt to keep up with leading-edge technologies.

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Enterprises faced with these problems have traditionally sought solutions from a variety of information technology providers including system integrators, ISPs, hardware and software vendors, and telecommunication companies. Thus, these companies have had to deal with at least three independent suppliers-a software applications provider, a systems integrator, and a site hosting provider-or have had to support implementation with in-house resources. There are inherent conflicts and difficulties with this approach, as each supplier is dedicated to providing its own specific product or service with only limited knowledge of the bundle of products and services required to provide the complete business solution. USI believes that these trends create a substantial market opportunity for a single-source solution that combines software from multiple vendors, hardware, systems integration and Internet-based communications in an integrated service offering.

THE USI SOLUTION

    USI believes that it is well positioned to take advantage of these trends. We have established our IMAP services as a leading single-source solution for the Internet-enabled application software needs of middle market enterprises. We take responsibility for the deployment and maintenance of the IMap best-of-breed packaged software applications, allowing our clients to focus on their core competencies without mediating among disparate vendors. USI's IMap solutions enable clients to buy these mission-critical functions as a service from a single vendor, rather than as a collection of technologies from multiple vendors.

    USI has teamed with major packaged application software providers to implement its IMAP offerings. USI has built a network of EDCs through which its clients' business software applications are deployed. The network offers fast, reliable and secure access to USI-managed client application Web Sites, which serve as the "Internet gateways" for enterprises and their employees, customers and partners to access and use business application software and data. The servers are procured and maintained by USI and dedicated to specific clients. Clients can define specific groups, such as their sales force, customers, or investors, to have full or limited access to their Web Sites. Because USI's network is deployed globally, access to customer applications can be equally responsive in North America, Europe, and Asia. Moreover, backup across disparate geographies is designed to ensure reliability and data integrity. USI provides packaged application software and support along with its services on the basis of multi-year contracts paid on a monthly basis. We believe that the combination of our Internet communications capability along with Internet-enabled software applications makes our IMAP offerings the first truly integrated Internet communications and computing solution.

DELIVER INTEGRATED SERVICE OFFERINGS AROUND BUSINESS PROCESSES

    We have built and acquired expert product teams that specialize in implementing IMAP solutions to support specific business processes. USI's Consulting and Implementation (C&I) teams have specific expertise in implementing our IMAP solutions for sales force automation, supply chain management, human resource management, e-commerce, decision support, customer service and core financials. Each team has the capability to integrate a specific application software package and the required Internet communications services, which together provide a total solution for a specific business process. These teams can implement applications and generate value for customers very quickly. For example, our typical implementation of Siebel technology is designed to be completed in 45 days. We believe that this provides a competitive advantage versus a more conventional implementation of six months to more than a year. The C&I teams hand off the implemented application to USI's Operations group, which runs and maintains the application as well as provides ongoing support to USI's customer through its Client Care organization.

                                       25
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LEVERAGE STRATEGIC RELATIONSHIPS WITH LEADING SOFTWARE APPLICATION PROVIDERS

    USI has established relationships with vendors in key application areas, including Siebel in sales force automation, customer service and enterprise marketing; PeopleSoft in human resources and financials; Sagent in decision support; and BroadVision in e-commerce. USI is the exclusive provider of outsourced solutions for direct customers of Siebel in North America and is one of nine currently certified outsourcing partners for PeopleSoft. The agreements with software providers generally enable us to deploy the applications as a service, without the need to establish a separate licensing arrangement for each client. The agreements also enable us to provide our clients with an economically attractive service offering, and afford us co-marketing and co-branding opportunities. These agreements provide us with an initial software portfolio that can meet a broad range of our clients' ERP, e-commerce, and communication needs. In addition, the agreements provide us with an accelerated path to developing our expert product teams around the software applications and business processes these applications support.

OPERATE A SPECIALIZED GLOBAL NETWORK

    USI has constructed a highly reliable, fully redundant global network specifically designed to support its IMAP solutions. The USI network is designed to provide the fastest possible response time, the highest level of security and 99.9% availability to its clients. USI has EDCs in Annapolis and Milpitas (Silicon Valley), Amsterdam and Tokyo. These EDCs are monitored and managed from our GEMC in Annapolis and a remote back-up GEMC in Milpitas. The network is designed around dual primary backbones connecting our EDCs and GEMCs. Our dedicated network is linked to the Internet in North America via six major backbone providers, allowing the Company's customers to bypass congested public exchange points. Large storage arrays in Annapolis and Milpitas provide real-time back-up of North American client sites, enabling us to provide an unusually high level of data integrity. We use our proprietary network operations platform, USIView, to proactively manage and monitor our network systems, telecommunications hardware, network connectivity, operating systems and applications software.

IMPLEMENT SERVICES-BASED BUSINESS MODEL

    We sell our IMAP solutions as a service, not as a technology. Accordingly, our clients sign long-term contracts with fixed monthly payments made as the service is delivered. We believe that selling our IMap solutions as a service reduces our clients' initial capital expenditures and makes it easier for non-technical executives to purchase our products.

THE USI STRATEGY

    The focus of our strategy is to deliver timely, reliable and secure IMAP services to each of our clients. We believe that by doing so we will rapidly build our client base and secure long-term relationships with those clients. We will also continue investing to maintain a value advantage over our competitors and to capitalize on our first mover advantages, as follows:

    - INCREASE THE NUMBER OF SOFTWARE RELATIONSHIPS--USI plans to enter into strategic partnerships with additional application software vendors. This will enable us to expand our portfolio of IMAP solutions and reduce our reliance on any one software provider. USI sees opportunities in additional application areas, such as supply chain management, as well as in specific vertical market segments.

    - ENHANCE THE CAPACITY AND FUNCTIONALITY OF OUR GLOBAL NETWORK OF EDCS--Today, we provide European and Asian mirror sites to our clients from co-located EDCs in those geographies. As our client base expands, we intend to build dedicated EDCs in Europe and Asia to increase our capacity. Once these EDCs are built, we also intend to begin soliciting European and Asian source business. We also view the Latin American market as holding substantial potential.

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
    - ACQUIRE ADDITIONAL SYSTEMS INTEGRATORS--As we expand our offerings, we may acquire additional systems integrators to support the introduction of these service offerings. We have found that the easiest way to enter new application areas is to acquire existing businesses that focus on those applications. This approach not only brings a team with immediately relevant experience, it also brings reference accounts and the potential for cross-selling USI products to the acquired company's customer base.

IMAP OFFERINGS

    Our current IMAP offerings provide integrated solutions to meet the needs of middle market clients implementing distributed business functions. These solutions encompass four elements:

    - LEADING PACKAGED APPLICATION SOFTWARE. USI'S application packages address major business process areas including e-commerce, sales force automation, human resource management, decision support, supply chain management, and core financials. USI has chosen to focus on mission-critical business processes that serve distributed users. These processes can gain maximum value from Internet implementations and from USI's infrastructure.

    - USI-MANAGED CLIENT APPLICATION WEB SITES AVAILABLE VIA USI's GLOBAL NETWORK. USI-managed client application Web Sites are housed on dedicated USI-managed servers and available via a reliable, high-performance and secure global Internet network. Each content server in an EDC is procured and maintained by USI and is dedicated to a specific client. This is designed to ensure responsiveness and allows clients to define which groups will have full or limited access to the Web Site or server.

    - CONSULTING AND SYSTEMS INTEGRATION SERVICES. IMAP consulting and system integration services define, develop and deliver the combination of hardware, network services, and application software that meet a specific customer's needs. Within the IMAP solutions, USI does not develop software nor does it implement substantial customization of existing packages. Rather, modular packages applications are configured to meet a customer's requirements.

    - INTEGRATED CLIENT SERVICE. Once implemented, IMAP solutions are efficiently operated in USI's network of EDCs. 24x7 client support from dedicated teams with specific knowledge of each client implementation is a component of all IMAP solutions.

    In addition to the specific application areas that USI supports, we make our infrastructure available to clients who want to implement their own applications in a high-performance Internet environment. Clients for this complex Web Site hosting realize all the reliability, security, and responsiveness benefits of USI's network; however, USI takes no responsibility for the application itself. We believe that many of USI's Complex Web Site Hosting clients intend to migrate to a USI-supported application over time.

    Our IMAP contracts are generally not less than three years in length (although client contracts signed pursuant to our agreement with Siebel may have a term as short as six months) and most provide for a modest initial payment. The contracts are non-terminable, but do provide for payment reductions in the event that agreed service levels are not met. As an inducement to attract several of our earliest clients, we agreed to early termination clauses without substantial penalties. We do not intend that these inducements to "lighthouse accounts" become our standard practice.

STRATEGIC SOFTWARE VENDOR RELATIONSHIPS

    In developing our IMAP solutions, we have formed relationships with certain market-leading software providers whose platforms support critical business processes. These application providers include Siebel, PeopleSoft, BroadVision, and Sagent. We believe that USI has proven to be an attractive partner for these software companies because of our strategy to deliver integrated solutions to middle market enterprises in a cost-effective service model. Each of our software agreements is unique, but most allow us to deploy

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packaged application software as a service without the need to establish a separate licensing arrangement for each client. The agreements also generally include co-marketing, specialized product training and preferred pricing on the licenses to the software. USI plans to enter into additional agreements with other software vendors over time.

    Each of USI's key application software relationships is described below.

    SIEBEL. Siebel is the recognized leader in providing Enterprise Relationship Management (ERM) applications, a range of product offerings that includes sales force automation, customer service/help desk, and enterprise marketing. USI and Siebel have entered into an agreement whereby USI is the exclusive provider of outsourced Siebel ERM applications for direct customers of Siebel in North America.

    Our agreement with Siebel establishes a joint program in which the Siebel sales force will offer outsourcing as a product option. While Siebel will, in most instances, retain control of the application licensing, USI will implement the application in its data center, provide on-going management and support, and may provide its C&I services. ERM opportunities identified by USI's sales force will be handled in the same manner. In return for the exclusivity of this relationship, USI has agreed not to offer any competing ERM applications as part of its IMAP solutions. The agreement provides for payments to USI should Siebel choose to move customers whose individual contracts have not expired at the termination of the agreement, should the agreement not be extended. The agreement mandates joint marketing programs, joint oversight of, and agreement on, the program to sell outsourced ERM applications, and commissioning of both Siebel and USI sales representatives participating in each sale.

    PEOPLESOFT. USI and PeopleSoft have agreed to offer PeopleSoft human resource and core financial applications as IMAP solutions. PeopleSoft is an established leader in the ERP software industry and the recognized leader in human resource management solutions. USI is one of nine currently certified PeopleSoft outsourcing partners.

    Our agreement with PeopleSoft provides that outsourcing opportunities identified by USI's sales force be jointly marketed and quoted. Opportunities identified by the PeopleSoft sales force will be jointly marketed and quoted with one of its certified outsourcing partners. Customers who elect outsourcing through USI will purchase USI's IMAP solution. USI will pay PeopleSoft a percentage of the total revenue received, in lieu of a standard licensing fee. The agreement also provides for the sharing of rapid deployment methodologies, complete 24x7 software support, the ability to joint market products and services, shared visibility at industry events, sharing of sales leads and joint training efforts.

    BROADVISION. USI and BroadVision have agreed to offer BroadVision's e-commerce application as an IMAP solution. BroadVision's e-commerce application has been adopted by enterprises across a broad range of industries. The agreement with BroadVision allows USI to offer a robust set of e-commerce solutions for business-to-business and business-to-consumer commerce.

    Our agreement with BroadVision allows for attractive discounts on licenses. Our arrangement with BroadVision also provides for flexible use of licenses worldwide, sharing of development methodology, 24x7 technical support, joint sales activity and co-marketing.

    SAGENT. USI and Sagent have agreed to offer Sagent Enterprise Data Mart and Decision Support Systems applications as an IMAP solution. Sagent is currently fully prepared to service the emerging data warehousing market with its turnkey, fully Internet-enabled, data warehousing solution. Oracle and Siebel have selected Sagent as the exclusive data modeling and data movement technology upon which their data warehouse products are based.

    Our agreement with Sagent allows for attractive discounts on licenses and services and grants us the right to distribute the software as part of our IMAP solution without the need to establish a separate licensing arrangement for each client. The agreement also provides for flexible use of the licenses worldwide, access to rapid deployment methodology, 24x7 software support, joint marketing, visibility as a Sagent Premier Partner at industry events, shared training resources, and sharing of sales leads.

    OTHER RELATIONSHIPS. In addition to the applications described above, we implement some e-commerce solutions based on Microsoft Site Server, pursuant to a licensing agreement with Microsoft Corporation. We also implement many of our IMAP solutions utilizing Oracle databases, pursuant to a licensing agreement with Oracle. We have agreed to make Oracle our standard database for most of our ERP implementations. In addition, USI and Oracle are discussing a potential arrangement allowing USI to offer certain Oracle applications as part of our IMAP solutions.

USI'S NETWORK

    We designed our global network specifically to provide superior performance for the IMAP offerings. The USI global network was engineered around three core design principles:

    - Provide uptime of 99.9% or better to the entire network, which includes the dedicated customer server.

    - Provide fast and predictable response time and access to customer content globally.

    - Provide reliable and customized network security.

NETWORK UPTIME

    The USI global network is designed to ensure 99.9% uptime by: (i) minimizing integration of disparate vendors; (ii) utilizing component redundancy; (iii) mirroring of client servers in separate EDCs; and (iv) the use of USIView, USI's global end-to-end network management system. USI's network is designed around Cisco networking hardware, which minimizes multi-vendor integration and reduces the risks of hardware incompatibility and implementation delay. Cisco has designated USI's network as a Cisco Powered Network, indicating that Cisco has reviewed and approved the network design. USI's network architecture relies on redundancy of network hardware, facilities infrastructure (such as power supplies) and telecommunications circuits, which maximizes the network availability. In addition, we have redundant EDCs, GEMCs, and wide-area networks
(WANs) connecting our EDCs. This WAN connection is used to dynamically mirror or provide a duplicate site for each client at one of our other EDC locations. This mirroring feature protects the site from downtime resulting from catastrophic failure at a specific geographic location. For clients requiring real time disaster recovery, USI utilizes storage arrays that enable real time data mirroring and are designed to maintain the integrity of data to within one second.

    The GEMC staff manages and monitors the network systems environment, telecommunications hardware and data content servers in all of USI's EDCs, both domestic and international, using USIView, USI's global network operations technology, an end-to-end network management platform. USIView consists of an integrated suite of scaleable software tools that allow the GEMC staff to proactively monitor systems-level events, processes and thresholds. USIView is the foundation of USI's systems and operations management strategy, providing us with a unified configuration and change management method; an event correlation facility that collects, processes, and responds to management event information from a variety of sources; and a central repository for inventory and asset management information.

FAST RESPONSE TIME

    In order to facilitate the faster response time, USI has designed its network to avoid congestion areas on the Internet and specifically designed its primary GEMC to support its integrated network. USI seeks to avoid the known Internet congestion points at the Metro Area Exchanges (MAEs) and at the Network Access Points (NAPs). In order to bypass the MAEs and NAPs, USI's network in North America connects directly with six major Internet carriers' backbones, which carry about 85% of all the traffic on the Internet today. Client data is routed directly over an ISP's network to USI's network, bypassing such congested public exchange points. Independent benchmarking has confirmed that USI's network delivers Web-based content to end users from two to seven times faster than many other major Web Site hosting providers.

NETWORK SECURITY

    Each EDC features multiple levels of security to isolate private information from public information. Private network infrastructure is physically isolated with cabling, switches, and routers separately maintained from the hardware for the public network infrastructure. In addition, access to the EDCs and GEMCs is restricted to authorized personnel by hand scan readers, which also monitor and record entrances and departures. The public network and the private network have minimal electronic or logical interconnection and are connected only through a redundant firewall. The network also includes firewall products that enforce data security and policy-based routing for clients who prefer secure access to server resources. USI believes that these measures ensure complete separation and security between its public and private networks.

SALES & MARKETING

    USI offers its products and services through a U.S.-based direct sales organization. Each sales representative is responsible for a limited number of client relationships. USI believes this approach enables its sales representatives to understand each client's specific business needs thoroughly and to provide top quality ongoing support. USI currently has 18 sales representatives located throughout the United States. We intend to expand our sales organization into all major U.S. markets.

    The USI sales teams target U.S.-based medium-sized enterprises with annual revenues ranging from $50 million to $1.0 billion and selected divisions of larger multi-national organizations. Our sales strategy emphasizes that IMAP solutions enable clients to avoid extensive initial capital outlays, maintain focus on their core businesses, reduce technical and integration risks, and shorten implementation time for software applications.

    In conjunction with its software partners, USI has developed programs to attract and retain high quality, motivated sales representatives that have the technical skills and consultative selling experience necessary to sell USI's IMAP solutions. In addition, USI's acquisitions have augmented the sales and technical team, and have created opportunities for more rapid market penetration in their geographic region and access to established business relationships for cross selling.

    USI has established a marketing communications organization that is responsible for the branding and marketing of all USI's IMAP solutions and for distinguishing IMAP as a branded product offering. The marketing organization is responsible for all new service launches to insure both internal execution and marketplace acceptance. The marketing organization has developed cooperative marketing and trade show participation programs in conjunction with USI's strategic software and hardware partners.

    USI is finalizing a marketing agreement with U S WEST Communications, Inc., the incumbent local exchange carrier in fourteen western states. By the terms of that agreement, U S WEST gains exclusive rights to market USI's IMAP products in its fourteen-state region. USI makes its products available to U S WEST at a discount, and provides technical support in the sale. The agreement with respect to any IMAP offering can be canceled in the event that U S WEST does not achieve an agreed quota of sales for that offering. Moreover, the exclusive arrangement is not binding on any successor organization to USI.

ACQUISITION STRATEGY

    USI's strategy for growth includes both internal development of its operations and strategic acquisitions. The goal of our acquisition strategy is to accelerate market penetration, build upon our core competencies and expand our technical staff and sales force. USI targets acquisition candidates based on their fit in USI's overall business plan with a particular focus on the development of expert product teams around specific business processes. Once a candidate is acquired, USI integrates its IMAP products with the existing service offerings of the acquired company and leverages the acquired sales force and customer base to expand market opportunities. In this way, USI accelerates its market penetration and gains established customer relationships, complementary skill sets and operational core competencies.

    To implement its acquisition strategy, USI has sought acquisition candidates with experienced technical professionals supported by project managers, training personnel and a direct sales force. The ideal candidate is a small to mid-sized, high-growth company with a focus toward service revenues, a business relationship with one or more of our packaged application software providers and a management team that shares our vision.

RECENTLY ACQUIRED COMPANIES

    To date, USI has acquired two companies. IIT, which was acquired in September 1998, and ACR, which was acquired in October 1998. Described in more detail below, these two companies have provided USI with an existing PeopleSoft business partner relationship and Oracle and Sybase database integration and implementation. The companies add expert product teams in ERP and add core competencies in network integration, systems integration, and Internet services. The acquired companies also provide a marketing, sales, training and operational presence in the Florida, California, Chicago and New York/New Jersey regions.

    The table below sets forth information regarding the acquired companies as of December 31, 1998.

                  TECHNICAL                                                                      1998
                  AND SALES       PRIMARY          EXPERT           CORE         NUMBER OF      REVENUE
COMPANY           PERSONNEL      LOCATIONS       PRACTICES      COMPETENCIES     CUSTOMERS    ($ MILLION)
--------------  -------------  --------------  --------------  --------------  -------------  -----------
IIT                      35    Miami           PeopleSoft      Application              15     $  6.9
                               Chicago                         Integration,
                               Los Angeles                     Systems
                                                               Integration

ACR                      45    New York        Oracle          Systems                  25     $  7.5
                                               Sybase          Integration,
                                                               Software
                                                               Development

    INTERNATIONAL INFORMATION TECHNOLOGY, INC. IIT is a comprehensive provider of PeopleSoft human resources management and system implementation. The company's consulting professionals possess expertise in human resources management as well as accounting and financial systems. IIT specializes in software development, systems analysis and design, and systems integration solutions. IIT is a PeopleSoft Global Implementation Partner. IIT's clients represent a wide variety of industries, including manufacturing, utility, banking, government, food and services. IIT provides USI with a regional expert practice focused on PeopleSoft applications and a team of approximately 35 technical consultants dispersed across the United States. IIT was purchased for $12.8 million and warrants to purchase 400,000 shares of Common Stock at an exercise price of $2.00 per share. In addition, if IIT meets certain revenue, EBITDA and employee retention goals, the total cash purchase price can be increased by up to $4 million.

    ADVANCED COMMUNICATION RESOURCES, INC. ACR, a New York based systems integration services company, specializes in Oracle and Sybase database application integration and business consulting services focused on the financial industry. ACR is a Sybase Training Partner and a Microsoft Authorized Training Center. ACR provides USI with a market presence in the New York/New Jersey region, as well as approximately 35 technical consultants and 4 sales representatives. ACR was acquired for $2.5 million in cash, a $3.5 million note (repaid on January 6, 1999) and warrants to purchase 500,000 shares of Common

Stock at an exercise price of $2.00 per share. In addition if ACR meets certain revenue, EBITDA and employee retention goals, the total cash purchase price can be increased by up to $5 million.

    IIT and ACR are the primary providers of the traditional IT services we sell. In addition, our other implementation teams occasionally sell these services on a time and materials basis. Both IIT and ACR are being successfully integrated into USI, with minimal loss of staff and continuing growth in each business. Sales, accounting, and administrative functions have been combined. Both companies are also now supporting the implementation of specific IMAP offerings.

CLIENTS

    USI targets North American-based middle market enterprises and selected divisions of larger multinational organizations. We believe that these organizations will gain the most competitive advantage from IMAP solutions and that they provide the greatest opportunity for the outsourcing of IT operations. Currently, business software application vendors are providing software predominantly to larger organizations. Historically, attempts to market to middle market enterprises have generally been unsuccessful due to the high up-front costs to obtain the required software, the long lead time to integrate the software into the specific business process, and the competition for and shortage of IT resources in middle market companies.

    USI currently has clients for both its IMAP offerings and the traditional IT services sold by IIT and ACR. As of December 31, 1998, USI had seven IMAP clients representing a backlog (revenues under contract but not yet earned) in excess of $2.0 million (of which approximately $1.0 million will be earned in the next twelve months). USI and its acquired entities are currently serving in excess of 35 customers with traditional IT services, many of whom are candidates for cross-selling IMAP offerings. As of December 31, 1998, selected clients of USI included:

            IMAP CLIENTS                  TRADITIONAL IT SERVICES CLIENTS
-------------------------------------  -------------------------------------

        Sunburst Hospitality                     Kaiser Permanente
        GE Capital Retirement                          Nike
            Abaccy Group                    Southern California Edison
             Legg Mason                           Lockheed Martin
               Sagent                              Deutsche Bank
               Lattice                         Prudential Insurance

CLIENT CARE

    A central element of the IMAP solution is a high level of responsive personalized service, referred to as "Client Care." Through the USI Client Care process, a specific technical account manager is assigned to each client and support teams are designated to back up the account managers. This structure is designed to ensure full 24x7 availability of service. Assigned support teams comprise senior client support specialists, network engineers, and packaged application engineers. The teams have further support from a group of product specific application engineers who are trained in specific software applications offered by USI.

COMPETITION

    The market for Internet-related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet market have attracted many start-ups as well as extensions of existing businesses from different industries. In the market for Internet-enabled application software and network solutions, we compete on the basis of performance, price, software functionality and overall network design. While USI's competition comes from many industry segments, we believe no single segment provides the integrated, single-source solution provided by USI. Current and prospective competitors include systems integrators; national, regional and local ISPs; hardware and software suppliers; and telecommunications companies.

    SYSTEMS INTEGRATORS. We compete with national, regional, and local commercial systems integrators. Certain of these companies bundle their services with software and hardware providers and perform a facilities management outsourcing role for the customer. Also, certain competitors have greater name recognition or more extensive experience than we do. EDS, Andersen Consulting, PricewaterhouseCoopers and MCI Systemhouse, among others, provide professional consulting services in the use and integration of software applications in single-project client engagements. Large systems integrators may establish strategic relationships with software vendors to offer services similar to our IMAP offerings. We expect that regional systems integrators are likely to compete with us based on local customer awareness and relationships with hardware and software companies. Additionally, regional systems integrators may align themselves with ISPs to offer complex Web Site management combined with professional implementation services.

    ISPS. Our current primary competitors include business-focused ISPs with a significant national presence, such as UUNet Technologies, Inc., GTE Internetworking Incorporated, PSINet, Inc., Concentric Network Corporation, DIGEX, Frontier Corporation and Exodus Communications, Inc., among others. While we believe that our level of service, support and targeted business focus distinguish us from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do, and have extensive coast-to-coast Internet networks.

    HARDWARE AND SOFTWARE COMPANIES. We compete with hardware and software companies in providing packaged application solutions as well as network infrastructure. In order to build market share, both hardware and software providers may establish strategic relationships in order to enhance their service offerings. IBM Solutions currently provides applications outsourcing around its Lotus Notes products and delivers the service via the IBM network infrastructure. J.D. Edwards & Company, a developer of ERP software, has announced that it will offer its software in an outsourced model. SAP Aktiengesellschaft has formed an outsourcing organization to develop key partnerships with leading consulting firms with the intent of offering SAP software. We believe that additional hardware and software providers, including certain of our strategic partners, may enter the outsourcing market in the future.

    TELECOMMUNICATIONS COMPANIES. All of the major long distance companies, including AT&T, MCI WorldCom, and Sprint, offer Internet access services. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, we believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and purchasing connectivity from, ISPs. Accordingly, USI expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. We believe that our local presence, our strong technical and data-oriented sales force and our offering of branded software applications are important features distinguishing us from the telecommunications companies.

    OTHER POTENTIAL COMPETITORS. It is possible that new competitors or alliances may emerge and gain market share. Such competitors could materially affect our ability to obtain new contracts. Further, competitive pressure could require us to reduce the price of our products and services thus affecting our business, financial condition and results from operations.

PROPERTIES

    USI is headquartered in Annapolis, Maryland, where it currently leases its principal executive office. USI's training and conference facilities are located in a building it owns in Annapolis, Maryland.

    We lease offices and space in a number of locations, primarily for EDC and GEMC installations. We believe that our leased facilities are adequate to meet our current needs in the markets in which we have begun to deploy our services, and that additional facilities are available to meet our expansion needs in our target markets for the foreseeable future.

EMPLOYEES

    As of December 31, 1998, we employed approximately 348 people, including full-time and part-time employees at our corporate headquarters, our GEMCs and EDCs and at our subsidiaries. We consider our employee relations to be good. None of our employees are covered by a collective bargaining agreement.

LEGAL PROCEEDINGS

    From time to time we may be involved in litigation that arises in the normal course of business operations. As of the date of this Prospectus, we are not a party to any litigation that we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

                                   MANAGEMENT

    The following sets forth certain information regarding our current directors and executive officers.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Christopher R. McCleary(1)...........................          45   Chief Executive Officer and Chairman of the Board
Stephen E. McManus...................................          49   President and Director
Jeffery L. McKnight..................................          55   Executive Vice President of Operations and Client
                                                                    Services
Andrew A. Stern......................................          41   Executive Vice President and Chief Financial Officer
Vincent L. Romano....................................          52   Senior Vice President World Wide Sales
Matthew D. Kanter....................................          36   Vice President and General Manager--Data Warehouse
                                                                    Implementation and President of ACR
L. Sebastian Alegrett................................          34   Vice President and General Manager-- PeopleSoft
                                                                    Implementation Group and President of IIT
R. Dean Meiszer(3)...................................          42   Director
Benjamin Diesbach(2).................................          52   Director
David J. Poulin(3)...................................          39   Director
Ray A. Rothrock(1)(3)................................          43   Director
Frank A. Adams(1)(2).................................          52   Director
William F. Earthman(1)(2)............................          47   Director
John H. Wyant(1).....................................          52   Director
Joseph R. Zell.......................................          38   Director
Michael C. Brooks (1)(2)(3)..........................          53   Director

------------------------

(1) Member of the Executive Committee

(2) Member of the Compensation Committee

(3) Member of the Audit Committee

    CHRISTOPHER R. MCCLEARY is a co-founder of USI and has served as the Chairman and Chief Executive Officer of USI since January 1998. Prior to founding USI, he was the Chairman and Chief Executive Officer of DIGEX, Inc. from January 1995 to December 1997. Prior to serving at DIGEX, Mr. McCleary served as Vice President and General Manager of a unit of American Mobile Satellite Corporation, a satellite communications company, from January 1991 to December 1994.

    STEPHEN E. MCMANUS is a co-founder of USI and has served as its President and a Director since April 1998. Prior to joining USI, Mr. McManus was Director of U.S. Sales for the telecommunications unit of Data General Corporation from January 1998 to March 1998. From June 1995 to December 1998 Mr. McManus served as a Branch Manager for Silicon Graphics. Prior to joining Silicon Graphics, Mr. McManus held several positions at Data General Corporation from June 1988 to May 1995, including District Manager for Distributor Sales, VAR District Manager and Branch Manager.

    JEFFERY L. MCKNIGHT has been Executive Vice President of Operations and Client Services since December, 1998. He originally joined USI in June of 1998 as Senior Vice President of Client Care. Previously, he held senior marketing and operations positions with Aeronautical Radio, Inc. (ARINC) the communications arm of all of the domestic airlines, for 10 years. Prior to ARINC, he held senior operations positions with Systems One, Inc.

    ANDREW A. STERN has been Executive Vice President and Chief Financial Officer of USI since July 24, 1998. Prior to joining USI, Mr. Stern held positions at USF&G Corporation, an insurance company, from May 1993 to July 1998, most recently as Executive Vice President, Strategic Planning and Reinsurance Operations. In addition, Mr. Stern was a partner of Booz Allen & Hamilton, an international management and technology consulting firm with whom he was employed from August 1981 to May 1993.

    VINCENT L. ROMANO, JR. has served as USI's Senior Vice President, Worldwide Sales since he joined USI in July 1998. Prior to joining USI, Mr. Romano served in various positions at Motorola, Inc. from March 1989 to July 1998, including Vice President and Director of Worldwide Sales Operations for its computer group. Prior to Motorola, he held senior sales positions with Data General, Inc.

    MATTHEW D. KANTER has served as the Company's Vice President and General Manager, Data Warehouse Implementations since October 1998. He joined USI after USI's aquisition of ACR, where he was President, CEO, and Technical Director from January 1993 to October 1998. ACR delivers applications development and systems integration services to the financial services community in the Northeastern United States. Before joining ACR, Mr. Kanter was Director of Technical Services at Simpson, Thacher and Bartlett.

    L. SEBASTIAN ALEGRETT has served as USI's Vice President & General Manager, PeopleSoft Implementation Group, since September 1998. From February 1994 to September 1998 he was the President and CEO of IIT, PeopleSoft Global Alliance Partner founded by Mr. Alegrett. USI acquired IIT in September 1998.

    R. DEAN MEISZER has been a director of USI since it was founded. He has been President and Managing Director of The Crisler Company, a Cincinnati-based investment firm, since May 1989. Prior to Crisler, Mr. Meiszer was Senior Vice President of Society Bank.

    BENJAMIN DIESBACH was elected as a director of USI in May 1998 as a designee of Mr. McCleary in his role as Chief Executive Officer of USI. He has been President of Midwest Research, Inc., a consulting firm, since he formed it in January 1995. Prior to forming Midwest Research, Mr. Diesbach was Chief Executive Officer of Continental Broadcasting, Ltd., a broadcasting company, from September 1993 to January 1995.

    DAVID J. POULIN was elected as a director of USI in May 1998 as a designee of Mr. McCleary in his role as Chief Executive Officer. He has been the head hockey coach at the University of Notre Dame since May 1995. Prior to joining Notre Dame as hockey coach, Mr. Poulin played in the National Hockey League for 13 years.

    RAY A. ROTHROCK was elected as a director of USI in June 1998 as a designee of the Venrock Group. He has been a General Partner of Venrock Associates, the venture capital investment firm of the Rockefeller Family, since June 1988. Prior to joining Venrock, Mr. Rothrock was President and Director of the New York Venture Capital Forum. Mr. Rothrock has served on the Boards of Directors of numerous technology companies, including DIGEX, CheckPoint Software Technology, Spyglass, Inc., Appliant Inc. and Simba Technology.

    FRANK A. ADAMS was elected as a director of USI in June 1998 as a designee of the Grotech Group. He is the President and Chief Executive Officer of the Grotech Capital Group, which he co-founded in August 1984. Mr. Adams has served as President of the Mid-Atlantic Venture Association since July 1985. He has served on the Board of Directors of a number of technology companies including Thunderbird Technologies, Inc. and EPIC Therapeutics, Inc.

    WILLIAM F. EARTHMAN was elected as a director of USI in June 1998 as a designee of the Massey Burch Group. He has been a Partner of Massey Burch Capital Corporation since January 1994. Prior to becoming a partner at Massey Burch Capital Corporation, Mr. Earthman served from January 1990 as a Vice President of Massey Burch Investment Group. Prior to Massey Burch, he worked for the investment banks J.C. Bradford & Co. from September 1975 to October 1981, Prudential-Bache Securities from October

1981 to November 1985 and First Nashville Corp. from December 1985 to December 1989. He currently serves on the board of Intellivoice Communications, Inc. and Legal Technologies Network, Inc.

    JOHN H. WYANT was elected as a director of USI in June 1998 as a designee of the Blue Chip Group. He is the Managing Partner and President of Blue Chip Venture Company, which he founded in 1990. Mr. Wyant is currently a director of Regent Communications, Inc., Zaring Homes, Inc. and Ciao Cucina Corporation. He previously served as a director of DIGEX.

    JOSEPH R. ZELL was elected as a director of USI in July 1998 as a designee of U S WEST. Since December 1991, he has held several positions with the !NTERPRISE Networking division of U S WEST Communications, Inc. He has been President of the division since March 1997.

    MICHAEL C. BROOKS was elected as a director of USI in December 1998 as a designee of the Whitney Group. He has been a general partner of J. H. Whitney & Co. since 1984. He is also a director of SunGard Data Systems, Inc., Pegasus Communications, Inc., Nitinol Medical Technology, Inc. and various other private companies.

OTHER KEY EMPLOYEES

    In addition, we employ the following other key employees:

    L. GARRETT BROWN has been Vice President of Product Development for USI since joining USI in July 1998. Mr. Brown most recently served as Product Manager of Collocation Services and Managed Hosting for UUNet Technologies overseeing the product introduction. Prior to that he managed the Major Opportunities, Server Hosting Division of UUNet Technologies.

    LAWRENCE BRUNELLE has served as USI's Vice President of Consulting and Implementation Services since he joined USI in June 1998. Prior to joining USI, Mr. Brunelle worked as a Managing Associate with Coopers & Lybrand Consulting from August 1997 to June 1998. Prior to working at Coopers & Lybrand Consulting, he was a senior technical manager with Andersen Consulting from June 1996 to August 1997. In addition, from June 1990 to June 1996, Mr. Brunelle served in various project management and technical consulting positions with Booz Allen & Hamilton, Inc.

    MICHAEL HARPER has been Vice President of Product Marketing of USI since joining USI in April 1998. Mr. Harper joins USI with over 13 years experience in systems management, marketing and sales. He recently served as the Mid-Atlantic Region Systems Manager for Silicon Graphics, Inc. with responsibility for pre-sales and professional services to federal and commercial customers.

    RICHARD A. HRONICEK has been Vice President and General Manager, North America West for USI since joining USI in June 1998. Previously, he was a consultant providing telecommunications expertise in mergers and acquisitions, business strategy, and the acquisition and sale of Internet service providers. Before that he served as the President and CEO of Javelin Internet Group. Mr. Hronicek was also President, CEO, and founder of Pacific Bell Internet Services.

    WILLIAM G. KARPOVICH has been Vice President of Product Development, Complex Web Hosting since he joined USI in May 1998. Prior to joining USI, he was Director of Internet Products, a division of the NDC Group, Inc. Prior to that, Mr. Karpovich was Director of Product Management at DIGEX.

    JOHN W. LICCIONE has served as Vice President, Research and Development for USI since joining USI in April 1998. Prior to joining USI, he was Director of System Development in the Network Services Division of ARINC, Inc.

    MARK J. MCENEANEY has been Vice President and Controller of USI since joining USI in April 1998. Prior to joining USI, he was Chief Financial Officer of Questar Builders, Inc., and of William Ryan Homes, Inc. Mr. McEneaney is a CPA and was with Ernst & Young LLP as a Senior Audit Manager prior to joining William Ryan Homes.

    MICHELE PERRY has been Vice President, Marketing for USI since joining USI in July 1998. Previously, she was Senior Vice President of Marketing and Vice President of Product Management for Versatility, Inc. Ms. Perry was also General Manager of Software AG's Federal Systems Region and then General Manager of the Capital Region.

    CHRISTOPHER M. POELMA is a co-founder of USI and has served as a Senior Vice President and General Manager since November 1998. He originally joined USI in April 1998 as its Executive Vice President, Chief Technology Officer. Prior to joining USI, Mr. Poelma was Vice President of the Enterprise Solutions division of MICROS Systems, Inc., a technology company, from October 1997 to March 1998. From January 1996 to October 1997 Mr. Poelma served as an Engagement Manager for telecommunications and healthcare at Sun Microsystems, Inc. From January 1994 to December 1995, Mr. Poelma served as Director of the Enterprise Solutions Group at Unisys, Inc. Prior to his position at Unisys, Inc., Mr. Poelma held various positions at Electronic Data Systems, Inc. from January 1987 to January 1994 including Systems Engineering Supervisor and Systems Engineering Manager.

    WILLIAM T. PRICE has been Vice President, Secretary and General Counsel of USI since joining USI in April 1998. Prior to joining USI, Mr. Price was the senior trial associate in the Baltimore-based law firm of Albright, Brown & Goertemiller, where he represented major corporate clients in antitrust, copyright, intellectual property and other commercial matters in various state and federal courts.

    JAY W. ROBERTSON is our Vice President of Operations. He joined USI in May 1998 as Vice President Support Services. Prior to joining USI, Mr. Robertson was the Senior Director of Network Services for the ARINC Corporation Radio Division. Prior to ARINC, Mr. Robertson was with Sprint Corporation for 13 years.

    JOHN TOMLJANOVIC has been Vice President, Client Care since November 1998. He joined the company in June 1998 as its Director of Application Engineering. Prior to joining USI, Mr. Tomljanovic was with Andersen Consulting from June 1992 to May 1998, most recently as a Manager in the telecommunications group.

    JOHN P. STREETEN has been Vice President, Finance of USI since November 1998. He originally joined USI in July 1998 as Vice President, Mergers and Acquisitions. Prior to joining USI, Mr. Streeten was with IBM as a Finance Manager of Acquisitions and Alliances. Prior to that, Mr. Streeten was District Sales Manager of Lotus Development Corporation, an IBM subsidiary. Mr. Streeten was also Regional Sales Manager at CalComp, Inc., a $520 million manufacturer of computer graphics hardware and peripherals.

    BRENDA WOODSMALL has been Vice President Human Resources for USI since joining USI in May 1998. Prior to joining USI, Ms. Woodsmall was an independent consultant based in the Annapolis and Washington, D.C. areas performing recruiting, customer service training programs, and other human resources work with startup companies. Her last corporate role was Senior Vice President of Human Resources at System One Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

    In June 1998, the Board of Directors established a Compensation Committee, an Audit Committee and an Executive Committee. The Compensation Committee makes recommendations concerning salaries and incentive compensation of our employees and consultants and administers the Option Plan (as defined). The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including reviewing our audit policies, overseeing the engagement of our independent auditors and developing our financial strategies. The Executive Committee is empowered to conduct all activities that may be conducted by the Board of Directors, subject only to limitations imposed by applicable Delaware corporate laws.

COMPENSATION OF DIRECTORS

    All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the Board of Directors. In addition, each non-employee director then serving on the Board of Directors will receive upon the date of the first Board meeting in the second calendar quarter of each year an option granted pursuant to the Option Plan to purchase 30,000 shares of our Common Stock. The options will vest immediately and will have an exercise price equal to the fair market value of the Common Stock on the date of grant. The shares of Common Stock purchased pursuant to these options will be subject to repurchase by us as described in "--Stock Option Plan".

EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with Christopher R. McCleary, Stephen E. McManus, Jeffery L. McKnight and Andrew A. Stern, each with a term of three years subject to early termination.

    Mr. McManus' agreement, entered into on June 2, 1998, Mr. Stern's agreement, entered into on July 27, 1998, Mr. McCleary's agreement, entered into on May 29, 1998, and Mr. McKnight's agreement, entered into on December 15, 1998, provide that we will employ them as President; Executive Vice President and Chief Financial Officer; Chairman and Chief Executive Officer; and Executive Vice President of Operations and Client Services, respectively, at an annual salary of $175,000 each. Mr. McManus, Mr. McKnight and Mr. Stern are also eligible for an annual bonus of at least $75,000 subject to increase based on the accomplishments of USI as determined by the Compensation Committee of the Board of Directors. Mr. McCleary's bonus is determined each year based upon whether he meets or exceeds certain management objectives. There is no minimum bonus for the first year of Mr. McCleary's contract. In the second and third years of his contract if he is awarded a bonus, it must be at least $250,000 and $500,000, respectively. The salaries and bonuses will be reviewed annually and are subject to adjustment by the Compensation Committee.

    In addition to the salary and bonus, we granted Mr. McManus and Mr. Stern the opportunity to purchase, and each purchased, 5,000,000 shares of USI Common Stock (the "Stock Grant"). As described in detail below, we have the right to buy back the stock purchased pursuant to the Stock Grant upon the occurrence of certain events. This right will expire if it is not exercised prior to a Change of Control (as defined in the employment agreements). We have also agreed to provide Mr. McManus and Mr. Stern each with a life insurance policy with a face amount of twice the officer's annual salary, less the amount of any group insurance selected by the officer as part of our standard group insurance plan. In addition to salary and bonus, we granted to Mr. McKnight a fully exerciseable option to purchase all or any part of 3,000,000 shares of our fully paid and non-assessable Common Stock ("Option Grant"), subject to the terms and conditions of our Option Plan.

    We may terminate Mr. McManus', Mr. McKnight's or Mr. Stern's employment for "cause." Cause is defined as (1) violating any provision of his employment agreement, (2) engaging in any illegal or immoral practices or activities which can reasonably be expected to be materially detrimental to our reputation, (3) manifesting dishonesty, disloyalty, fraud, willful misconduct or material dereliction in the discharge of duties, or (4) using, possessing, selling, trading in, or delivering any illegal drug or controlled substance during working hours or otherwise. If the event giving rise to the termination for cause is not remedied during the 60-day cure period as provided for in the agreement and the termination is deemed to be valid by an arbitrator, we shall not be liable for salary, bonus or benefits payable after the date of termination and shall have the option of buying back all the shares purchased by the employee pursuant to the Stock Grant for $100 (or, in the case of Mr. Stern, for an amount equal to the total federal, state, and local income tax liability incurred as a result of the Stock Grant; or in the case of Mr. McKnight, he may not exercise any part of his Option Grant from the date of termination). We may repurchase at the strike price of $0.33 per share the number of shares still subject to forfeiture in the event of Mr. McKnight's termination. If Mr. McManus' or Mr. Stern's employment is terminated due to disability or death, USI will repurchase the shares of Common Stock he purchased pursuant to the Stock Grant at the fair market value of the shares. If Mr. McKnight's employment is terminated due to disability or death, he or his estate shall have, pursuant to the terms of the Option Plan, one year to exercise all or any part of the Option Grant. Should any of Mr. McManus, Mr. McKnight or Mr. Stern elect to terminate the agreement, we will not be liable for his salary, bonus or benefits payable after the date of termination of his employment and will have the option of buying back the stock purchased by the employee pursuant to the Stock Grant for $100 (or, in the case of Mr. Stern, for an amount equal to the total federal, state, and local income tax liability incurred as a result of the Stock Grant) if the termination is before May 30, 2000, or fair market value as determined by the Compensation Committee if the termination is after May 30, 2000. Should Mr. McKnight elect to terminate his agreement, we will not be liable for his salary, bonus or benefits payable after the date of termination of his employment and we may repurchase at the strike price of $0.33 per share the number of options still subject to forfeiture at the time of his termination under the Option Plan. If either Mr. McManus or Mr. Stern is terminated without cause, or if Mr. Stern is constructively terminated without cause, we may not repurchase the stock purchased pursuant to his Stock Grant and we will be liable to pay his salary for the remainder of the term of the employment agreement (and, in the case of Mr. Stern, for a minimum of one year) and a bonus prorated for the remaining term of the agreement. If Mr. McKnight is terminated without cause, our right, if any, to repurchase his shares under the Option Plan shall lapse 24 hours prior to his termination.

    We may terminate Mr. McCleary for cause upon a two-thirds vote of the Board of the Directors, and will not have liability for payment of any salary, bonus or benefits after the date of termination. Any such vote must be preceded by a finding by a majority of the members of the Compensation Committee or Executive Committee that Mr. McCleary has breached his employment agreement. The agreement also will terminate upon Mr. McCleary's death or disability. Mr. McCleary is entitled to his salary for the full term of the agreement if he is terminated without cause or if he terminates his employment for "good reason" which is defined as (i) USI's material breach of any provision of the agreement, (ii) any material adverse change in job responsibilities, duties, functions, or reporting relationships, or (iii) required relocation of Mr. McCleary's regular work address that requires more than 50 miles of travel. If Mr. McCleary terminates his employment other than for good reason, we will not be liable for his salary or benefits; however, he shall be entitled to his bonus if it was awarded or if its amount had been determined by the Compensation Committee prior to the termination date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to June 1998, we had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by our Board of Directors. Both Mr. McCleary and Mr. McManus were members of the Board of Directors during that period. In June 1998, we established Compensation, Audit and Executive committees of our Board of Directors. The Compensation Committee is composed of non-employee directors. See "--Committees of the Board of Directors."

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of our Chief Executive Officer and each of the other executive officers of the Company who earned more than $100,000 (salary and bonus) for all services rendered in all capacities during the fiscal year ended December 31, 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION
                                                                         ANNUAL                   AWARDS
                                                                     COMPENSATION(1)     ------------------------
                                                                  ---------------------     SHARES UNDERLYING
NAME AND PRINCIPAL POSITION                                         SALARY      BONUS            OPTIONS
----------------------------------------------------------------  ----------  ---------  ------------------------
Christopher R. McCleary
  Chairman of the Board, Chief Executive Officer................  $  131,250  $       0             --
Stephen E. McManus
  President.....................................................  $  131,250  $       0             --
Jeffery L. McKnight,
  Executive Vice President of Operations and Client Services....  $   75,962  $  50,000           3,000,000

------------------------

(1) With respect to each of the Named Executive Officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such Named Executive Officer.

    STOCK OPTIONS. The following table contains information concerning the stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                 INDIVIDUAL GRANTS                                  ANNUAL RATES
                        --------------------------------------------------------------------       OF STOCK PRICE
                        NUMBER OF SHARES OF      % OF TOTAL                                         APPRECIATION
                           COMMON STOCK        OPTIONS GRANTED      EXERCISE                     FOR OPTION TERM(2)
                        UNDERLYING OPTIONS     TO EMPLOYEES IN        PRICE      EXPIRATION   ------------------------
NAME                        GRANTED (1)             1998            PER SHARE       DATE          5%          10%
----------------------  -------------------  -------------------  -------------  -----------  ----------  ------------
Christopher R.
  McCleary............                0              --                --            --           --           --
Stephen E. McManus....                0              --                --            --           --           --
Jeffery L. McKnight...        3,000,000                22.3%        $    0.33       12/2008   $  622,606  $  1,577,805

------------------------

(1) The options are immediately exercisable and expire on the tenth anniversary of the date of grant. Shares of Common Stock purchased pursuant to these options will be subject to our right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with us. The repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers. The potential realizable value is calculated by assuming that the fair market value of the Common Stock on the date of grant of the options appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price. Assumes appreciation at the independently appraised value of the Common Stock of 5% and 10% per year over the ten-year option period as mandated by the rules and regulations of the Securities and Exchange Commission, and does not represent our estimate or projection of the future value of the Common Stock.

    YEAR-END OPTION VALUES. The following table sets forth information concerning option holdings through December 31, 1998 by each of the Named Executive Officers:

                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SHARES OF       VALUE OF UNEXERCISED
                                                             COMMON STOCK UNDERLYING         IN-THE-MONEY
                                                             OPTIONS AT YEAR END(1)     OPTIONS AT YEAR END(2)
                                                            -------------------------  -------------------------
NAME                                                        EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----------------------------------------------------------  ----------  -------------  ----------  -------------
Christopher R. McCleary...................................      --           --            --           --
Stephen E. McManus........................................      --           --            --           --
Jeffery L. McKnight.......................................   3,000,000                 $                --

------------------------

(1) "Exercisable" refers to those options which will be vested and exercisable immediately upon completion of this offering, while "Unexercisable" refers to those options which will be unvested at such time.

(2) Value is determined by subtracting the exercise price from the fair market value of the Common Stock based on an assumed initial public offering price
    of $    , multiplied by the number of shares underlying the options.

STOCK OPTION PLAN

    Our 1998 Stock Option Plan (the Option Plan), approved by the Board of Directors in July 1998, provides for the issuance of up to 13,458,000 shares of Common Stock pursuant to the grant of stock options (both Nonqualified Stock Options and Incentive Stock Options, as defined in the Option Plan) to independent directors, employees and consultants, each as defined in the Option Plan. As of December 31, 1998, 13,458,000 options had been awarded, each with an exercise price of $0.33 per share. These options are intended to qualify as Incentive Stock Options (ISO's) and will vest immediately upon the date of grant. Shares of Common Stock purchased pursuant to these options will be subject to our right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with us. The repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters.

    The Compensation Committee appointed to administer the Option Plan has discretion to determine which employees and consultants will be granted stock options, the number of shares to be optioned, and the terms and conditions of such options. The full Board of Directors conducts the administration of the Option Plan with respect to options granted to independent directors. During the term of the Option Plan, each independent director serving on the date of the first board meeting during the second calendar quarter of each year will automatically be granted an option to purchase 30,000 shares of Common Stock on such date. The exercise price of such shares will be the fair market value on the date of grant (as determined under the terms of the Option Plan). Generally, options granted to independent directors vest in annual one-third installments. The Compensation Committee (or the Board, as applicable) also has discretion to make adjustments to options in the event of a change in control or other corporate event, including without limitation, the discretion to accelerate the vesting of options or waive our repurchase right.

    The federal income tax consequences, in general, of the grant and exercise of an ISO under the Option Plan are as follows. In general, an employee will not recognize taxable income upon the grant or exercise of an ISO and we will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO. If the employee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss upon subsequent disposition of the shares. If the employee disposes of the shares prior to satisfying the holding period requirements, the employee will recognize ordinary income at the time of the disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least twelve months after the date of exercise. Generally, we will be allowed a business expense deduction to the extent an employee recognizes ordinary income.

    The federal income tax consequences, in general, of the grant and exercise of an Nonqualified Stock Option (a "NSO") under the Option Plan are as follows. In general, a recipient who receives a NSO will recognize no income at the time of the grant of the option. Upon exercise of an NSO, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. The basis in shares acquired upon exercise of an NSO will equal the fair market value of such shares at the time of exercise, and the holding period of the shares (for capital gain purposes) will begin on the date of exercise. Generally, we will be entitled to a business expense deduction in the amount and at the time the recipient recognizes ordinary income.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASES OF SERIES A PREFERRED STOCK

    On May 28, 1998, Blue Chip Capital Fund II Limited Partnership; Miami Valley Venture Fund L.P.; Grotech Partners IV L.P.; Grotech Partners V L.P.; Southern Venture Fund SBIC, L.P.; Southern Venture Fund II, L.P.; Venrock Associates; and Venrock Associates II, L.P. (together, the "Initial Series A Purchasers") purchased, in the aggregate, 38,333.33 shares of Series A Preferred Stock for an aggregate purchase price of $23 million. In connection with the issuance of those shares, we issued 1,666.67 shares of Series A Preferred Stock to Christopher R. McCleary, in exchange for the cancellation of $1 million of debt that we owed to Mr. McCleary. On June 22, 1998, we issued an additional 5,000 shares of Series A Preferred Stock to certain of the Initial Series A Purchasers for an aggregate purchase price of $3 million and 1,166.67 shares of Series A Preferred Stock to USI Partners, Ltd. ("USI Partners") for $700,002. On July 2, 1998, we issued 5,833.33 shares of Series A Preferred Stock to U S WEST for $3.5 million. The stock purchase agreement between USI and U S WEST, as amended (the "U S WEST Agreement") provides that, if USI and U S WEST have not entered into a definitive marketing agreement relating to a contractual teaming arrangement for the creation and distribution of network hosted applications by January 30, 1999, then U S WEST will have the right for a period of 30 days to require us to repurchase the Series A Preferred Stock then held by U S WEST at a purchase price equal to its fair market value. On July 30, 1998, we issued 3,000 shares of Series A Preferred Stock for an aggregate purchase price of $1.6 million to HAGC Partners, Chris Horgan (whose interest was subsequently transferred to his affiliate, Southeastern Technology Fund, L.P.) and a series of purchasers represented by Account Management Corporation (the "Account Management Purchasers").

BRIDGE FINANCINGS AND PURCHASES OF SERIES B PREFERRED STOCK

    On September 8, 1998, all of the existing holders of Series A Preferred Stock other than Southern Venture Fund SBIC, L.P., HAGC Partners, Christopher McCleary and two of the Account Management Purchasers purchased our convertible promissory notes in the aggregate amount of $9,095,000, together with warrants to purchase 7,795,722 shares of Common Stock for $.01 per share. On December 31, 1998, the principal amount of the notes was converted into Series B Preferred Stock as described below, the accrued interest was paid in cash, and the warrants were exchanged for otherwise identical warrants having an exercise price of $.43 per share. On December 16, 1998, Blue Chip Capital Fund II, L.P. lent us $1 million, which was repaid (with interest) in cash as of December 31, 1998. On December 16, 1998, Grotech Partners V L.P.; Southern Venture Fund II, L.P.; Venrock Associates; Venrock Associates II, L.P.; USI Partners, Ltd.; and Siebel Systems, Inc. purchased our convertible promissory notes in the aggregate amount of $8 million, all of which (other than accrued interest, which was paid in cash) was converted into Series B Preferred Stock on December 31, 1998, as described below. On December 29, 1999, U S WEST purchased our convertible promissory note in the amount of $5 million, all of which (other than accrued interest, which was paid in cash) was converted into Series B Preferred Stock on December 31, 1998, as described below. On December 31, 1998, we issued 59,278.56 shares of Series B Preferred Stock for an aggregate purchase price of $62,242,500 (a portion of which was paid by conversion of the convertible promissory notes identified above) to the holders of the convertible promissory notes described above and J. H. Whitney III, L.P.; Whitney Strategic Partners III, L.P.; Waller-Sutton Media Partners, L.P.; Arbor Venture Partners, L.L.C.; Southeastern Technology Fund, L.P.; PNC Bank, N.A., Trustee; PNC Bank, N.A., Custodian; AEH Profit Sharing Trust; Castellini Management Company; and all of the holders of Series A Preferred Stock. The agreement pursuant to which we issued the Series B Preferred Stock provides that if we become an "Affiliate" of U S WEST, as that term is defined in Section 3(1) of the Communications Act of 1934, as amended, by virtue of U S WEST's ownership interest in USI at such time as USI is providing certain communications services in U S WEST's region that U S WEST is prohibited from providing, then U S WEST will have the right to require us to purchase, and we will have the right to cause U S WEST to sell to us, the minimum number of shares of our capital stock that are required to be disposed of in order that we not be deemed an Affiliate of U S WEST.

AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

    TERMINATION. The provisions of the Amended and Restated Stockholders' Agreement, other than those relating to registration rights and the right of the Whitney Group to designate a director will terminate upon consummation of this offering.

    REGISTRATION RIGHTS. Pursuant to the terms of the Amended and Restated Stockholders' Agreement, the holders of the Preferred Stock (together, the Investors) have certain rights to register shares of our Capital Stock. At any time 90 days after the effective date of the first registration statement that we file under the Securities Act, holders of at least 33% of the Registrable Securities (as defined in the Stockholders' Agreement) may require us to effect registration under the Securities Act of their Registrable Securities, subject to the Board of Directors' right to defer the registration for a period of up to 180 days. In addition, if we propose to register securities under the Securities Act (other than registrations on Form S-4 or Form S-8), then any of the Investors has a right (subject to quantity limitations determined by underwriters if this offering involves an underwriting) to request that we register such holder's Registrable Securities. We will bear all registration expenses incurred in connection with registrations. We have agreed to indemnify the Investors against certain liabilities in connection with any registration effected pursuant to the foregoing.

    RESTRICTIONS ON TRANSFER. Subject to certain exceptions, we have a right of first refusal if any stockholder receives and accepts a bona fide offer to purchase our Securities (as defined in the Stockholders' Agreement) then owned by such shareholder. In addition, each party to the Stockholders' Agreement has the right to participate on a pro rata basis in any sale of our securities by any party to the Stockholders' Agreement. Subject to certain exceptions, upon our proposed issuance of any Common Stock or any other equity securities, each party to the Stockholders' Agreement has the preemptive right to purchase that number of New Securities (as defined in the Shareholders' Agreement) proposed to be issued to maintain the shareholder's relative proportional equity interest in USI.

    GOVERNANCE PROVISIONS. The Stockholders' Agreement requires that the Board of Directors consist of eleven members, six of whom are to be designated by each of the Blue Chip Group, the Grotech Group, the Venrock Group, the Massey Burch Group, the Whitney Group and U S WEST; and five of whom (including three persons who are not our employees and are not affiliated with any of the Blue Chip Group, the Grotech Group, the Venrock Group, the Massey Burch Group, the Whitney Group and U S WEST) are designated by Christopher R. McCleary as long as he is the Chief Executive Officer of USI. The designation of the three independent directors is subject to the reasonable consent of the holders of two-thirds of each series of preferred stock. Siebel Systems, Inc. has the right to designate a director if it so chooses, (in which case McCleary designates only four directors) and Waller-Sutton Media Partners, L.P. has the right to designate an observer to the Board of Directors. The Stockholders' Agreement also requires that the Board of Directors have an Executive Committee that has the right to exercise all powers of the Board of Directors to the maximum extent permitted by the Delaware General Corporation Law and which all consist of at least the Chief Executive Officer and a person designated by each of the Blue Chip Group, the Grotech Group, the Venrock Group, the Massey Burch Group, the Whitney Group and U S WEST; and an Audit Committee and a Compensation Committee, each of which shall have one member named by the Whitney Group. A director may be removed only by the person entitled to appoint such director.

IMAP AGREEMENT WITH U S WEST

    USI and U S WEST are in the final stages of negotiation with respect to an agreement in which USI would grant to U S WEST a limited, nontransferable, non-exclusive license to use the IMAP Solution developed for U S WEST by USI for the sole purpose of supporting certain of U S WEST's operations described in the agreement. The agreement will expire in three years unless terminated earlier in a manner consistent with the agreement or unless extended by mutual written agreement. U S WEST will pay USI a total of $4,121,250 in thirty-six monthly installments for use of the IMAP Solution. The agreement contains standard warranty, limitation of liability and indemnity provisions.

PROPERTY SALE BETWEEN CHRISTOPHER R. MCCLEARY AND USI

    On July 21, 1998 Christopher R. McCleary sold USI real property located in Anne Arundel County, Maryland for a purchase price of $220,000. The property is used by USI for housing, transferring executives, summer interns and corporate guests.

LOAN FROM CHRISTOPHER R. MCCLEARY TO USI

    In April 1998, Christopher R. McCleary loaned USI $1.0 million pursuant to a short-term non interest bearing loan. We repayed this loan by issuing 1,666.67 shares of Series A Preferred Stock to Mr. McCleary in May 1998.

                             PRINCIPAL STOCKHOLDERS

    The table below sets forth, as of January 15, 1999, information with respect to the beneficial ownership of our Common Stock as adjusted to reflect the consummation of this offering by (i) each person who we know to be the beneficial owner of more than 5% of our outstanding Common Stock; (ii) each of the directors and Named Executive Officers individually; and (iii) all directors and executive officers as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address of each executive officer and director is c/o USINTERNETWORKING, Inc. One USI Plaza, Annapolis, MD 21401-7478.

                                                                                                  PERCENTAGE OF
                                                                                                 OWNERSHIP(1)(2)
                                                                       NUMBER OF SHARES     --------------------------
                        EXECUTIVE OFFICERS                               BENEFICIALLY        BEFORE THIS   AFTER THIS
                          AND DIRECTORS                                  OWNED(1)(2)          OFFERING      OFFERING
------------------------------------------------------------------  ----------------------  -------------  -----------
Christopher R. McCleary...........................................         10,380,925              3.95%
Stephen E. McManus................................................          5,000,000              1.90
Andrew A. Stern...................................................          5,000,000              1.90
Jeffery L. McKnight(3)............................................          3,000,000              1.13

DIRECTOR
R. Dean Meiszer(4)................................................          3,767,850              1.43
Ray A. Rothrock(5)................................................         21,393,761              8.14
Frank A. Adams(6).................................................         66,791,597             25.40
William F. Earthman(7)............................................         11,301,396              4.30
John H. Wyant(8)..................................................         30,506,136             11.60
Benjamin Diesbach(9)..............................................             30,000                 *
David J. Poulin(10)...............................................             30,000                 *
Michael C. Brooks(11).............................................         47,618,600             18.11
Joseph Zell(12)...................................................             30,000                 *
All Executive Officers and Directors as a group (16 persons)......        206,115,265             77.07

BENEFICIAL OWNERS OF 5% OR MORE OF THE OUTSTANDING COMMON STOCK OF
USI

Blue Chip Group(13)...............................................         30,476,136             11.59
c/o Blue Chip Venture Company, Ltd.
2000 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202

Grotech Capital Group(14).........................................         66,761,597             25.39
9690 Deereco Road, Suite 800
Timonium, Maryland 21093

Massey Burch Group(15)............................................         11,271,396              4.29
c/o Massey Burch Capital Corporation
310 25th Avenue North, Suite 103
Nashville, Tennessee 37203

Venrock Group(16).................................................         21,363,761              8.12
c/o Venrock Associates
Room 5506
30 Rockefeller Plaza
New York, New York 10112

                                                                                                  PERCENTAGE OF
                                                                                                 OWNERSHIP(1)(2)
                                                                       NUMBER OF SHARES     --------------------------
                        EXECUTIVE OFFICERS                               BENEFICIALLY        BEFORE THIS   AFTER THIS
                          AND DIRECTORS                                  OWNED(1)(2)          OFFERING      OFFERING
------------------------------------------------------------------  ----------------------  -------------  -----------
Whitney Group(17).................................................         47,618,600             18.11%
c/o J.H. Whitney & Co.
177 Broad Street
Stamford, CT 06901

U S WEST Communications, Inc......................................         25,480,811              9.69
1801 California Street
Denver, Colorado 80202

------------------------

    * less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except pursuant to applicable community property laws or as indicated in the footnotes of this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder. The number of shares beneficially owned by a person includes shares of Common Stock subject to options and warrants held by that person that are currently exercisable within 60 days of January 15, 1999. Shares issuable pursuant to options and warrants are deemed outstanding for computing the percentage ownership of the person holding such options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2) For purposes of this table, the number of shares of common stock outstanding prior to this offering is deemed to be 262,945,025. This number includes 15,750,000 shares of Common Stock outstanding on January 15, 1999 and an additional 247,195,025 shares issuable upon conversion of our Preferred Stock. For purposes of calculating the percentage beneficially owned by any person, shares of common stock issuable to such person upon the exercise of any options exercisable within 60 days of January 15, 1999 are also assumed to be outstanding. The number of shares of common stock deemed outstanding after this offering includes the additional underwriters' over-allotment option.

(3) Includes options to purchase 3,000,000 shares of Common Stock exercisable within 60 days of January 15, 1999.

(4) Includes 3,737,850 shares of Common Stock owned by USI Partners, Ltd. Mr. Meiszer is a general partner of USI Partners, Ltd. Mr. Meiszer disclaims beneficial ownership in the Common Stock except to the extent of his general partner interest in USI Partners, Ltd. Also includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of January 15, 1999.

(5) Includes 9,266,079 shares of Common Stock owned by Venrock Associates and 12,097,682 shares of Common Stock owned by Venrock Associates II, L.P. Mr. Rothrock is a general partner of Venrock Associates and Venrock Associates II, L.P. and as such shares voting and investment power with other general partners. Mr. Rothrock disclaims beneficial ownership in the Common Stock except to the extent of his general partner interests in Venrock Associates and Venrock Associates II, L.P. Also includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of January 15, 1999.

(6) Includes 23,857,086 shares of Common Stock owned by Grotech Partners IV, L.P. and 42,904,511 shares of Common Stock owned by Grotech Partners V L.P. Mr. Adams is a member of the general partner of Grotech Partners IV L.P. and Grotech Partners V, L.P. and as such shares voting and investment power with other members of the general partner. Mr. Adams disclaims beneficial ownership of the shares owned by Grotech Partners IV L.P. and Grotech Partners V L.P. Also includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of January 15, 1999.

(7) Includes 6,000,000 shares of Common Stock owned by Southern Venture Fund SBIC, L.P. and 5,271,396 shares of Common Stock owned by Southern Venture Fund II, L.P. Mr. Earthman is a general partner of both Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. and as such shares voting and investment power. Mr. Earthman disclaims beneficial ownership in the shares owned by Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P., except to the extent of his interests in the general partnerships of Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. Also includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of January 15, 1999.

(8) Includes 25,904,718 shares of Common Stock owned by Blue Chip Capital Fund II Limited Partnership and 4,571,418 shares of Common Stock owned by Miami Valley Venture Fund L.P. Mr. Wyant is the founder and president of Blue Chip Venture Co., which manages both Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund L.P. Mr. Wyant disclaims beneficial ownership of the shares owned by Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund L.P. Also includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of January 15, 1999.

(9) Includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of January 15, 1999.

(10) Includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of January 15, 1999.

(11) Includes 46,498,150 shares of Common Stock owned by J.H. Whitney III, L.P. and 1,120,450 shares of Common Stock owned by Whitney Strategic Partners III, L.P. Mr. Brooks is a general partner of J.H. Whitney & Co. and a Managing Member of J.H. Whitney Equity Partners III, L.L.C. which is the general partner of J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. Mr. Brooks disclaims beneficial ownership of the shares owned by J.H. Whitney III, L.P and Whitney Strategic Partners III, L.P.

(12) Includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of January 15, 1999.

(13) Includes 25,904,718 shares of Common Stock owned by Blue Chip Capital Fund II Limited Partnership and 4,571,418 shares of Common Stock owned by Miami Valley Venture Fund, L.P. Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund, L.P. are part of an affiliated group of investment partnerships commonly controlled by Blue Chip Venture Company and are collectively referred to as the Blue Chip Group.

(14) Includes 23,857,086 shares of Common Stock owned by Grotech Partners IV, L.P. and 42,904,511 shares of Common Stock owned by Grotech Partners V, L.P., Grotech Partners IV, L.P. and Grotech Partners V, L.P. are part of an affiliated group of investment partnerships commonly controlled by Grotech Capital Group and are collectively referred to as the Grotech Capital Group.

(15) Includes 6,000,000 shares of Common Stock owned by Southern Venture Fund SBIC, L.P. and 5,271,396 shares of Common Stock owned by Southern Venture Fund II, L.P., Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. are part of an affiliated group of investment partnerships and are collectively referred to as the Massey Burch Group.

(16) Includes 9,266,079 shares of Common Stock owned by Venrock Associates and 12,097,682 shares of Common Stock owned by Venrock Associates II, L.P., Venrock Associates and Venrock Associates II, L.P. are affiliated entities collectively referred to as the Venrock Group.

(17) Includes 46,498,150 shares of Common Stock owned by J.H. Whitney III, L.P. and 1,120,450 shares of Common Stock owned by Whitney Strategic Partners III, L.P., J.H. Whitney III, L.P and Whitney Strategic Partners III, L.P. are affiliated entities collectively referred to as the Whitney Group.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Second Amended and Restated Certificate of Incorporation (the "Certificate") which will become effective immediately prior to the consummation of this offering and our Bylaws, as they will be amended at the same time.

    The Certificate will authorize             shares of Common Stock, par value
$  per share and       shares of Preferred Stock, par value $  per share, the
rights and preferences of which may be designated by the Board of Directors. As
of the date of this Prospectus there will be             shares of Common Stock
issued and outstanding.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of USI, the holders of Common Stock are entitled to receive ratably the net assets of USI available after the payment of all debts other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares that we offer in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

    The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to
time up to an aggregate of       shares of Preferred Stock in one or more series
and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of USI. We have no present plans to issue any shares of Preferred Stock.

WARRANTS

    At January 15, 1999, there were warrants outstanding to purchase a total of 11,861,317 shares of Common Stock. Warrants to purchase 7,795,722 shares at $.43 per share will expire in September 2008, warrants to purchase 900,000 shares at $2.00 per share will expire in September and October 2008, warrants to purchase 738,095 shares at $.42 per share will expire in September 30, 2005, and warrants to purchase 2,427,500 shares at $.42 per share will expire in June 30, 2004.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

    As noted above, our Board of Directors, without stockholder approval, will have the authority under the Certificate to issue Preferred Stock with rights superior to the rights of the holders of Common Stock. As a result, Preferred Stock could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change of control of USI or make removal of management more difficult.

    ELECTION AND REMOVAL OF DIRECTORS. The Certificate and Bylaws will provide for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of USI and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

    STOCKHOLDER MEETINGS. Our Bylaws will provide that the stockholders may not call a special meeting of the stockholders of the Company. Rather, only the Board of Directors, the Chairman of the Board or the President will be able to call special meetings of stockholders.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

    DELAWARE ANTI-TAKEOVER LAW.  We are a Delaware corporation subject to
Section 203 of the Delaware General Corporation Law. Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such an election), (ii) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder, (iii) upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer) or (iv) the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

    LIMITATION OF OFFICER AND DIRECTOR LIABILITY AND INDEMNIFICATION ARRANGEMENTS. Our Certificate provides that an officer or director of ours will not be personally liable to us or our stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The Certificate also generally provides that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification by us if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

    These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of USI.

TRANSFER AGENT AND REGISTRAR

          will be the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this offering, USI will have outstanding shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). All of the shares of Common Stock sold in this offering will be freely tradeable under the Securities Act, unless purchased by our "affiliates," as the Securities Act defines that term. Upon the expiration of lock-up agreements among USI, certain of our shareholders, our executive officers and directors and the Underwriters, which will occur 180 days after the consummation of this offering (the "Closing Date") and exercise of all options granted under the Stock Option Plan, 276,403,025 shares of Common Stock will become eligible for sale, subject to compliance with Rule 144 of the Securities Act as described below.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Common Stock for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about USI. A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months immediately preceding the sale and who has beneficially owned "Restricted Shares" (as defined in Rule 144) for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.

    Certain of our stockholders and our executive officers and directors will agree with the Underwriters that until 180 days after the Closing Date they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible or exchangeable or exercisable for any shares of our Common Stock, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain exceptions. We will also agree that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible or exchangeable or exercisable for any shares of our Common Stock for a period of 180 days after the Closing Date, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain limited exceptions, including issuance by us pursuant to the exercise of employee stock options outstanding on the date hereof. The lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Credit Suisse First Boston Corporation. See "Risk Factors--Shares Eligible for Future Sale."

    Certain of our stockholders have rights to require us to register shares of Common Stock that they hold. See "Certain Relationships and Related Transactions--Amended and Restated Stockholders' Agreement."

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 1999, the underwriters named below, for whom
Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated and Legg Mason Wood Walker Incorporated, are acting as representatives, have severally but not jointly agreed to purchase from us the following respective numbers of shares of Common Stock:

                  UNDERWRITERS                                               NUMBER OF SHARES
                                                                             -----------------
Credit Suisse First Boston Corporation.....................................
Bear, Stearns & Co. Inc....................................................
BT Alex. Brown Incorporated................................................
Legg Mason Wood Walker Incorporated........................................
                                                                                    -------
    Total..................................................................
                                                                                    -------
                                                                                    -------

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that they will be obligated to purchase all the shares of Common Stock offered hereby if any are purchased (other than those shares covered by the over-allotment option described below). The underwriting agreement provides that, in the event of a default, in certain circumstances, the purchase commitments may be increased or the underwriting agreement may be terminated.

    We have granted to the underwriters a 30-day option to purchase, on a pro
rata basis, up to       additional shares of Common Stock at the initial public
offering price, less the underwriting discounts and commissions. Such option may be exercised only to cover over-allotments.

    The Underwriters will offer the Common Stock initially at the public offering price on the cover page of this Prospectus and to certain dealers at
such price less a concession of $           per share. The underwriters and such
dealers may allow a discount of $           per share on sales to certain other
dealers. After the initial public offering, the public offering price and concession and discount may be changed by the representatives.

    The following table summarizes the compensation that we will pay the underwriters and the expenses we will pay:

                                                                                                 TOTAL
                                                                                     ------------------------------
                                                                                        WITHOUT           WITH
                                                                         PER SHARE   OVER-ALLOTMENT  OVER-ALLOTMENT
                                                                        -----------  --------------  --------------
Underwriting Discounts and Commissions paid by USI....................   $             $               $
Expenses payable by USI...............................................   $             $               $

    The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed 5% of the shares now offered.

    USI, our officers and directors and certain other stockholders will agree that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of

180 days after the date of this Prospectus, except in the case of issuances by us pursuant to the exercise of employee stock options outstanding on the date hereof.

    We have reserved for purchase from the Underwriters up to       shares of
Common Stock which employees and friends of ours may purchase through a directed share program. Such sales will be at the initial public offering price. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares.

    We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

    We will apply to list the shares of Common Stock on The Nasdaq National Market under the symbol "USIX."

    Before this offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation between USI and the representatives. The principal factors to be considered in determining the public offering price include: the information set forth in this Prospectus and otherwise available to the representatives; the history and the prospects for the industry in which we will compete; the ability of our management; our prospects for future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate members are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    BT Alex. Brown Incorporated has from time to time provided investment banking services to us for which it has received customary fees. Legg Mason Wood Walker Incorporated is an IMAP client of USI.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that USI prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to USI and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recession or rights of action under the civil liability provisions of the U.S. federal securities law.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Common Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from USI. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock being offered hereby will be passed upon for USI by Latham & Watkins, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

                                    EXPERTS

    The combined financial statements of International Information Technology, Inc. and International Information Technology IIT, C.A. at December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, appearing in this Prospectus and the related registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein which, as to the years 1997 and 1996, is based in part on the report of Bassan & Associates S.C., independent auditors. The combined financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

    The combined financial statements of ACR as of December 31, 1997 and 1996 and for the years then ended, included in this Prospectus have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors, as stated in their report appearing herein.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C., 20549, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to USI and the Common Stock offered under this prospectus, we refer you to the registration statement and the exhibits and schedules files as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 and Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of all or any part thereof may be obtained from the Commission after payment of fees prescribed by the Commission. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of this site is http://www.sec.gov. You may also contact the Commission by telephone at (800) 732-0330.

                         INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF USINTERNETWORKING, Inc. (Unaudited)

  Consolidated Balance Sheet as of December 31, 1998..................................  F-2
  Consolidated Statement of Operations for the period January 14, 1998 (date of inception) through December 31, 1998..............................................  F-3
  Consolidated Statement of Changes in Stockholders' Equity for the period January 14,
    1998 (date of inception) through December 31, 1998................................  F-4
  Consolidated Statement of Cash Flows for the period January 14, 1998 (date of inception) through December 31, 1998..............................................  F-5
  Notes to Consolidated Financial Statements..........................................  F-6

COMBINED FINANCIAL STATEMENTS OF ADVANCED COMMUNICATION RESOURCES, INC. AND AFFILIATES

  Independent Auditor's Report........................................................  F-19
  Combined Balance Sheets as of December 31, 1997 and 1996 and September 30, 1998
    (unaudited).......................................................................  F-20
  Combined Statements of Operations for the years ended December 31, 1997 and 1996 and for the six months ended September 30, 1998 (unaudited)...........................  F-21
  Combined Statements of Stockholders' Equity for the years ended December 31, 1997 and 1996 and for the six months ended September 30, 1998 (unaudited)..............  F-22
  Combined Statements of Cash Flows for the years ended December 31, 1997 and 1996 and for the six months ended September 30, 1998 (unaudited)...........................  F-23
  Notes to Combined Financial Statements..............................................  F-24

COMBINED FINANCIAL STATEMENTS OF INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND
  INTERNATIONAL INFORMATION TECHNOLOGY IIT, C.A.

  Report of Independent Auditors......................................................  F-30
  Combined Balance Sheets as of December 31, 1997 and 1996 and as of June 30, 1998
    (unaudited).......................................................................  F-31
  Combined Statements of Operations for the years ended December 31, 1997 and 1996 and for the six months ended June 30, 1998 (unaudited)................................  F-32
  Combined Statements of Stockholders' Equity for the years ended December 31, 1997 and 1996 and for the six months ended June 30, 1998 (unaudited)...................  F-33
  Combined Statements of Cash Flows for the years ended December 31, 1997 and 1996 and for the six months ended June 30, 1998 (unaudited)................................  F-34
  Notes to Combined Financial Statements..............................................  F-36

  UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED
    DECEMBER 31, 1998.................................................................  P-1

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                               DECEMBER 31, 1998

                                                                                       ACTUAL        PRO FORMA
                                                                                   --------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents......................................................  $   43,802,465  $   43,802,465
  Restricted cash................................................................         581,712         581,712
  Accounts receivable, less allowance of $142,000................................       2,882,119       2,882,119
  Prepaid expenses and other current assets......................................       2,436,247       2,436,247
                                                                                   --------------  --------------
Total current assets.............................................................      49,702,543      49,702,543

Property and equipment, net of accumulated depreciation of $1,567,885............      31,236,905      31,236,905
Goodwill, net of accumulated amortization of $601,667............................      26,147,392      26,147,392
Other assets.....................................................................         439,734         439,734
                                                                                   --------------  --------------
Total assets.....................................................................  $  107,526,574  $  107,526,574
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................................  $    4,854,217  $    4,854,217
  Accrued compensation...........................................................       4,870,690       4,870,690
  Other accrued expenses.........................................................       1,569,570       1,569,570
  Deferred revenue...............................................................          51,247          51,247
  Due to former shareholders of acquired businesses..............................       7,326,735       7,326,735
  Current portion of capital lease obligations...................................       1,503,947       1,503,947
  Current portion of long-term debt..............................................       5,509,483       5,509,483
                                                                                   --------------  --------------
Total current liabilities........................................................      25,685,889      25,685,889

Short-term obligations expected to be refinanced.................................       7,000,000       7,000,000
Capital lease obligations, less current portion..................................       3,427,254       3,427,254
Long-term debt, less current portion.............................................       4,979,899       4,979,899
Dividends payable................................................................       1,503,004       1,503,004
                                                                                   --------------  --------------
Total liabilities................................................................      42,596,046      42,596,046

Series B Convertible Redeemable Preferred Stock, $.01 par value, 115,000 shares
  authorized, 59,278 shares issued and outstanding actual, none pro forma........      62,005,509              --

Commitments and contingent liabilities...........................................        --

Stockholders' equity:
  Series A Convertible Preferred Stock, $.01 par value, 110,000 shares authorized, 55,000 shares issued and outstanding; $33,000,000 aggregate
    liquidation preference.......................................................             550              --
  Common Stock, $.001 par value, 600,000,000 shares authorized, 15,750,000 shares
    issued and outstanding actual, 262,945,025 shares issued pro forma...........          15,750         262,945
  Additional paid-in capital.....................................................      36,671,304      98,430,168
  Due from officers from sale of Common Stock....................................         (47,500)        (47,500)
  Deficit accumulated during the development stage...............................     (33,715,085)    (33,715,085)
                                                                                   --------------  --------------
  Total stockholders' equity.....................................................       2,925,019      64,930,528
                                                                                   --------------  --------------

Total liabilities and stockholders' equity.......................................  $  107,526,574  $  107,526,574
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

      FOR THE PERIOD JANUARY 14, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31,
                                      1998

Revenue........................................................  $ 4,122,449

Costs and expenses:
  Direct costs of revenue......................................    6,658,004
  General and administrative...................................   25,193,297
  Depreciation and amortization................................    2,169,552
                                                                 -----------
Total costs....................................................   34,020,853
                                                                 -----------
Operating loss.................................................  (29,898,404)
Other income (expense):
  Interest income..............................................      367,411
  Interest expense.............................................   (2,681,088)
                                                                 -----------
                                                                  (2,313,677)
                                                                 -----------

Net loss during the development stage..........................  (32,212,081)
Dividends accrued on Series A Convertible Preferred Stock......   (1,503,004)
                                                                 -----------
Net loss attributable to common stockholders...................  $(33,715,085)
                                                                 -----------
                                                                 -----------
Supplemental pro forma basic and diluted loss per common share
  attributable to common stockholders..........................  $      (.46)
                                                                 -----------
                                                                 -----------

                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)
     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
 FOR THE PERIOD JANUARY 14, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998

                                                                     SERIES A CONVERTIBLE
                                                                       PREFERRED STOCK            COMMON STOCK       ADDITIONAL
                                                                   ------------------------  ----------------------   PAID-IN
                                                                    SHARES      PAR VALUE     SHARES     PAR VALUE    CAPITAL
                                                                   ---------  -------------  ---------  -----------  ----------
Balance at January 14, 1998......................................         --    $      --           --   $      --   $       --
  Issuance of 10,750,000 shares of Common Stock upon inception...         --           --    10,750,000     10,750       51,750
  Issuance of 38,333 shares of Series A Convertible Preferred
    Stock on May 31, 1998........................................     38,333          383           --          --   22,999,617
  Issuance of 1,667 shares of Series A Convertible Preferred
    Stock on May 26, 1998........................................      1,667           17           --          --      999,983
  Issuance of 10,833 shares of Series A Convertible Preferred
    Stock on June 18, 1998.......................................     10,833          108           --          --    6,499,892
  Issuance of 1,167 shares of Series A Convertible Preferred
    Stock on June 19, 1998.......................................      1,167           12           --          --      699,988
  Issuance of 3,000 shares of Series A Convertible Preferred
    Stock on June 19, 1998.......................................      3,000           30           --          --    1,799,970
  Transaction costs associated with the issuance of Series A
    Convertible Preferred Stock..................................         --           --           --          --     (205,225)
  Issuance of 5,000,000 shares of Common Stock on July 24,
    1998.........................................................         --           --    5,000,000       5,000      995,000
  Issuance of 400,000 Common Stock warrants associated with the
    acquisition of IIT on September 7, 1998......................         --           --           --          --       40,000
  Issuance of warrants to purchase 7,795,712 shares of Common
    Stock in connection with $9,095,000 of debt on September 7,
    1998.........................................................                                                     1,948,930
  Issuance of warrants to purchase 595,238 shares of Common Stock in connection with a $5,000,000 financing commitment on
    September 30, 1998...........................................                                                       148,810
  Issuance of warrants to purchase 971 shares of Series B
    Convertible Redeemable Preferred Stock in connection with a
    $10,000,000 financing commitment on September 30, 1998.......                                                       606,875
  Issuance of 500,000 Common Stock warrants associated with the
    acquisition of ACR on October 2, 1998........................         --           --           --          --       50,000
  Issuance of warrants to purchase 142,857 shares of Common Stock in connection with a $2,000,000 financing commitment on
    December 18, 1998............................................                                                        35,714
  Dividends accrued on Series A Convertible Preferred Stock......         --           --           --          --           --
  Net loss for the period January 14, 1998 through December 31,
    1998.........................................................         --           --           --          --           --
                                                                   ---------        -----    ---------  -----------  ----------
Balance at December 31, 1998 (unaudited).........................     55,000    $     550    15,750,000  $  15,750   $36,671,304
                                                                   ---------        -----    ---------  -----------  ----------
                                                                   ---------        -----    ---------  -----------  ----------

                                                                                      DEFICIT
                                                                      DUE FROM      ACCUMULATED
                                                                    STOCKHOLDERS     DURING THE      TOTAL
                                                                    FROM SALE OF    DEVELOPMENT   STOCKHOLDERS'
                                                                    COMMON STOCK       STAGE         EQUITY
                                                                   ---------------  ------------  ------------
Balance at January 14, 1998......................................     $      --      $       --    $       --
  Issuance of 10,750,000 shares of Common Stock upon inception...       (47,500)             --        15,000
  Issuance of 38,333 shares of Series A Convertible Preferred
    Stock on May 31, 1998........................................            --              --    23,000,000
  Issuance of 1,667 shares of Series A Convertible Preferred
    Stock on May 26, 1998........................................            --              --     1,000,000
  Issuance of 10,833 shares of Series A Convertible Preferred
    Stock on June 18, 1998.......................................            --              --     6,500,000
  Issuance of 1,167 shares of Series A Convertible Preferred
    Stock on June 19, 1998.......................................            --              --       700,000
  Issuance of 3,000 shares of Series A Convertible Preferred
    Stock on June 19, 1998.......................................            --              --     1,800,000
  Transaction costs associated with the issuance of Series A
    Convertible Preferred Stock..................................            --              --      (205,225)
  Issuance of 5,000,000 shares of Common Stock on July 24,
    1998.........................................................            --              --     1,000,000
  Issuance of 400,000 Common Stock warrants associated with the
    acquisition of IIT on September 7, 1998......................            --              --        40,000
  Issuance of warrants to purchase 7,795,712 shares of Common
    Stock in connection with $9,095,000 of debt on September 7,
    1998.........................................................                                   1,948,930
  Issuance of warrants to purchase 595,238 shares of Common Stock in connection with a $5,000,000 financing commitment on
    September 30, 1998...........................................                                     148,810
  Issuance of warrants to purchase 971 shares of Series B
    Convertible Redeemable Preferred Stock in connection with a
    $10,000,000 financing commitment on September 30, 1998.......                                     606,875
  Issuance of 500,000 Common Stock warrants associated with the
    acquisition of ACR on October 2, 1998........................            --              --        50,000
  Issuance of warrants to purchase 142,857 shares of Common Stock in connection with a $2,000,000 financing commitment on
    December 18, 1998............................................                                      35,714
  Dividends accrued on Series A Convertible Preferred Stock......            --      (1,503,004)   (1,503,004)
  Net loss for the period January 14, 1998 through December 31,
    1998.........................................................            --     (32,212,081)  (32,212,081)
                                                                   ---------------  ------------  ------------
Balance at December 31, 1998 (unaudited).........................     $ (47,500)    ($33,715,085)  $2,925,019
                                                                   ---------------  ------------  ------------
                                                                   ---------------  ------------  ------------

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

 FOR THE PERIOD JANUARY 14, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998

OPERATING ACTIVITIES
Net loss during the development stage..........................................  $(32,212,081)
Adjustments to reconcile net loss during the development stage to net cash used in operating activities:
  Depreciation and amortization................................................    2,169,552
  Non-cash compensation expense related to the issuance of Common Stock........    1,000,000
  Non-cash interest expense....................................................    2,740,329
  Changes in operating assets and liabilities:
    Accounts receivable........................................................       43,293
    Prepaid expenses and other current assets..................................   (2,470,745)
    Accounts payable...........................................................    4,333,579
    Accrued compensation.......................................................    4,287,023
    Accrued expenses and other current liabilities.............................      234,800
                                                                                 -----------
Net cash used in operating activities..........................................  (19,874,250)

INVESTING ACTIVITIES
Purchases of property and equipment............................................  (20,163,563)
Increase in restricted cash....................................................     (581,712)
Acquisition of IIT and ACR, net of cash acquired...............................  (16,899,991)
Increase in other assets.......................................................      (59,080)
                                                                                 -----------
Net cash used in investing activities..........................................  (37,704,346)

FINANCING ACTIVITIES
Proceeds from issuance of Series A Convertible Preferred Stock.................   32,794,775
Proceeds from issuance of Series B Convertible Redeemable Preferred Stock......   52,910,509
Proceeds from issuance of Common Stock.........................................       15,000
Proceeds from issuance of long-term debt.......................................    7,794,258
Proceeds from issuance of notes, subsequently converted into Series B
  Convertible Redeemable Preferred Stock.......................................    9,095,000
Payments on long-term debt.....................................................     (804,876)
Payments on capital lease obligations..........................................     (423,605)
                                                                                 -----------
Net cash provided by financing activities......................................  101,381,061
                                                                                 -----------
Cash and cash equivalents at end of period.....................................  $43,802,465
                                                                                 -----------
                                                                                 -----------

                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    USINTERNETWORKING, Inc., ("the Company") was incorporated on January 14, 1998 principally to provide clients the ability to use leading business software applications through the Company's Internet-based network. The Company is an "Internet Managed Application Provider-SM-", or "IMAP-SM-". This service offering integrates Internet communications, data center management and packaged software applications implementation and support to meet the technology needs of business in a number of business process areas including sales force automation, customer support, e-commerce, and human resource and financial systems. The Company also makes its infrastructure available to clients who want to run their own applications in a highly reliable and secure Internet environment and provides computer consulting services.

    Since its inception in January 1998, the Company has devoted substantially all of its efforts to raising capital, developing its network infrastructure, recruiting and training personnel and establishing strategic business partnerships with software application providers. Substantially all revenues since inception have been earned from computer consulting services. Accordingly, insignificant revenue has been generated from planned principal operations, and the Company is considered a development stage company at December 31, 1998.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all money market accounts and all other investments with a maturity of three months or less when purchased to be cash equivalents. The carrying value of cash equivalents approximates fair value.

RESTRICTED CASH

    At December 31, 1998, $581,712 of cash was pledged as collateral on outstanding letters of credit related to an operating lease for certain office space ($400,000), and as security for other obligations ($181,712). These amounts have been classified as restricted cash in the accompanying consolidated balance sheet.

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed for owned assets using the straight-line method over estimated useful lives of the assets. Assets capitalized under capital leases are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the assets.

    Estimated useful lives for all depreciable assets other than a building and leasehold improvements range from three to seven years. The building is depreciated over 25 years and leasehold improvements are depreciated over the term of the related lease.

INCOME TAXES

    The Company uses the liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

    Substantially all revenues since inception have been earned from computer consulting services. Revenues are recognized as services are provided.

GOODWILL AMORTIZATION

    The Company amortizes goodwill arising from certain purchase business combinations on a straight-line basis over its estimated useful life of 15 years.

ADVERTISING COSTS

    The Company expenses advertising as incurred. Advertising expense totaled approximately $700,000 in 1998.

IMPAIRMENT OF LONG--LIVED ASSETS

    Long-lived assets, consisting principally of property and equipment and goodwill, are evaluated for possible impairment through a review of undiscounted expected future cash flows. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.

STOCK OPTIONS

    The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB No. 25"). Under APB No. 25, if the exercise price of the Company's employee stock options equals the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized.

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Financial Accounting Standards Board Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement No. 123") encourages companies to recognize expense for stock-based awards based on their estimated value on the date of grant. Statement No. 123 requires the disclosure of pro forma net income or loss in the notes to the financial statements if the fair value method is not elected. The Company accounts for its stock-based compensation using the intrinsic value method, and has determined that the use of the fair value method to record compensation expense would have no effect on the reported net loss in 1998.

2. ACQUISITIONS

    Effective September 7, 1998, the Company acquired all of the outstanding common stock of IIT Holding, Inc. (IIT), a provider of Internet and intranet consulting, integration and support services principally to commercial companies located throughout the United States and South America. The initial purchase price consisted of cash of $12,887,000 and warrants to purchase 400,000 shares of Common Stock for $2.00 per share valued at $40,000. The acquisition was accounted for using the purchase method of accounting, and the results of operations of IIT are included in the accompanying consolidated statement of operations for the period from September 7, 1998 through December 31, 1998. At the acquisition date, $14,131,788 of goodwill was recorded.

    Additional contingent consideration is payable to the former shareholders of IIT to the extent that defined amounts of revenue, earnings before income taxes and depreciation and amortization (EBITDA), and employee retention percentages (as related to the operations of IIT) in 1998 are exceeded. The maximum amount of contingent consideration payable to the sellers is $3,799,999. At December 31, 1998, the Company has preliminarily determined that the likely amount of additional consideration due to the sellers is $2,326,735, subject to final audit results, and therefore has recorded that amount as additional goodwill.

    On October 2, 1998, the Company acquired all of the outstanding common stock of Advanced Communication Resources, Inc. (ACR), a New York based systems integrator focused on the financial services industry. The initial purchase price aggregated $6,050,000, consisting of cash of $2,500,000, a $3,500,000 secured promissory note bearing interest at 8.25%, and warrants to purchase 500,000 shares of common stock for $2.00 per share valued at $50,000. The acquisition was accounted for using the purchase method of accounting, and the results of operations of ACR are included in the accompanying consolidated statement of operations for the period from October 2, 1998 through December 31, 1998. At the acquisition date, $5,290,535 of goodwill was recorded.

    Additional contingent consideration is payable to the former shareholders of ACR to the extent that defined amounts of revenue, EBITDA, and employee retention percentages (as related to the operations of ACR) in 1998 are exceeded. The maximum amount of contingent consideration payable to the sellers is $5,000,000. At December 31, 1998, the Company has determined that the likely amount of additional consideration due to the sellers is $5,000,000 and therefore has recorded that amount as additional goodwill.

    The following summarizes unaudited pro forma consolidated results of operations for 1998 assuming the IIT and ACR acquisitions had occurred at the beginning of the year. The results are not necessarily

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

2. ACQUISITIONS (CONTINUED)
indicative of what would have occurred had these transactions been consummated as of the beginning of the year presented, or of future operations of the consolidated companies (in thousands):

                                                                         PRO FORMA (UNAUDITED)
                                                                         ---------------------
Revenue................................................................       $    13,938
Net loss...............................................................       $   (34,268)
Basic and diluted loss per common share (supplemental).................       $      (.48)

3. LOSS PER SHARE

    The following table sets forth the computation of basic and diluted loss per common share for the period from January 14, 1998 (date of inception) through December 31, 1998:

HISTORICAL:

Numerator:
  Net loss.....................................................................  $(32,212,081)
  Dividends on Series A Convertible Preferred Stock............................   (1,503,004)
                                                                                 -----------
                                                                                 $(33,715,085)
                                                                                 -----------
                                                                                 -----------
Denominator:
  Weighted-average number of shares of Common Stock outstanding during the
    period.....................................................................    9,472,222
  Shares of Common Stock issued for a nominal value............................    5,000,000
                                                                                 -----------
                                                                                  14,472,222
                                                                                 -----------
                                                                                 -----------
Basic and diluted loss per common share........................................  $     (2.33)
                                                                                 -----------
                                                                                 -----------

    Basic loss per share is based upon the average number of shares of Common Stock outstanding during the period. As required by the Securities and Exchange Commission in Staff Accounting Bulletin No. 98, all securities issued by the Company for a nominal value have been included in the computation as if they were outstanding since inception.

    Dilutive loss per common share is equal to basic loss per common share because if potentially dilutive securities were included in the computation, the result would be anti-dilutive. These potentially dilutive securities consist of convertible preferred stocks, stock options and warrants.

SUPPLEMENTAL PRO FORMA:

    Pro forma basic and diluted loss per common share attributable to common stockholders is presented to disclose the effect on loss per share of the assumed conversion of convertible securities which will convert into Common Stock upon the closing of the proposed initial public offering. For purposes of the pro forma computation, the convertible securities are assumed to have been converted on the issuance date.

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

3. LOSS PER SHARE (CONTINUED)
    The following table summarizes the computations of supplemental pro forma basic and diluted loss per share presented in the accompanying consolidated statement of operations for the period January 14, 1998 (date of inception) through December 31, 1998:

Numerator:
  Net loss.....................................................................  $(32,212,081)
  Dividends on Series A Convertible Preferred Stock............................   (1,503,004)
                                                                                 -----------
                                                                                 $(33,715,085)
                                                                                 -----------
                                                                                 -----------
Denominator:
  Shares used in historical calculation........................................   14,472,222
  Add:
    Pro forma conversion of Series A Convertible Preferred Stock...............   58,928,205
    Pro forma conversion of Series B Convertible Redeemable Preferred Stock....      406,699
                                                                                 -----------
    Denominator for pro forma loss per share...................................   73,807,126
                                                                                 -----------
                                                                                 -----------
Supplemental pro forma basic and diluted loss per common share.................  $      (.46)
                                                                                 -----------
                                                                                 -----------

4. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    During the period from January 14, 1998 (date of inception) through December 31, 1998, the Company acquired equipment totaling $5,188,489 under leases classified as capital leases.

    Interest paid during the period was approximately $368,000.

    During the period from January 14, 1998 (date of inception) through December 31, 1998, the Company acquired equipment of $7,000,000 that was included in accounts payable at December 31, 1998.

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 1998:

Building......................................................................  $ 1,007,499
Furniture and fixtures........................................................      779,332
Equipment and automobiles.....................................................    2,800,742
Computers and software........................................................   24,918,085
Leasehold improvements........................................................    3,299,132
                                                                                -----------
                                                                                 32,804,790
Accumulated depreciation......................................................   (1,567,885)
                                                                                -----------
Total.........................................................................  $31,236,905
                                                                                -----------
                                                                                -----------

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

6. CAPITAL LEASE OBLIGATIONS

    The Company has entered into capital lease agreements to acquire certain equipment. Property and equipment in the accompanying consolidated balance sheet includes this equipment which has a cost of $5,188,489 and accumulated amortization of $349,716. Amortization of the leased property is included in depreciation and amortization expense.

    Future minimum payments under capital lease obligations consist of the following at December 31, 1998:

1999............................................................................  $1,965,377
2000............................................................................   1,941,590
2001............................................................................   1,789,256
2002............................................................................      91,995
2003............................................................................      80,420
                                                                                  ----------
Total minimum lease payments....................................................   5,868,639
Amounts representing interest...................................................    (937,438)
                                                                                  ----------
Present value of capital lease obligations......................................   4,931,201
Current portion.................................................................  (1,503,947)
                                                                                  ----------
Capital lease obligations, non-current..........................................  $3,427,254
                                                                                  ----------
                                                                                  ----------

7. LONG-TERM DEBT

    Long-term debt at December 31, 1998 consists of the following:

Note payable due January 6, 1999 resulting from the Company's acquisition of
  ACR in October, 1998. This note, which is due to a former stockholder of ACR, is unsecured, accrues interest at 8.25% per annum, and is payable in full, plus interest at maturity....................................................  $3,500,000

Note payable to a bank due June 30, 2001 and bearing interest at 9.0% per annum. The note is payable in monthly installments of principal and interest of $6,644 with all unpaid principal and interest due at maturity. The note is secured by a mortgage on the real property purchased with the proceeds and
  with a $79,929 letter of credit pledged as additional security...............     639,517

Note payable to a bank due July 21, 2001 and bearing interest at 9.0% per annum. The note is payable in monthly installments of principal and interest of $2,249 with all unpaid principal and interest due at maturity. The note is secured by a mortgage on the property purchased with the proceeds and with a
  $26,984 letter of credit pledged as additional security......................     217,689

Notes payable due on August 1, 2001 and bearing interest at 13.1% per annum.
  The notes are payable in monthly installments of principal and interest of
  $23,151 and $54,278 and are collateralized by certain furniture, fixtures,
  equipment and software purchased by the Company..............................   1,945,154

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

7. LONG-TERM DEBT (CONTINUED)

Note payable due on September 1, 2001 and bearing interest at 13.0% per annum.
  The note is payable in monthly installments of principal and interest of
  $4,868 and is collateralized by certain furniture, fixtures, equipment and
  software purchased by the Company............................................     134,519

Note payable due on October 1, 2001 and bearing interest at 17.1% per annum.
  The note is payable in monthly installments of principal and interest of
  $158,000 with all unpaid principal and interest due at maturity. This note is
  collateralized by certain software licenses purchased by the Company.........   3,944,873

Notes payable due between February 28, 2003 and February 19, 2004 and bearing interest at rates ranging from 9.25% to 9.99% per annum. The notes are payable in monthly installments of principal and interest ranging from $542
  to $1,274 and are secured by automobiles purchased with the proceeds.........     107,630
                                                                                 ----------
Total..........................................................................  10,489,382
Less: current portion..........................................................   5,509,483
                                                                                 ----------
                                                                                 $4,979,899
                                                                                 ----------
                                                                                 ----------

    Aggregate maturities of long-term debt at December 31, 1998 are as follows:

1999...........................................................................  $5,509,483
2000...........................................................................   2,342,948
2001...........................................................................   3,283,700
2002...........................................................................      25,337
2003 and thereafter............................................................      20,625
                                                                                 ----------
Total..........................................................................  $11,182,093
                                                                                 ----------
                                                                                 ----------

    At December 31, 1998, the fair value of long-term debt approximates its carrying value.

8. SHORT-TERM OBLIGATIONS EXPECTED TO BE REFINANCED

    At December 31, 1998, the Company had outstanding current liabilities for the purchase of fixed assets of $7,500,000, for which the Company had outstanding commitments to finance on a long-term basis. The Company intends to utilize these commitments in early 1999, and has therefore classified $7,000,000 of the obligations as long-term in the December 31, 1998 consolidated balance sheet, or the portion of the $7,500,000 financing that will be due after 1999. These obligations will bear interest at rates from 9% to 17% per annum, and will mature in varying installments through January 2002.

9. PREFERRED STOCK

    The Company has authorized the issuance of up to 225,000 shares of preferred stock, par value $.01 per share, of which 110,000 has been designated Series A Convertible Preferred Stock ("Series A") and 115,000 has been designated Series B Convertible Redeemable Preferred Stock ("Series B"). During 1998,

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

9. PREFERRED STOCK (CONTINUED)
the Company issued 55,000 shares of Series A for a total aggregate purchase price of $33 million, and 59,278 shares of Series B for a total aggregate purchase price of $62.2 million.

SERIES A:

CONVERSION RIGHTS

    The Series A is convertible into Common Stock at the option of the holder at any time. In addition, the Series A will convert automatically into shares of Common Stock upon the closing of an underwritten public offering of at least $50 million of net proceeds to the Company with a minimum valuation of fully-diluted common equity (pre-offering) of $300 million). Each share of Series A is convertible into 1,800 shares of Common Stock. This conversion ratio is subject to adjustment upon the occurrence of certain specified dilutive events.

DIVIDENDS

    The holders of the Series A are entitled to receive cumulative quarterly dividends at the annual rate of $48 per share with payments commencing on January 1, 2000. All accrued but unpaid dividends are payable at the closing of an underwritten public offering of at least $50 million of net proceeds to the Company with a minimum valuation of fully-diluted common equity (pre-offering) of $300 million, or upon the conversion of the Series A into Common Stock.

LIQUIDATION

    Each share of Series A has a preference on liquidation equal to $600 per share plus all accrued and unpaid dividends. The holders of the Series A may also be entitled to an additional distribution based on the fair market value of the net assets of the Company as determined by the Board of Directors.

VOTING RIGHTS

    Each share of Series A has substantially the same voting rights as the number of shares of Common Stock into which it can be converted. In addition, certain corporate actions require the consent of two-thirds of the outstanding shares of Series A.

SERIES B:

CONVERSION RIGHTS

    The Series B is convertible into Common Stock at the option of the holder at any time. In addition, the Series B will convert automatically into shares of Common Stock upon the closing of an underwritten public offering of at least $50 million of net proceeds to the Company with a minimum valuation of fully-diluted common equity (pre-offering) of $300 million. Each share of Series B is convertible into 2,500 shares of Common Stock. This conversion ratio is subject to adjustment upon the occurrence of certain specified dilutive events.

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

9. PREFERRED STOCK (CONTINUED)
REDEMPTION RIGHTS

    Each share of Series B is mandatorily redeemable on December 31, 2006, if still outstanding, for an amount equal to the liquidation preference.

DIVIDENDS

    The holders of the Series B are entitled to receive cumulative quarterly dividends at the annual rate of $84 per share with payments commencing on January 1, 2000. All accrued but unpaid dividends are payable at the closing of an underwritten public offering of at least $50 million of net proceeds to the Company with a minimum valuation of fully-diluted common equity (pre-offering) of $300 million, or upon the conversion of the Series B into Common Stock. No dividends may be paid on the Series A unless dividends due to Series B holders have been paid.

LIQUIDATION

    Each share of Series B has a preference on liquidation equal to the greater of $1,050 per share plus all accrued and unpaid dividends or the amount that would be received on an as-converted basis.

VOTING RIGHTS

    Each share of Series B has substantially the same voting rights as the number of shares of Common Stock into which it can be converted

10. STOCK WARRANTS

    In 1998, in connection with the issuance of debt or capital leases, the Company issued warrants to purchase 8,533,817 shares of Common Stock and warrants to purchase 971 shares of Series B. The Common Stock warrants expire from 2005 through 2008, and are exerciseable for $0.42 or $0.43 per share. The warrants to purchase Series B expire in 2005 and are exerciseable for $1,050 per share (or $0.42 per common equivalent share).

    Upon issuance, the Company estimated the value of the warrants to be $0.25 per share, or an aggregate estimated value of $2,470,329. This amount was recorded as additional paid-in capital, and a corresponding debt discount was recorded that is being recognized as additional interest expense over the term of the related debt.

    Also, as discussed in Note 2, the Company issued warrants to purchase 900,000 shares of Common Stock in connection with the acquisition of IIT and ACR. These warrants expire in 2008 and are exerciseable for $2.00 per share.

    During 1998, none of the warrants issued to purchase Common Stock or Series B were exercised, and at December 31, 1998, warrants to purchase 9,433,817 shares of Common Stock and 971 shares of Series B were outstanding.

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

11. SHARES RESERVED FOR FUTURE ISSUANCE

    As of December 31, 1998, the Company has reserved 99,000,000 shares and 148,195,025 shares of Common Stock for future issuance upon the conversion of the Series A and Series B, respectively. In addition, the Company has reserved 13,458,000 shares of Common Stock for future issuance upon the exercise of stock options eligible for granting under the 1998 Stock Option Plan (see Note 12), and 11,861,317 shares of Common Stock attributable to outstanding warrants issued in 1998.

12. STOCK COMPENSATION PLAN

    Effective July 2, 1998, the Company adopted the 1998 Stock Option Plan of USINTERNETWORKING, Inc. ("the Plan") which is administered by the Compensation Committee of the Board of Directors. The Plan provides for the granting of either qualified or non-qualified options to purchase an aggregate of up to 13,458,000 shares of Common Stock to eligible employees, officers, directors and consultants of the Company.

    A summary of the Company's stock option activity, and related information for the year ended December 31, 1998 follows:

                                                                                          NUMBER
                                                                                            OF
                                                                                         OPTIONS     EXERCISE PRICE
                                                                                       ------------  ---------------
Granted..............................................................................    13,673,000     $    0.33
Exercised............................................................................            --            --
Forfeited............................................................................      (215,000)         0.33

Outstanding, end of year.............................................................    13,458,000

Exercisable at end of year...........................................................    13,458,000

Weighted-average grant-date fair value of options granted during the year............  $       0.00

    Exercise prices for options outstanding as of December 31, 1998 equaled $0.33. These options vested immediately upon the date of grant. Shares of Common Stock purchased pursuant to these options will be subject to the Company's right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with the Company. The repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters. The options expire 10 years from the date of issuance. At December 31, 1998, the weighted-average remaining contractual life of those options is 9.7 years.

    For the year ended December 31, 1998, pro forma net loss and loss per share information required by Statement 123 has been determined using the minimum value method. The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. In determining the estimated fair value of granted stock options under the minimum value method, the risk-free interest rate was assumed to

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

12. STOCK COMPENSATION PLAN (CONTINUED)
be 5.50%, the dividend yield was estimated to be 0% and the expected life of granted options was assumed to be four years.

    Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the minimum value method and other methods prescribed by Statement 123 do not necessarily provide a single measure of the fair value of its employee stock options.

    The grant-date fair value of all options granted during 1998 using the minimum value method was $0.00, thus no pro forma information has been presented. The exercise price at the grant-date of all options granted through December 31, 1998 was greater than the market value of the underlying Common Stock on the grant-date, as determined by independent appraisal. As a result, the Company has not recognized compensation expense related to these options.

13. INCOME TAXES

    At December 31, 1998, the Company has a U.S. federal net operating loss carryforward of $23 million. This carryforward expires in 2013. The amount available to be used in any given year will be limited by operation of certain provisions of the Internal Revenue Code. The Company also has U.S. state net operating loss carryforwards available of which the utilization will be similarly limited. The Company has established a valuation allowance with respect to these federal and state carryforwards.

Deferred tax assets:
  Net operating loss carryforwards.............................................  $ 9,186,067
  Start-up and organizational costs capitalized for tax purposes...............    3,627,600
  Other........................................................................      824,318
                                                                                 -----------
Total deferred tax assets......................................................   13,637,985

Deferred tax liabilities:
  Tax over book depreciation...................................................      318,923
  Other........................................................................      626,077
                                                                                 -----------
Total deferred tax liability...................................................      945,000
                                                                                 -----------
Net future income tax benefit..................................................   12,692,985
Valuation allowance for net deferred tax assets................................  (12,692,985)
                                                                                 -----------
Net deferred tax assets........................................................  $   --
                                                                                 -----------
                                                                                 -----------

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

13. INCOME TAXES (CONTINUED)
    The reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory rate to net loss during the development stage is as follows:

Tax benefit at U.S. statutory rate.............................................  $(11,274,228)
Effect of permanent differences................................................      151,299
State income taxes, net of federal benefit.....................................   (1,570,056)
Increase in valuation allowance................................................   12,692,985
                                                                                 -----------
Total..........................................................................  $   --
                                                                                 -----------
                                                                                 -----------

14. OPERATING LEASES

    The Company conducts primarily all of its operations from leased facilities under operating leases that have terms of up to five years and generally contain renewal options and rental escalation clauses. Future minimum payments under noncancelable operating leases with initial terms of one year or more consists of the following at December 31, 1998:

1999............................................................  $1,441,681
2000............................................................  1,402,328
2001............................................................    954,563
2002............................................................    684,799
2003............................................................    158,549
                                                                  ---------
                                                                  $4,641,920
                                                                  ---------
                                                                  ---------

    The Company incurred rent expense of $718,416 during the period from January 14, 1998 (date of inception) through December 31, 1998.

15. EMPLOYEE BENEFIT PLAN

    The Company established a defined contribution benefit plan effective July 1, 1998. The plan covers substantially all employees who have 30 days of service with the Company. Participants may contribute from 1% to 15% of their annual compensation to the plan. In addition, the Company may make discretionary matching and profit-sharing contributions to the plan.

16. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION

    In June 1997, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, [DISCLOSURES ABOUT SEGMENTS OF AND ENTERPRISE AND RELATED INFORMATION], which the Company adopted in 1998.

    The Company is organized into two business units. The Company's IMAP division provides an Internet-based network which enables customers to use leading business software applications without the burden of owning or managing the underlying technology. These services are delivered to customers through a network of Enterprise Data Centers located in Maryland, California, Amsterdam and Tokyo.

                            USINTERNETWORKING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                               DECEMBER 31, 1998

16. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)
The Professional IT Services division provides focused software implementation services on a traditional time and materials basis.

    The Company evaluates the performance of its segments based primarily on operating profit before depreciation and interest expense. The accounting policies used by the reportable segments are the same as those used by the Company as described in Note 1 to the consolidated financial statements.

    The Company's reportable segments are business units that offer distinct services. The segments are managed separately as they have different customer bases and delivery channels. The following table sets forth information on the Company's reportable segments:

                                                                             FOR PERIOD JANUARY 14, 1998
                                                                                 (INCEPTION) THROUGH
                                                                                  DECEMBER 31, 1998
                                                                    ----------------------------------------------
                                                                                     PROFESSIONAL
                                                                                          IT
                                                                       IMAP(SM)        SERVICES      CONSOLIDATED
                                                                    --------------  --------------  --------------
Revenues..........................................................  $       69,467   $  4,052,982   $    4,122,449
Operating loss....................................................     (29,856,900)       (41,504)     (29,898,404)
Interest expense..................................................       2,674,764          6,324        2,681,088
Interest income...................................................         365,180          2,231          367,411
Depreciation and amortization.....................................       2,142,267         27,285        2,169,552
Total assets......................................................     101,240,375      6,404,199      107,644,574
Capital expenditures..............................................      21,358,476         38,752       21,397,228

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Advanced Communication Resources, Inc.

    We have audited the accompanying combined balance sheets of Advanced Communication Resources, Inc. as of December 31, 1997 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communication Resources, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

New York, New York
July 23, 1998, except for
Note 11, as to which the
date is October 2, 1998

                     ADVANCED COMMUNICATION RESOURCES, INC.

                                 BALANCE SHEETS

                                ASSETS (NOTE 5)

                                                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1996          1997          1998
                                                                       ------------  ------------  -------------
                                                                                                    (UNAUDITED)
Current assets:
  Cash...............................................................   $   34,204    $  179,982    $    28,317
  Accounts receivable, net of allowance for uncollectible accounts of
    $81,050 in 1996, $50,000 in 1997 and $100,000 as of September 30,
    1998 (Note 3)....................................................      817,803     1,559,330      1,550,942
  Other current assets...............................................       26,584        40,447         25,526
  Due from stockholders (Note 9).....................................       70,150        --             43,570
  Due from affiliate (Note 9)........................................      342,994        --            --
                                                                       ------------  ------------  -------------
      Total current assets...........................................    1,291,735     1,779,759      1,648,355
Property and equipment, net (Note 4).................................      144,190       110,857        180,026
Other assets.........................................................       20,360         6,788        167,278
                                                                       ------------  ------------  -------------
                                                                        $1,456,285    $1,897,404    $ 1,995,659
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable (Note 5).............................................   $  725,000    $  525,000    $   400,000
  Accounts payable and accrued expenses..............................      366,372       435,998        461,086
  Deferred income taxes (Note 7).....................................       50,000       117,000        118,000
  Due to stockholders (Note 9).......................................       --           120,000        --
  Due to affiliate...................................................       --            --              1,828
                                                                       ------------  ------------  -------------
      Total current liabilities......................................    1,141,372     1,197,998        980,914
Commitments and contingencies (Note 10)
Stockholders' equity (Note 6):
  Common stock.......................................................        1,500         1,500          1,500
  Additional paid-in capital.........................................       --            --            --
  Retained earnings..................................................      363,413       747,906      1,063,245
                                                                       ------------  ------------  -------------
                                                                           364,913       749,406      1,064,745
  Less: Treasury stock, at cost......................................       50,000        50,000         50,000
                                                                       ------------  ------------  -------------
      Total stockholders' equity.....................................      314,913       699,406      1,014,745
                                                                       ------------  ------------  -------------
                                                                        $1,456,285    $1,897,404    $ 1,995,659
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

                             See accompanying notes

                     ADVANCED COMMUNICATION RESOURCES, INC.

                            STATEMENTS OF OPERATIONS

                                                                         YEAR ENDED            NINE MONTHS ENDED
                                                                 ---------------------------  -------------------
                                                                 DECEMBER 31,   DECEMBER 31,     SEPTEMBER 30,
                                                                     1996           1997             1998
                                                                 -------------  ------------  -------------------
                                                                                                  (UNAUDITED)
Net revenue (Note 3)...........................................  $   4,848,112   $6,646,245      $   5,416,982
Direct costs (Notes 6 and 9)...................................      3,768,134    4,230,576          3,536,404
                                                                 -------------  ------------  -------------------
Gross margin...................................................      1,079,978    2,415,669          1,880,578
Operating expenses (Note 9):
  Selling......................................................        545,251      377,783            371,511
  General and administrative...................................      1,395,758    1,574,654          1,152,227
                                                                 -------------  ------------  -------------------
    Total operating expenses...................................      1,941,009    1,952,437          1,523,738
                                                                 -------------  ------------  -------------------

Income (loss) before provision for (benefit from) income
  taxes........................................................       (861,031)     463,232            356,840
Provision for (benefit from) income taxes......................        (86,947)      78,739             41,500
                                                                 -------------  ------------  -------------------
Net income (loss)..............................................  $    (774,084)  $  384,493      $     315,340
                                                                 -------------  ------------  -------------------
                                                                 -------------  ------------  -------------------

                            See accompanying notes.

             ADVANCED COMMUNICATION RESOURCES, INC. AND AFFILIATES

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   ADDITIONAL
                                                       COMMON        PAID-IN       RETAINED     TREASURY
                                                        STOCK        CAPITAL       EARNINGS      STOCK        TOTAL
                                                     -----------  -------------  ------------  ----------  ------------
Balance, January 1, 1996...........................   $   2,500     $  --        $  1,081,161  $   --      $  1,083,661
Formation of ACR Consulting, Inc...................           1             9         --           --                10
Purchase of treasury stock (Note 6)................      --            --             --          (50,000)      (50,000)
Net loss...........................................      --            --            (525,553)     --          (525,553)
                                                     -----------        -----    ------------  ----------  ------------
Balance, December 31, 1996.........................       2,501             9         555,608     (50,000)      508,118
Net income.........................................      --            --             281,867      --           281,867
                                                     -----------        -----    ------------  ----------  ------------
Balance, December 31, 1997.........................   $   2,501     $       9    $    837,475  $  (50,000) $    789,985
Liquidation of ACR NY, Inc.........................      (1,000)       --               1,000      --           --
Net Income (Unaudited).............................                                   306,605      --           258,432
                                                     -----------        -----    ------------  ----------  ------------
Balance, September 30, 1998 (Unaudited)............   $   1,501     $       9    $  1,145,080  $  (50,000) $  1,096,590
                                                     -----------        -----    ------------  ----------  ------------
                                                     -----------        -----    ------------  ----------  ------------

                            See accompanying notes.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                    NINE MONTHS
                                                                               YEAR ENDED              ENDED
                                                                       --------------------------  -------------
                                                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1996          1997          1998
                                                                       ------------  ------------  -------------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................................................   $ (774,084)   $  384,493    $   315,340
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization....................................      101,480        80,062        100,680
    Deferred income taxes............................................      (90,000)       67,000          1,000
    Change in assets and liabilities:
      Accounts receivable............................................      903,600      (741,527)         8,388
      Other current assets...........................................       (9,509)      (13,863)        14,921
      Due to affiliate...............................................       --            --              1,828
      Accounts payable and accrued expenses..........................      (88,006)       69,626         25,088
                                                                       ------------  ------------  -------------
        Net cash provided by (used in) operating activities..........       43,481      (154,209)       467,245
                                                                       ------------  ------------  -------------

Cash flows from investing activities:
  Purchase of property and equipment.................................      (55,995)      (33,157)      (169,670)
  Purchase of computer software......................................       --            --           (160,490)
                                                                       ------------  ------------  -------------
        Cash used in investing activities............................      (55,995)      (33,157)      (330,160)
                                                                       ------------  ------------  -------------

Cash flows from financing activities:
  Proceeds from (repayments of) notes payable........................      225,000      (200,000)      (125,000)
  Proceeds from (repayments of) loans from stockholders..............       --           120,000       (120,000)
  Repayments of (advances to) loans to stockholders..................       88,850        70,150        (43,750)
  Repayments from (advances to) affiliates...........................     (288,668)      342,994        --
  Purchase of common stock for treasury..............................      (50,000)       --            --
                                                                       ------------  ------------  -------------
        Net cash provided by (used in) financing activities..........      (24,818)      333,144       (288,750)
                                                                       ------------  ------------  -------------
Net increase (decrease) in cash......................................      (37,332)      145,778       (151,665)
Cash, beginning of year..............................................       71,536        34,204        179,982
                                                                       ------------  ------------  -------------
Cash, end of year....................................................   $   34,204    $  179,982    $    28,317
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

                        Supplemental Disclosures of Cash Flow Information

Cash paid during the year for:
  Interest...........................................................   $   60,421    $    6,132    $    17,196
  Income taxes.......................................................   $   10,093    $   14,414    $     6,220

                            See accompanying notes.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS
                                   UNAUDITED)

NOTE 1--THE COMPANY

    Advanced Communication Resources, Inc. (the "Company") provides computer consulting services, including consultation on Year 2000 compliance matters, to Fortune 500, financial services and other companies located in the New York metropolitan area.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL INFORMATION

    The September 30, 1998 balance sheet, statements of operations, equity and cash flows for the nine months then ended and certain information and footnote disclosures related thereto are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of result for the entire fiscal year.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Machinery and equipment and furniture and fixtures are depreciated by the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of the term of the lease or their estimated useful life. Major additions and betterments are capitalized, and repairs and maintenance are charged to operations in the period incurred.

INCOME TAXES

    The Company, with the consent of its stockholders, elected treatment as a small business corporation under Subchapter S of the Internal Revenue Code and the corresponding provisions of the New York State Franchise Tax law. Under the aforementioned provisions, corporate income or loss and any tax credits earned are included in the stockholders' individual income tax returns. The provision for income taxes represents New York State Subchapter S and New York City corporation taxes.

    The Company reports on a cash basis for income tax purposes. Deferred state and local taxes are provided for the differences between the cash basis of accounting and the accrual basis of accounting utilized in the preparation of these financial statements. Pursuant to the cash method of accounting, revenue is recorded when received, rather than when earned, and expenses are recorded when paid, rather than when incurred.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS
                                   UNAUDITED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
REVENUE RECOGNITION

    The Company recognizes revenue as professional services are performed. On fixed fee engagements, which historically have not been material, revenue is recognized as earned in accordance with the contract.

COMPUTER SOFTWARE COSTS

    Computer software costs of $207,997 at September 30, 1998 and $40,719 at December 31, 1997 and 1996, included in other assets, are recorded at cost and amortized by the straight-line method over three years. Amortization expense for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 amounted to $6,788, $6,786 and $6,877, respectively. Accumulated amortization amounted to $40,719, $33,931 and $26,359 at September 30, 1998, December 31, 1997 and 1996, respectively.

ADVERTISING EXPENSES

    Advertising expenses amounting to approximately $7,600 and $20,500 for the years ended December 31, 1997 and 1996, respectively, are charged to operations during the period in which they are incurred.

NOTE 3--CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

    The Company provides consulting services to companies in the financial services industry, primarily located in the New York metropolitan area. In the normal course of business, payment for the Company's services is due generally within thirty days of invoicing. Management's credit evaluation process and the reasonably short collection terms help mitigate any risks. At September 30, 1998, three customers comprised approximately 27% of the Company's outstanding accounts receivable. These customers accounted for approximately 39% of net revenues for the nine months ended September 30, 1998. At December 31, 1997, two customers comprised approximately 40% of the Company's outstanding accounts receivable. These customers accounted for approximately 30% of net revenue for the year ended December 31, 1997. Additionally, three customers accounted for approximately 50% of net revenue for the year ended December 31, 1996.

    The Company places its cash with financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000.

NOTE 4--PROPERTY AND EQUIPMENT

    At December 31, property and equipment is comprised of:

                                                                                 SEPTEMBER 30
                                                            1996        1997         1998
                                                         ----------  ----------  ------------
Machinery and equipment................................  $  247,047  $  280,204   $  354,037
Furniture and fixtures.................................      45,042      45,042       65,528
Leasehold improvements.................................      57,079      57,079       68,743
                                                         ----------  ----------  ------------
                                                            349,168     382,325      488,307
Less: Accumulated depreciation and amortization........     204,978     271,468      308,281
                                                         ----------  ----------  ------------
                                                         $  144,190  $  110,857   $  180,026
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS
                                   UNAUDITED)

NOTE 5--NOTES PAYABLE

    At December 31, notes payable consists of:

                                                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1996          1997          1998
                                                                       ------------  ------------  -------------

Bank credit facility providing for a $750,000 line of credit.
  Borrowings for advances under the line bear interest at 1% above the prime rate (9.5% at December 31, 1997). The line is
  collateralized by all of the assets of the Company and is
  personally guaranteed by the Company's stockholders................   $   --        $  400,000    $   400,000

Demand note payable to a commercial bank which bore interest at 1% in excess of the bank's prime lending rate (9.75% at December 31,
  1996); the note was collateralized by all of the assets of the
  Company and was personally guaranteed by the Company's
  stockholders.......................................................      500,000        --            --

Installment note payable to a former stockholder which bears interest at 75% of the prime lending rate of a commercial bank (6.37% at
  December 31, 1997). The note is collateralized by fifty shares of the Company's treasury stock held in escrow by the former
  stockholder and subordinated to the Company's bank debt. Principal payments in the amount of $25,000 are to be made quarterly through
  March 1, 1999 (A).                                                       225,000       125,000        --
                                                                       ------------  ------------  -------------

                                                                        $  725,000    $  525,000        400,000
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

------------------------

(A) The note contains provisions for minimum working capital, current ratio and stockholders' equity. The arrangement also limits compensation to the officers of the Company. At December 31, 1997 and 1996, the Company was in violation of certain financial covenants. Accordingly, the entire balance outstanding as of December 31, 1997 and 1996 has been classified as a current liability.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS
                                   UNAUDITED)

NOTE 6--STOCKHOLDERS' EQUITY

COMMON STOCK

At September 30, 1998, December 31, 1997 and 1996, common stock consists of the following:

   Advanced Communication Resources, Inc., no par
                        value:

  Authorized--200 shares

  Issued--150 shares

  Outstanding--100 shares...........................    $   1,500
                                                           ------
                                                           ------

TREASURY STOCK

    On December 13, 1995, the Company entered into a stock purchase agreement to purchase a stockholder's 33.3% common stock interest in the Company. The purchase price for the stock was $50,000, paid upon execution of the purchase agreement. The transaction was consummated during 1996.

    In connection with the stock purchase agreement, the Company entered into a one year $350,000 consulting agreement with the former stockholder with $50,000 payable upon closing and $25,000 per quarter payable over three years. In addition, the Company entered into a non-compete agreement with the stockholder covering one year for which the former stockholder was paid $100,000. The amounts related to the above agreements were charged to operations in 1996 and are included in the accompanying statement of operations.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS
                                   UNAUDITED)

NOTE 7--INCOME TAXES

    The provision for (benefit from) state and local income taxes for the periods ended consistent of:

                                                   DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                       1996          1997          1998
                                                   ------------  ------------  -------------
Current..........................................   $    3,053    $   11,739    $    40,500
Deferred.........................................      (90,000)       67,000          1,000
                                                   ------------  ------------  -------------
                                                    $  (86,947)   $   78,739    $    41,500
                                                   ------------  ------------  -------------
                                                   ------------  ------------  -------------

    The Company's provision for local income taxes for the years ended December 31, 1997 and 1996 was determined under the alternative tax method.

    The Company's effective state and local tax rate for nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 was 3%, 17% and 13.6%, respectively.

    Deferred state and local income taxes arise from the difference in the amount of revenue and expenses reported on the accrual method of accounting for financial statement reporting and the cash method of accounting for income tax purposes.

NOTE 8--RETIREMENT PLAN

    The Company formed an IRS approved 401(k) plan during 1996, covering all eligible full-time employees. Contributions to the plan are based upon a matching contribution of 50% of employee contributions limited to 3% of salary. For the nine months ended September 30, 1998 and years ended December 31, 1997 and 1996, 401(k) expense amounted to approximately $35,000, $45,000 and $47,000, respectively.

NOTE 9--RELATED PARTY TRANSACTIONS

    CONSULTING SERVICES

    The Company subcontracts the consulting services of two companies affiliated through common minority ownership interests. For the year ended December 31, 1997, fees incurred and paid to these companies amounted to $125,000. There were no fees incurred during the year ended December 31, 1996.

    DUE FROM AFFILIATE

    During 1996, the Company made non-interest bearing advances to an affiliate. These advances were repaid in full during 1997.

    The Company occupies office space leased by an affiliate without a rent charge.

    DUE TO/FROM STOCKHOLDERS

    Advances to and from the Company's stockholders are non-interest bearing and are due (payable) on demand.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS
                                   UNAUDITED)

NOTE 10--COMMITMENTS AND CONTINGENCIES

    LETTER OF CREDIT

    At December 31, 1997, the Company is contingently liable pursuant to a letter of credit in the amount of $10,000 in favor of a trade organization's legal defense fund. A certificate of deposit in the amount of $10,000 collateralizes the Company's obligation and is included in other current assets in the accompanying balance sheets.

    EMPLOYEE AND CONTRACTOR AGREEMENTS

    The Company executes agreements with all technical employees and contractors which contain certain provisions designed to protect the Company's intellectual property. The agreements provide for an indefinite term, cancellable by either party upon ten days written notice.

NOTE 11--SUBSEQUENT EVENTS

    CHANGE OF OWNERSHIP

    On October 2, 1998, the Company's stockholders sold all outstanding common stock to USinternetworking, Inc.

    ASSIGNMENT OF LEASE

    On October 2, 1998, the Company assumed the lease obligation of an affiliate. Future minimum lease payments, excluding escalation charges, are as follows:

YEAR ENDING
DECEMBER 31,
1998-Remainder....................................................................  $   29,000
1999..............................................................................     120,000
2000..............................................................................     124,000
2001..............................................................................     128,000
2002..............................................................................     131,000
Thereafter........................................................................      33,000
                                                                                    ----------
                                                                                    $  565,000
                                                                                    ----------
                                                                                    ----------

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of
International Information Technology, Inc. and
International Information Technology IIT, C.A.

    We have audited the accompanying combined balance sheets of International Information Technology, Inc. and International Information Technology IIT, C.A. as of December 31, 1997 and 1996, and the related combined statements of operations, stockholders' equity, and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of International Information Technology IIT, C.A., a combined company under common control, which statements reflect total assets of $76,361 and $68,247 as of December 31, 1997 and 1996, respectively, and total revenues of $147,797 and $3,336, for the year ended December 31, 1997 and for the period from March 6, 1996 (inception) through December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for International Information Technology IIT, C.A., is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of International Information Technology, Inc. and International Information Technology IIT, C.A. as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Miami, Florida
September 23, 1998

                 INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND

                 INTERNATIONAL INFORMATION TECHNOLOGY IIT, C.A.

                            COMBINED BALANCE SHEETS

                                                                                  DECEMBER 31
                                                                             ----------------------
                                                                                1996        1997     JUNE 30, 1998
                                                                             ----------  ----------  -------------
                                                                                                      (UNAUDITED)

ASSETS
Current assets:
  Cash and cash equivalents................................................  $   69,563  $   14,443   $   219,739
  Accounts receivable--trade...............................................     225,500     634,215       883,723
  Other current assets.....................................................       2,451      13,902        44,046
                                                                             ----------  ----------  -------------
Total current assets.......................................................     297,514     662,560     1,147,508

Equipment and vehicles:
  Computer equipment.......................................................      30,407     116,850       115,061
  Vehicles.................................................................      45,119      45,119        45,119
                                                                             ----------  ----------  -------------
                                                                                 75,526     161,969       160,180
  Less: accumulated depreciation...........................................     (25,831)    (56,084)      (45,954)
                                                                             ----------  ----------  -------------
                                                                                 49,695     105,885       114,226
Other assets...............................................................         654         618        33,472
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------
Total assets...............................................................  $  347,863  $  769,063   $ 1,295,206
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft...........................................................  $   --      $  157,056   $   --
  Accounts payable.........................................................      13,899       7,162         5,370
  Accrued expenses.........................................................      60,000     366,685       784,688
  Income taxes payable.....................................................      --          18,124       113,813
  Current portion of note payable..........................................       4,443      10,036       --
  Current portion of capital lease obligations.............................      --          18,230        11,994
  Unsecured demand note payable to stockholder, non-interest bearing.......      99,951      62,160        54,384
  Client advances..........................................................      55,824      --           --
  Current deferred income taxes............................................      49,270      93,166        50,235
                                                                             ----------  ----------  -------------
Total current liabilities..................................................     283,387     732,619     1,020,484

Note payable...............................................................      10,676      --           --
Capital lease obligations, net of current portion..........................      --          15,953        11,031
Deferred income taxes......................................................       9,103       9,570

Commitments and contingent liabilities

Stockholders' equity:
  Common stock.............................................................       2,724       2,724         2,724
  Cumulative translation adjustment........................................         835     (20,918)       22,716
  Retained earnings........................................................      41,138      29,115       238,251
                                                                             ----------  ----------  -------------
                                                                                 44,697      10,921       263,691
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------
Total liabilities and stockholders' equity.................................  $  347,863  $  769,063   $ 1,295,206
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------

SEE ACCOMPANYING NOTES.

                 INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND

                 INTERNATIONAL INFORMATION TECHNOLOGY IIT, C.A.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                           YEAR ENDED DECEMBER 31     SIX MONTHS
                                                                         --------------------------      ENDED
                                                                             1996          1997      JUNE 30, 1998
                                                                         ------------  ------------  -------------
                                                                                                      (UNAUDITED)
Consulting revenue.....................................................  $    747,023  $  2,812,011   $ 3,073,248
Cost of revenue........................................................       519,261     1,881,031     1,366,799
                                                                         ------------  ------------  -------------
Gross profit...........................................................       227,762       930,980     1,706,449

Operating expenses:
  General and administrative...........................................       131,037       778,342     1,403,074
  Sales and marketing..................................................        73,305        62,943         8,449
  Depreciation.........................................................        13,556        30,253        17,979
                                                                         ------------  ------------  -------------
                                                                              217,898       871,538     1,429,502
                                                                         ------------  ------------  -------------
Income from operations.................................................         9,864        59,442       276,947
Interest expense.......................................................        (2,917)       (8,977)      (13,623)
                                                                         ------------  ------------  -------------
Income before provision for income taxes...............................         6,947        50,465       263,324
Provision for income taxes.............................................        14,832        62,488        54,188
                                                                         ------------  ------------  -------------
Net loss...............................................................  $     (7,885) $    (12,023)      209,136
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

    SEE ACCOMPANYING NOTES.

                 INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND
                 INTERNATIONAL INFORMATION TECHNOLOGY IIT, C.A.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                                         INTERNATIONAL
                                                          INFORMATION            INTERNATIONAL INFORMATION
                                                     TECHNOLOGY, INC. (1)        TECHNOLOGY IIT, C.A. (2)
                                                     ---------------------  -----------------------------------
                                                      COMMON     RETAINED    COMMON    CUMULATIVE    RETAINED
                                                       STOCK     EARNINGS     STOCK    ADJUSTMENT    EARNINGS      TOTAL
                                                     ---------  ----------  ---------  -----------  -----------  ----------
Balances at January 1, 1996........................  $   1,000  $   49,023  $           $           $            $   50,023
  Net income (loss)................................                 22,304                              (30,189)     (7,885)
  Issuance of common stock.........................                             1,724                                 1,724
  Translation adjustment...........................                                           835                       835
                                                     ---------  ----------  ---------  -----------  -----------  ----------
Balances at December 31, 1996......................      1,000      71,327      1,724         835       (30,189)     44,697
  Net income (loss)................................                 91,010                             (103,033)    (12,023)
  Translation adjustment...........................                                       (21,753)                  (21,753)
                                                     ---------  ----------  ---------  -----------  -----------  ----------
Balances at December 31, 1997......................  $   1,000  $  162,337  $   1,724   $ (20,918)  $  (133,222) $   10,921
                                                     ---------  ----------  ---------  -----------  -----------  ----------
                                                     ---------  ----------  ---------  -----------  -----------  ----------
  Net income.......................................                 86,822                              122,314     209,136
  Translation adjustment...........................                                        43,634                    43,634
                                                     ---------  ----------  ---------  -----------  -----------  ----------
Balances at June 30, 1998..........................  $   1,000  $  249,159  $   1,724   $  22,716   $   (10,908) $  263,691
                                                     ---------  ----------  ---------  -----------  -----------  ----------
                                                     ---------  ----------  ---------  -----------  -----------  ----------

------------------------

(1) $1 par value common stock, 1,000 shares authorized, issued and outstanding.

(2) No par value common stock, 500 shares authorized, issued and outstanding.

SEE ACCOMPANYING NOTES.

                 INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND
                 INTERNATIONAL INFORMATION TECHNOLOGY IIT, C.A.

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                  YEARS ENDED
                                                                                  DECEMBER 31         SIX MONTHS
                                                                             ----------------------      ENDED
                                                                                1996        1997     JUNE 30, 1998
                                                                             ----------  ----------  -------------
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net loss...................................................................  $   (7,885) $  (12,023)  $   209,136
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
  Depreciation.............................................................      13,556      30,253        17,789
  Deferred taxes...........................................................      14,832      44,364       (52,501)
  Change in assets and liabilities:
    Accounts receivable....................................................     (72,937)   (408,715)     (249,508)
    Other current assets...................................................      (1,655)    (11,415)      (30,144)
    Other assets...........................................................      --          --           (32,854)
    Accounts payable.......................................................      13,899      (6,737)       (1,792)
    Accrued expenses.......................................................      59,200     306,685       418,003
    Income taxes payable...................................................      --          18,124        95,689
    Client advances........................................................      55,824     (55,824)      --
                                                                             ----------  ----------  -------------
Net cash provided by (used in) operating activities........................      74,834     (95,288)      373,818

INVESTING ACTIVITIES
Issuance of common stock...................................................       1,724      --
Acquisition of equipment and vehicle.......................................     (19,154)    (63,532)
Sale of vehicle............................................................      --          --            17,504
                                                                             ----------  ----------  -------------
Net cash (used in) investing activities....................................     (17,430)    (63,532)       17,504

FINANCING ACTIVITIES
(Repayments) proceeds from note payable to stockholder.....................      68,890     (37,791)       (7,776)
Bank overdraft.............................................................     (50,733)    157,056      (157,056)
Repayments of note payable.................................................      (5,998)     (5,083)      (10,036)
Repayments of capital leases...............................................      --         (10,482)      (11,158)
                                                                             ----------  ----------  -------------
Net cash provided by financing activities..................................      12,159     103,700      (186,026)
                                                                             ----------  ----------  -------------
Net increase (decrease) in cash and cash equivalents.......................      69,563     (55,120)      205,296
Cash and cash equivalents at beginning of year.............................      --          69,563        14,443
                                                                             ----------  ----------  -------------
Cash and cash equivalents at end of year...................................  $   69,563  $   14,443   $   219,739
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------

SUPPLEMENTAL INFORMATION
Interest paid..............................................................  $    2,917  $    8,977   $    13,623
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------

SCHEDULE OF NONCASH INVESTING ACTIVITIES
Property and equipment acquired under capital leases.......................  $   --      $   44,465   $   --
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------

SEE ACCOMPANYING NOTES.

                 INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND
                 INTERNATIONAL INFORMATION TECHNOLOGY IIT, C.A.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

   SIX MONTHS ENDED JUNE 30, 1998 AND YEARS ENDED DECEMBER 31, 1997 AND 1996

  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION AND BASIS OF PREPARATION

    The combined financial statements include the accounts of International Information Technology, Inc. (the Company) and International Information Technology IIT, C.A. (the Foreign Affiliate) (collectively referred to as "the Companies") which are affiliated through common ownership and management.

    International Information Technology, Inc. provides internet consulting, integration, and support services principally to commercial companies located throughout the United States. The Company was incorporated, under the laws of the State of California, in May 1994.

    International Information Technology IIT, C.A. provides internet consulting, integration, and support services principally to commercial companies located throughout Venezuela. The Foreign Affiliate was incorporated under the laws of Venezuela, on March 5, 1996 (inception).

    All significant intercompany transactions have been eliminated in preparation of the combined financial statements.

CONVERSION FOR U.S. DOLLARS

    The financial information from the Foreign Affiliate includes financial information converted from Venezuelan Bolivares to U.S. Dollars. A summary of the conversion method used to convert the financial statements to U.S. Dollars is as follows:

    - monetary assets and liabilities were converted at the rate in effect at the balance sheet date.

    - non-monetary assets and liabilities were converted at their historical rates.

    - the statement of operations was converted at the average rate during the periods.

USE OF ESTIMATES

    The preparation of the combined financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Companies consider all highly liquid instruments, including certificates of deposit, purchased with a maturity of three months or less to be cash equivalents.

EQUIPMENT AND VEHICLES

    Equipment and vehicle are stated at cost. Depreciation is calculated on a straight-line basis over the assets' estimated useful lives which range from three to five years.

                 INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND
                 INTERNATIONAL INFORMATIONAL TECHNOLOGY IIT, CA

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

   SIX MONTHS ENDED JUNE 30, 1998 AND YEARS ENDED DECEMBER 31, 1997 AND 1996

  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

    Financial instruments that subject the Companies to concentrations of credit risks consist primarily of accounts receivable. The Companies grant credit in the normal course of business to their clients. As part of this ongoing procedure, the Companies monitor the creditworthiness of their clients. The Companies do not believe that they are subject to any unusual credit risk beyond the normal credit risk inherent in their business.

    For the six months ended June 30, 1998, three clients accounted for 27%, and 11% of total revenue, and two customers accounted for 32%, and 19% of accounts receivable at June 30, 1998.

    For the year ended December 31, 1997, three clients accounted for 33%, 17%, and 11% of total revenues, and three clients accounted for 44%, 16%, and 11% of accounts receivable at December 31, 1997. For the year ended December 31, 1996, three clients accounted for 57%, 29%, and 11% of total revenues, and three clients accounted for 42%, 24%, and 11% of accounts receivable at December 31, 1996.

REVENUE RECOGNITION

    Revenue is recognized in the period the services are performed.

ADVERTISING COSTS

    The Companies expense advertising costs as incurred. Advertising expense was approximately $73,000 and $30,000 in 1997 and 1996, respectively.

    Advertising expense was approximately $8,000 for the six months ended June 30, 1998.

NEW ACCOUNTING PRONOUNCEMENTS

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 establishes standards for reporting and displaying comprehensive income. SFAS No. 130 only impacts display as opposed to actual amounts recorded. Other comprehensive income includes all non-owner changes in equity that are excluded from net income, such as foreign currency translation adjustments. SFAS No. 130 is required to be adopted in 1998.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). This Statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their product and services, the geographic areas in which they operate, and their major customers. Upon adoption of this pronouncement, additional disclosures will be required

                 INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND
                 INTERNATIONAL INFORMATIONAL TECHNOLOGY IIT, CA

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

   SIX MONTHS ENDED JUNE 30, 1998 AND YEARS ENDED DECEMBER 31, 1997 AND 1996

  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (CONTINUED) by the Company. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. The impact of the adoption of SFAS No. 131 in 1998 has not been determined.

2. LEASES

    The Companies entered into various capital leases for computer equipment during 1997. Computer equipment under capital lease obligations were acquired for approximately $44,000. Depreciation expense for the year ended December 31, 1997 was $6,000.

    Future lease payments under capital and operating leases are summarized as follows:

                                                                 CAPITAL
                                                                 LEASES      OPERATING LEASES
                                                              -------------  ----------------
1998........................................................    $  25,118       $   31,936
1999........................................................       13,503            3,111
2000........................................................        5,844            2,592
                                                              -------------        -------
  Total minimum lease payments..............................       44,465       $   37,639
                                                                                   -------
                                                                                   -------
Less amounts representing interest..........................       10,282
                                                              -------------
Present value of minimum lease payments (including current
  portion of $18,230).......................................    $  34,183
                                                              -------------
                                                              -------------

Rent expense was $17,000, $32,000 and $17,000 for the six months ended June 30, 1998 and for the year ended December 31, 1997 and 1996, respectively.

Capital leases have effective interest rates which range primarily from 6% to 25%.

3. ACCRUED EXPENSES

    Accrued expenses are comprised of the following

                                                              DECEMBER 31,
                                                         ----------------------    JUNE 30,
                                                            1996        1997         1998
                                                         ----------  ----------  -------------
Accrued bonuses, payroll and payroll taxes.............  $   60,000  $  287,120   $   784,688
Accrued consulting.....................................      --          67,965       --
Accrued expenses.......................................      --          11,600       --
                                                         ----------  ----------  -------------
  Total accrued expenses...............................  $   60,000  $  366,685   $   784,688
                                                         ----------  ----------  -------------
                                                         ----------  ----------  -------------

4. EMPLOYEE BENEFIT PLAN

    The Company has established a defined contribution benefit plan effective January 1, 1998. The plan covers substantially all employees of the Company who are 21 years of age or older. Participants may contribute up to 15% of their annual compensation to the plan, and the Company matches up to 3% of annual compensation.

                 INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND
                 INTERNATIONAL INFORMATIONAL TECHNOLOGY IIT, CA

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

   SIX MONTHS ENDED JUNE 30, 1998 AND YEARS ENDED DECEMBER 31, 1997 AND 1996

  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

5. NOTE PAYABLE

    The note payable is due to a financing organization, and requires monthly installments of $552, including interest at 9.90%. The note is secured by a vehicle and is personally guaranteed by a stockholder.

6. INCOME TAXES

    Deferred income tax assets and liabilities are determined based upon differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rate and laws that will be in effect when the differences are expected to reverse.

    The components of the income tax provision are as follows:

                                                     YEARS ENDED DECEMBER
                                                              31            SIX MONTHS
                                                     --------------------      ENDED
                                                       1996       1997     JUNE 30, 1998
                                                     ---------  ---------  -------------
Current............................................  $  --      $  18,124
Deferred...........................................     14,832     44,364
                                                     ---------  ---------  -------------
  Total............................................  $  14,832  $  62,488
                                                     ---------  ---------  -------------
                                                     ---------  ---------  -------------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Companies' net deferred income taxes are as follows:

                                                  YEARS ENDED DECEMBER 31
                                                  -----------------------
                                                     1996        1997
                                                  ----------  -----------
Deferred tax assets:
  Payroll accrual...............................  $   23,964  $    71,734
  Bonus accrual.................................      --           30,934
  Other accruals................................       5,239       40,537
  Contributions.................................          40      --
  Net operating loss carryforward...............      11,871      --
                                                  ----------  -----------
                                                      41,114      143,205
Deferred tax liabilities
  Depreciation..................................      (9,103)      (9,570)
  State tax.....................................        (319)        (627)
  Accounts receivable...........................     (90,065)    (235,744)
                                                  ----------  -----------
                                                     (99,487)    (245,941)
                                                  ----------  -----------
    Total net deferred tax......................  $  (58,373) $  (102,736)
                                                  ----------  -----------
                                                  ----------  -----------

    A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined

                 INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND
                 INTERNATIONAL INFORMATIONAL TECHNOLOGY IIT, CA

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

   SIX MONTHS ENDED JUNE 30, 1998 AND YEARS ENDED DECEMBER 31, 1997 AND 1996

  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

6. INCOME TAXES (CONTINUED)
that no valuation allowance at December 31, 1997 is necessary to reduce the deferred tax assets related to the U.S. operations to the amount that will more likely than not be realized.

    The Foreign Affiliate has experienced net operating losses in the amount of $82,000 and $28,000 for the year ended December 31, 1997 and for the period from March 6, 1996 (inception) through December 31, 1996, respectively. These net operating losses result in deferred tax assets of approximately $23,000 at December 31, 1997 and $5,000 at December 31, 1996. Net operating losses of $28,000 will expire in 1999 and $82,000 will expire in 2000. Management has determined that it is more likely than not that these net operating losses will not be utilized, and therefore has determined that a full valuation allowance of $23,000 and $5,000 is needed at December 31, 1997 and December 31,1996, respectively.

7. GEOGRAPHIC SEGMENT INFORMATION

    The Companies are engaged in one business segment. This segment includes providing internet consulting, integration, and support services principally to commercial companies located throughout the United States and South America. The following table presents information regarding geographic segments for 1997 and 1996. There were no service transfers between the United States and South America. Operating profit is total service revenue less cost of service revenue, general and administrative expenses, sales and marketing and depreciation.

                                                                             UNITED
                                                                             STATES     SOUTH AMERICA     TOTAL
                                                                          ------------  -------------  ------------
Consulting revenue:
                                                                    1997   $2,664,214    $   147,797   $  2,812,011
                                                                    1996      743,687          3,336        747,023
Depreciation:
                                                                    1997   $   26,919    $     3,334   $     30,253
                                                                    1996       12,720            836         13,556
Operating profit:
                                                                    1997   $  158,280    $   (98,838)  $     59,442
                                                                    1996       39,481        (29,617)         9,864
Other expense:
                                                                    1997   $   (4,782)        (4,195)  $     (8,977)
                                                                    1996   $   (2,345)          (572)  $     (2,917)
Identifiable assets:
                                                                    1997   $  878,732    $    76,361   $    769,063
                                                                    1996      279,616         68,247        347,863

8. IMPACT OF YEAR 2000 (UNAUDITED)

    Some older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing

                 INTERNATIONAL INFORMATION TECHNOLOGY, INC. AND
                 INTERNATIONAL INFORMATIONAL TECHNOLOGY IIT, CA

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

   SIX MONTHS ENDED JUNE 30, 1998 AND YEARS ENDED DECEMBER 31, 1997 AND 1996

  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

8. IMPACT OF YEAR 2000 (UNAUDITED) (CONTINUED) disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    The Companies are assessing the modifications or replacement of its software that may be necessary for its computer systems to function properly with respect to the dates in the year 2000 and thereafter. The Companies do not believe that the cost of either modifying existing software or converting to new software will be significant or that the year 2000 issue will pose significant operational problems for its computer systems.

9. SUBSEQUENT EVENTS

    On February 25, 1998, the stockholders, together with other Company management, formed I.I.T. Holding, Inc. The stockholders contributed 100% of the common stock of the Companies for 52% of I.I.T. Holding.

    On August 28, 1998, the stockholders of I.I.T. Holding entered into an agreement to exchange 100% of their outstanding shares in I.I.T. Holding for cash and warrants of the acquiring entity on September 8, 1998.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

    The following Unaudited Pro Forma Consolidated Statement of Operations is based on the historical consolidated financial statements of the Company and the historical financial statements of ACR and IIT during the periods presented, adjusted to give effect to those acquisitions.

    The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 gives effect to the acquisitions as if they had occurred as of January 1, 1998. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

    The Pro Forma Consolidated Statement of Operations does not purport to represent what the Company's results of operations would actually have been had the acquisitions in fact occurred on such dates or to project the Company's results of operations for any future date or period. The Pro Forma Consolidated Statement of Operations should be read in conjunction with the consolidated financial statements of the Company, ACR and IIT, and the related Notes thereto, included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    IIT was purchased in September 1998 and ACR was purchased in October 1998 and have been accounted for under the purchase method of accounting. The total purchase price for each of the acquisitions has been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon their fair values with the remainder allocated to goodwill.

                            USINTERNETWORKING, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              HISTORICAL      PRO FORMA      PRO FORMA
                                              USI(1)       ACR        IIT        TOTAL     ADJUSTMENTS(2)   CONSOLIDATED
                                             ---------  ---------  ---------  -----------  ---------------  ------------
Revenues...................................  $     119  $   7,489  $   6,900     $14,508      $    (570)(a)     $13,938
                                             ---------  ---------  ---------  -----------  ---------------  ------------
Expenses:
  Cost of sales and services...............      4,158      4,868      3,470      12,496         --              12,496
  Selling, general and administrative
    expenses...............................     26,466      2,172      2,610      31,248          2,122(b)       33,370
                                             ---------  ---------  ---------  -----------  ---------------  ------------
  Operating income (loss)..................    (30,505)       449        820     (29,236)       ((2,692)        (31,928)
  Interest expense.........................      2,675         24          6       2,705         --               2,705
  Interest income..........................       (365)    --         --            (365)        --                (365)
                                             ---------  ---------  ---------  -----------  ---------------  ------------
Income (loss) before income taxes..........    (32,815)       425        814     (31,576)        (2,692)        (34,268)
Provision (benefit) for income taxes.......     --             14        116         130           (130)(c)      --
                                             ---------  ---------  ---------  -----------  ---------------  ------------
Net (loss) income..........................  $ (32,815) $     411  $     698   $ (31,706)     $  (2,562)     $  (34,268)
                                             ---------  ---------  ---------  -----------  ---------------  ------------
                                             ---------  ---------  ---------  -----------  ---------------  ------------
Basic and diluted loss per common share
  attributable to common stockholders
  (3)......................................                                                                  $    (0.46)
                                                                                                            ------------

------------------------

(1) For the period from inception, January 14, 1998, to December 31, 1998.

(2) Pro forma adjustments to the unaudited consolidated statement of operations for the twelve months ended December 31, 1998 are made to reflect the following:

    (a) To record the elimination of intercompany revenue.

    (b) To record amortization of goodwill related to the acquisitions over the estimated useful life of 15 years as well as the elimination of intercompany expenses.

    (c) The Company, after considering the pro forma effects of the acquisitions, has a pro forma net loss of $34,268. The tax benefits of such loss are offset by a valuation allowance based on uncertainties surrounding the realization of the income tax benefit.

(3) Assumes conversion of all Series A and Series B preferred stock, in connection with the offering. See Note 3 to the 1998 consolidated financial statements.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market Listing Fee.

SEC Registration Fee......................................................  $  23,978
NASD Filing Fee...........................................................      9,125
Nasdaq National Market Listing Fee........................................      *
Transfer Agent Fees.......................................................      *
Accounting Fees and Expenses..............................................      *
Legal Fees and Expenses...................................................      *
Printing and Mailing Expenses.............................................      *
Miscellaneous.............................................................      *
                                                                            ---------
    Total.................................................................  $   *

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

    Our Certificate provides that one of our officers or directors will not be personally liable to us or our stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The Certificate also generally provides that we will indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification from us if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

    Our Bylaws provide that we will indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was our director or officer, and may indemnify any of our employees or agents in those circumstances, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to our best interests or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any of our directors, officers, employees or agents to the extent the person succeeded, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

    The Underwriting Agreement to be filed as Exhibit 1.1 to the Registration Statement provides for indemnification by the Underwriters of USI and its directors and certain officers, and by USI of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding all securities sold and employee stock options granted by the Registrant since January 14, 1998. Further included is the consideration, if any, received by the Registrant for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. Except as described below, no sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

1. At various times during the period from January 1998 through January 5, 1999, we have granted to employees and directors options to purchase an aggregate of 13,458,000 shares of Common Stock with an exercise price of $0.33. The issuance of these securities were not registered under the Securities Act in reliance upon Rule 701 of the rules promulgated under the Securities Act.

2. On February 13, 1998, we issued 100 shares of Common Stock to Christopher R. McCleary.

3.  On May 28, 1998, we issued 15,750,000 shares of Common Stock to Christopher
    R. McCleary, Stephen E. McManus, Andrew A. Stern and Christopher Poelma at par value. The purchase price for the Common Stock was paid with cash and notes payable to the Company.

4. On May 28, 1998, we issued 38,333.33 shares of Series A Preferred Stock for an aggregate purchase price of $23 million to the Initial Series A Investors. The purchase price for such shares was paid in cash at the time of the issuance. We simultaneously issued 1,666.67 shares of Series A Preferred Stock for an aggregate purchase price of $1 million to Christopher
    R. McCleary. The purchase price for such shares was paid by the forgiveness by Mr. McCleary of $1 million of debt that we owed him.

5. On June 22, 1998, we issued 5,000 shares of Series A Preferred Stock for an aggregate purchase price of $3 million to certain of the Initial Series A Purchasers. We simultaneously issued 1,166.67 shares of Series A Preferred Stock for a purchase price of $700,002 to USI Partners. The purchase price for such shares was paid in cash at the time of issuance.

6. On July 2, 1998, we issued 5,833.33 shares of Series A Preferred Stock for $3.5 million to US West. The purchase price for such shares was paid in cash at the time of issuance.

7. On July 30, 1998, we issued 3,000 shares of Series A Preferred Stock for an aggregate purchase price of $1.6 million to the purchasers represented by Account Management Corporation. The purchase price for such shares was paid in cash at the time of issuance.

8. On September 8, 1998, we issued convertible promissory notes in the aggregate amount of $9,095,000, together with warrants to purchase 7,795,722 shares of Common Stock for $.01 per share, to certain of the existing holders of the Series A Preferred Stock. The purchase price for such notes and warrants was paid in cash at the time of issuance.

9. On December 16, 1998, we issued convertible promissory notes in the aggregate amount of $8 million to certain of the existing holders of the Series A Preferred Stock. The purchase price for such notes was paid in cash at the time of issuance.

10. On December 29, 1998, we issued convertible promissory notes in the amount of $5 million to US West. The purchase price for such notes was paid in cash at the time of issuance.

11. On December 31, 1998, we issued 59,278.56 shares of Series B Preferred Stock for an aggregate purchase price of $62,242,500 to certain holders of the convertible promissory notes described above certain holders of Series A Preferred Stock a number of new investors. The purchase price for such shares was paid in cash and/or by conversion of certain outstanding convertible promissory notes at the time of issuance.

    All of the shares of preferred stock described in paragraphs 3 through 11 above are being exchanged for shares of Common Stock prior to completion of this offering. The issuances of the securities above were made in reliance on on or more exemptions from registration under the Securities Act, including those provided by Section 4(2) and Rule 701 thereunder. The purchasers of these securities represented that they had adequate access, through their employment with us or otherwise, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

 EXHIBIT
   NO.                                                    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    1.1*   Form of Underwriting Agreement.
    3.1    Amended and Restated Certificate of Incorporation of the Registrant.
    3.2*   Form of Second Restated Certificate of Incorporation of the Registrant.
    3.3    By-Laws of the Registrant.
    4.1*   Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant.
    5.1*   Opinion of Latham & Watkins with respect to the validity of the securities being offered.
   10.1*   Stock Purchase Agreement between USI and certain other parties thereto dated May 13, 1998
   10.2*   Stock Purchase Agreement between USI and certain other parties thereto dated June 18, 1998
   10.3*   Stock Purchase Agreement between USI and U S WEST Communications, Inc. dated June 19, 1998
   10.4*   Stock Purchase Agreement Between USI and certain other parties thereto dated June 19, 1998
   10.5*   Stock Purchase Agreement between USI and certain other parties thereto dated December 31, 1998
   10.6*   Stock Purchase Agreement between USI and Chris Horgen dated June 19, 1998
   10.7*   Stock Purchase Agreement by and among USI, IIT Holding, Inc., Luis Sebastian Alegrett, Michael Mai,
           Carlos E. Bravo, and Vicente Perez de Tudela dated August 28, 1998
   10.8*   Amended and Restated Stock Purchase Agreement by and among USI, Advanced Communication Resources, Inc.,
           Mathew D. Kanter, The Benjamin Kanter 1997 QSST Trust, The Ronald Kanter 1997 QSST Trust and David S.
           Walden dated October 2, 1998.
   10.9*   Amended and Restated Stockholders Agreement between USI and certain other parties thereto dated December
           31, 1998
   10.10*  Employment Agreement between USI and Christopher McCleary dated May 29, 1998
   10.11*  Employment Agreement between USI and Stephen McManus dated June 2, 1998
   10.12*  Employment Agreement between USI and Andrew Stern dated July 27, 1998
   10.13*  Employment Agreement between USI and Jeffrey L. McKnight dated December 15, 1998
   10.14*  Outsource Alliance Agreement between USI and PeopleSoft dated September 28, 1998
   10.15*  Software License Agreement between USI and Siebel dated December 23, 1998
   10.16*  Software License Agreement between USI and Sagent dated June 25, 1998
   10.17*  Software License and Service Agreement between USI and Broadvision dated July 22, 1998
   10.18*  Note Purchase Agreement by and among USI and certain other parties thereto dated September 8, 1998
   10.19*  Note Purchase Agreement between USI and U S WEST Communications, Inc., dated December 29, 1998
   10.20*  Note Purchase Agreement by and among USI and certain other parties thereto dated December 24, 1998
   10.21*  Note Purchase Agreement between USI and certain other parties thereto, dated December 16, 1998
   21.1    Subsidiaries of the Registrant
   23.1    Consent of Mahoney Cohen & Company, P.C.
   23.2    Consent of Bassan & Associates S.C.
   23.3    Consent of Ernst & Young LLP
   24.1    Power of Attorney (included on signature page)
   27.1    Financial Data Schedule
   99.1    Report of Independent Auditors

------------------------

    * To be filed by amendment.

    (b) Schedules

    All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Articles of Incorporation, as amended, and By-Laws, as amended, of the Registrant and the laws of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, USINTERNETWORKING, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ANNAPOLIS, MARYLAND ON JANUARY 15, 1999.

                                USINTERNETWORKING, INC.

                                By:  /s/ CHRISTOPHER R. MCCLEARY
                                     -----------------------------------------
                                     Christopher R. McCleary
                                     CHAIRMAN OF THE BOARD AND CHIEF
                                     EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Christopher R. McCleary, Andrew A. Stern and William T. Price, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments thereto (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                                           TITLE                                   DATE
---------------------------------------------  --------------------------------------  ----------------------
/s/ CHRISTOPHER R. MCCLEARY                    Chairman of the Board and Chief
------------------------------------             Executive Officer                        January 15, 1999
Christopher R. McCleary                          (Principal Executive Officer)

/s/ STEPHEN E. MCMANUS
------------------------------------           President and Director                     January 15, 1999
Stephen E. McManus

/s/ ANDREW A. STERN                            Executive Vice President and Chief
------------------------------------             Financial Officer (Principal             January 15, 1999
Andrew A. Stern                                  Financial and Accounting Officer)

/s/ R. DEAN MEISZER
------------------------------------           Director                                   January 15, 1999
R. Dean Meiszer

/s/ BENJAMIN DIESBACH
------------------------------------           Director                                   January 15, 1999
Benjamin Diesbach

NAME                                           TITLE                                   DATE
---------------------------------------------  --------------------------------------  ----------------------
/s/ RAY A. ROTHROCK
------------------------------------           Director                                   January 15, 1999
Ray A. Rothrock

/s/ FRANK A. ADAMS
------------------------------------           Director                                   January 15, 1999
Frank A. Adams

/s/ WILLIAM F. EARTHMAN
------------------------------------           Director                                   January 15, 1999
William F. Earthman

------------------------------------           Director                                   January 15, 1999
John H. Wyant

------------------------------------           Director                                   January 15, 1999
Joseph R. Zell

/s/ MICHAEL C. BROOKS
------------------------------------           Director                                   January 15, 1999
Michael C. Brooks

/s/ DAVID J. POULIN
------------------------------------           Director                                   January 15, 1999
David J. Poulin

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                                    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    1.1*   Form of Underwriting Agreement
    3.1    Amended and Restated Certificate of Incorporation of the Registrant
    3.2*   Form of Second Restated Certificate of Incorporation of the Registrant
    3.3    By-Laws of the Registrant
    4.1*   Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant
    5.1*   Opinion of Latham & Watkins with respect to the validity of the securities being offered.
   10.1*   Stock Purchase Agreement between USI and certain other parties thereto dated May 13, 1998
   10.2*   Stock Purchase Agreement between USI and certain other parties thereto dated June 18, 1998
   10.3*   Stock Purchase Agreement between USI and U S WEST Communications, Inc. dated June 19, 1998
   10.4*   Stock Purchase Agreement Between USI and certain other parties thereto dated June 19, 1998
   10.5*   Stock Purchase Agreement between USI and certain other parties thereto dated December 31, 1998
   10.6*   Stock Purchase Agreement between USI and Chris Horgen dated June 19, 1998
   10.7*   Stock Purchase Agreement by and among USI, IIT Holding, Inc., Luis Sebastian Alegrett, Michael Mai,
           Carlos E. Bravo, and Vicente Perez de Tudela dated August 28, 1998
   10.8*   Amended and Restated Stock Purchase Agreement by and among USI, Advanced Communication Resources, Inc.,
           Matthew D. Kanter, The Benjamin Kanter 1997 QSST Trust, The Ronald Kanter 1997 QSST Trust and David S.
           Walden dated October 2, 1998
   10.9*   Amended and Restated Stockholders Agreement between USI and certain other parties thereto dated December
           31, 1998
   10.10*  Employment Agreement between USI and Christopher McCleary dated May 29, 1998
   10.11*  Employment Agreement between USI and Stephen McManus dated June 2, 1998
   10.12*  Employment Agreement between USI and Andrew Stern dated July 27, 1998
   10.13*  Employment Agreement between USI and Jeffrey L. McKnight dated December 15, 1998
   10.14*  Outsource Alliance Agreement between USI and PeopleSoft dated September 28, 1998
   10.15*  Software License Agreement between USI and Siebel dated December 23, 1998
   10.16*  Software License Agreement between USI and Sagent dated June 25, 1998
   10.17*  Software License and Service Agreement between USI and Broadvision dated July 22, 1998
   10.18*  Note Purchase Agreement by and among USI and certain other parties thereto dated September 8, 1998
   10.19*  Note Purchase Agreement between USI and U S WEST Communications, Inc. dated December 29, 1998
   10.20*  Note Purchase Agreement by and among USI and certain other parties thereto dated December 24, 1998
   10.21*  Note Purchase Agreement between USI and certain other parties thereto dated December 16, 1998
   21.1    Subsidiaries of the Registrant
   23.1    Consent of Mahoney Cohen & Company, P.C.
   23.2    Consent of Bassan & Associates S.C.
   23.3    Consent of Ernst & Young LLP
   24.1    Power of Attorney (included on signature page)
   27.1    Financial Data Schedule
   99.1    Report of Independent Auditors

------------------------

    * To be filed by amendment.